WACHOVIA CORPORATION AND SUBSIDIARIES

SECOND QUARTER 2002

MANAGEMENT'S ANALYSIS OF OPERATIONS
QUARTERLY FINANCIAL SUPPLEMENT
SIX MONTHS ENDED JUNE 30, 2002

                                                                 [WACHOVIA LOGO]

WACHOVIA CORPORATION AND SUBSIDIARIES
QUARTERLY FINANCIAL SUPPLEMENT
SIX MONTHS ENDED JUNE 30, 2002
TABLE OF CONTENTS

                                                                                                           PAGE
                                                                                                           ----
Financial Highlights                                                                                          1

Management's Discussion and Analysis                                                                          2

Selected Statistical Data                                                                                    26

Summaries of Income, Per Common Share and Balance Sheet Data                                                 27

Merger-Related and Restructuring Charges                                                                     28

Business Segments                                                                                            29

Fee and Other Income - Corporate and Investment Bank                                                         45

Selected Ratios                                                                                              45

Securities                                                                                                   46

Loans - On-Balance Sheet, and Managed and Servicing Portfolios                                               47

Loans Held for Sale                                                                                          48

Allowance for Loan Losses and Nonperforming Assets                                                           49

Nonaccrual Loan Activity                                                                                     50

Goodwill and Other Intangible Assets                                                                         51

Deposits                                                                                                     52

Time Deposits in Amounts of $100,000 or More                                                                 52

Long-Term Debt                                                                                               53

Changes in Stockholders' Equity                                                                              54

Capital Ratios                                                                                               55

Risk Management Derivative Financial Instruments                                                             56

Risk Management Derivative Financial Instruments - Expected Maturities                                       58

Risk Management Derivative Financial Instruments Activity                                                    59

Net Interest Income Summaries - Five Quarters Ended June 30, 2002                                            60

Net Interest Income Summaries - Six Months Ended June 30, 2002 and 2001                                      62

Consolidated Condensed Statement of Income - Three and Six Months Ended June 30, 2002                        63

Consolidated Statements of Operating Earnings -  Five Quarters Ended June 30, 2002                           64

Consolidated Statements of Operating Earnings -  Six Months Ended June 30, 2002 and 2001                     65

Consolidated Balance Sheets - Five Quarters Ended June 30, 2002                                              66

Consolidated Statements of Income (Loss) -  Five Quarters Ended June 30, 2002                                67

Consolidated Statements of Income -  Six Months Ended June 30, 2002 and 2001                                 68

Consolidated Statements of Cash Flows - Six Months Ended June 30, 2002 and 2001                              69

FINANCIAL HIGHLIGHTS

                                                            Three Months Ended                        Six Months Ended
                                                                      June 30,                                June 30,
                                                      ------------------------      Percent   ------------------------      Percent
                                                                                   Increase                                Increase
(Dollars in millions, except per share data)               2002           2001   (Decrease)        2002           2001   (Decrease)
                                                      ---------       --------   ----------   ---------       --------   ----------
OPERATING EARNINGS
OPERATING EARNINGS
Net interest income (Tax-equivalent)                  $   2,515          1,742       44%      $   4,992          3,476        44%
Fee and other income                                      2,110          1,629       30           4,137          3,175        30
                                                      ---------       --------                ---------       --------
Total revenue (Tax-equivalent)                            4,625          3,371       37           9,129          6,651        37
Provision for loan losses                                   397            223       78             736            442        67
Noninterest expense                                       2,764          2,169       27           5,541          4,307        29
Income taxes (Tax-equivalent)                               507            330       54             987            643        53
                                                      ---------       --------                ---------       --------
Income before net merger-related, restructuring
  and other charges (Operating earnings)                    957            649       47           1,865          1,259        48
After-tax net merger-related, restructuring
  and other charges                                         (89)           (16)      --             (84)           (42)       --
                                                      ---------       --------                ---------       --------
Net income                                                  868            633       37           1,781          1,217        46
Dividends on preferred stock                                  6             --       --              12             --        --
                                                      ---------       --------                ---------       --------
Net income available to common
  stockholders (As reported)                          $     862            633       36%      $   1,769          1,217        45%
                                                      =========       ========      ===       =========       ========        ==
DILUTED EARNINGS PER COMMON SHARE
Net income                                            $    0.63           0.64       (2)%     $    1.29           1.23         5%
                                                      =========       ========      ===       =========       ========        ==
PROFITABILITY (OPERATING EARNINGS)
Return on average common stockholders' equity             12.89%         16.19       --           12.79%         15.92        --
Net interest margin                                        3.96           3.41       --            3.93           3.42        --
Fee and other income as % of total revenue                45.63          48.32       --           45.32          47.74        --
Overhead efficiency ratio                                 59.77          64.34       --           60.70          64.76        --
Effective income tax rate                                 32.10%         31.54       --           32.10%         31.54        --
                                                      =========       ========      ===       =========       ========        ==
CASH OPERATING EARNINGS
Net income                                            $   1,060            723       47%      $   2,076          1,407        48%
Return on average tangible common
  stockholders' equity                                    24.96%         23.35       --           25.12%         23.14        --
Return on average common stockholders' equity             14.29          18.04       --           14.24          17.78        --
Overhead efficiency ratio                                 56.30%         62.06       --           57.10%         62.43        --
Operating leverage                                    $     125             59       --%       $     --             --        --%
                                                      =========       ========      ===       =========       ========        ==
PERIOD-END BALANCE SHEET DATA
Securities                                            $  60,999         48,055       27%      $  60,999         48,055        27%
Loans, net                                              158,800        122,492       30         158,800        122,492        30
Total assets                                            324,673        245,941       32         324,673        245,941        32
Total deposits                                          180,663        138,567       30         180,663        138,567        30
Long-term debt                                           37,931         36,060        5          37,931         36,060         5
Stockholders' equity                                  $  30,372         16,144       88%      $  30,372         16,144        88%
                                                      =========       ========      ===       =========       ========        ==
CAPITAL ADEQUACY
Tier I capital ratio                                       7.83%          7.37       --            7.83%          7.37        --
Total capital ratio                                       11.89          11.45       --           11.89          11.45        --
Leverage ratio                                             6.75%          6.00       --            6.75%          6.00        --
                                                      =========       ========      ===       =========       ========        ==
ASSET QUALITY
Allowance as % of loans, net                               1.86%          1.44       --            1.86%          1.44        --
Allowance as % of nonperforming assets                      150            133       --             150            133        --
Net charge-offs as % of average loans, net                 0.97           0.52       --            0.90           0.53        --
Nonperforming assets as % of loans, net,
  foreclosed properties and loans held for sale            1.24%          1.23       --            1.24%          1.23        --
                                                      =========       ========      ===       =========       ========        ==
OTHER DATA
Employees                                                82,686         67,420       23%         82,686         67,420        23%
Financial centers                                         3,347          2,690       24           3,347          2,690        24
ATMs                                                      4,617          3,419       35           4,617          3,419        35
Common shares outstanding (In millions)                   1,371            979       40           1,371            979        40
Common stock price                                    $   38.18          34.94        9       $   38.18          34.94         9
Book value per common share                           $   22.15          16.49       34       $   22.15          16.49        34
Common stock price to book value                            172%           212       --             172%           212        --
Market capitalization                                 $  52,347         34,213       53       $  52,347         34,213        53
Dividends paid per common share                       $    0.24           0.24       --%      $    0.48           0.48        --%
                                                      =========       ========      ===       =========       ========        ==

                                                                (WACHOVIA LOGO)

         The following discussion and other portions of this Quarterly Report contain various forward-looking statements. Please refer to our 2002 Second Quarter Report on Form 10-Q for a discussion of various factors that could cause our actual results to differ materially from those expressed in such forward-looking statements. In addition, please refer to our 2001 Annual Report on Form 10-K for further information related to our accounting policies, off-balance sheet profile, and risk governance and administration.


MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

         Wachovia's results in 2002 reflect the merger of First Union and the former Wachovia, which closed on September 1, 2001. Because this merger was accounted for under the purchase method of accounting, periods before September 1, 2001, have not been restated. Therefore, combined results are presented only from September 1, 2001, and results for the three months and six months ended June 30, 2001, include only First Union.

SUMMARY OPERATING RESULTS

                                                        Three Months Ended             Six Months Ended
                                                                  June 30,                     June 30,
                                                     ---------------------          --------------------
(In millions, except per share data)                  2002            2001           2002           2001
                                                     ------          -----          -----          -----
OPERATING EARNINGS
Net interest income (a)                              $2,515          1,742          4,992          3,476
Fee and other income                                  2,110          1,629          4,137          3,175
                                                     ------          -----          -----          -----

  Total revenue (a)                                   4,625          3,371          9,129          6,651
Provision for loan losses                               397            223            736            442
Noninterest expense, excluding goodwill
  and other intangible amortization                   2,603          2,092          5,212          4,152
Goodwill and other intangible amortization              161             77            329            155
Income taxes (a)                                        507            330            987            643
                                                     ------          -----          -----          -----
Net operating earnings                               $  957            649          1,865          1,259
                                                     ------          -----          -----          -----
Net cash operating earnings (b)                      $1,060            723          2,076          1,407
Net income available to common stockholders             862            633          1,769          1,217
PER DILUTED COMMON SHARE
Net income                                           $ 0.63           0.64           1.29           1.23
RATIOS
Operating return on average common equity             12.89%         16.19          12.79          15.92
Cash operating return on average
  tangible common stockholders' equity (b)            24.96%         23.35          25.12          23.14
                                                     ------          -----          -----          -----

(a)      Tax-equivalent

(b) Cash operating earnings are reported net income excluding after-tax net merger-related, restructuring and other charges and exclude deposit base intangible, goodwill and other intangible amortization.

SUMMARY OF RESULTS OF OPERATIONS Wachovia reported net income available to common stockholders of $1.8 billion, or $1.29 per share, in the first six months of 2002, compared with $1.2 billion, or $1.23, in the first six months of 2001. Operating earnings were $1.9 billion in the first six months of 2002 compared with $1.3 billion in the first six months of 2001. Operating earnings exclude $84 million, or 6 cents per share, of after-tax net merger-related and restructuring charges in the first six months of 2002, and $42 million, or 5 cents, in after-tax net merger-related, restructuring and other charges in the first six months of 2001. Cash operating earnings, which exclude deposit base intangible, goodwill and other intangible amortization as well as the net merger-related, restructuring and other charges, were $2.1 billion in the first six months of 2002 compared with $1.4 billion in the first six months of 2001. See Merger-Related and Restructuring Charges for further information.

 Second quarter 2002 net income available to common stockholders was $862 million, or 63 cents per share, and in the second quarter of 2001, $633 million, or 64 cents. Operating earnings, which exclude after-tax net merger-related, restructuring and other charges of $89 million, or 6 cents per share, in 2002 and $16 million, or 2 cents, in 2001, were $957 million in the second quarter of 2002 and $649 million in the second quarter of 2001. Cash operating earnings were $1.1 billion in the second quarter of 2002 and $723 million in the second quarter of 2001.

         Total tax-equivalent revenue of $9.1 billion in the first six months of 2002 rose $2.4 billion from the first six months of 2001, driven primarily by a $1.5 billion increase in net interest income largely due to additional earning assets from the former Wachovia, wider spreads resulting from declines in interest rates, growth in low-cost core deposits and declines in higher-cost deposit products such as certificates of deposit and other time deposits. Fee and other income of $4.1 billion in the first six months of 2002 reflected a $933 million increase from the first six months of 2001, largely due to the addition of the former Wachovia. Otherwise, a weak economic environment dampened growth in market-related revenue, such as brokerage, asset management, and advisory, underwriting and other investment banking fees. In addition fee and other income in the first six months of 2002 included net securities gains of $52 million taken to offset the impact of credit actions, compared with net securities losses of $16 million in the first six months of 2001.

         Noninterest expense was $5.7 billion in the first six months of 2002, an increase of 29 percent from the first half of 2001. The increase primarily reflected the addition of expenses from the former Wachovia, as well as amortization of intangibles recorded in connection with the merger. The increase was partially offset by expense efficiencies resulting from merger integration, expense control initiatives and the elimination of goodwill amortization in 2002. Goodwill and other intangible amortization expense amounted to $329 million in the first six months of 2002 and $155 million in the first six months of 2001.

         The provision for loan losses increased $294 million from the first six months of 2001 to $736 million in the first six months of 2002, reflecting a larger loan portfolio as a result of the merger, as well as a weak economic environment. Net charge-offs were $699 million, or 0.90 percent of average net loans, in the first six months of 2002 and $316 million, or 0.53 percent, in the first six months of 2001. The increase was largely due to continued deterioration in the telecommunications sector and Argentine credits. Nonperforming assets, including those in loans held for sale, increased $128 million from December 31, 2001, to $2.1 billion at June 30, 2002. The increase was primarily driven by continued deterioration in the telecommunications sector. As a percentage of net loans, foreclosed properties and loans held for sale, nonperforming assets were 1.24 percent at June 30, 2002, and 1.13 percent at December 31, 2001.

         Improvement in key measures underscored progress in meeting financial performance objectives. A strengthened balance sheet led to an improved tier 1 capital ratio of 7.83 percent at June 30, 2002, an increase of 79 basis points from December 31, 2001. On a cash operating basis, the overhead efficiency ratio improved from 62.4 percent in the first six months of 2001 to 57.1 percent in the first six months of this year, reflecting strict cost control and merger efficiencies.

         FIRST UNION-WACHOVIA MERGER The merger of the former Wachovia and First Union closed on September 1, 2001, and the combined company adopted the name "Wachovia Corporation." The merger was accounted for under the purchase method of accounting, and accordingly, the results in 2001 include a full year of First Union and four months of the former Wachovia.

         In connection with the merger, shareholders of the former Wachovia received two First Union shares for each former Wachovia common share and were also given the right to choose either a one-time cash payment of 48 cents per common share of the former Wachovia or two shares of a new class of preferred shares, which pays dividends equal to the difference between the last dividend paid by the former Wachovia of 30 cents per share and the common stock dividend declared by the combined company. This dividend will cease once Wachovia's total dividends paid to common stockholders for four consecutive quarters equal at least $1.20 per common share. More information is in the Stockholders' Equity section.

         The merger integration is progressing well and much has already been achieved. By the end of the second quarter of 2002:

-        More than 40 percent of systems-related activities had been completed.
         This included the successful conversions of the brokerage system, affecting 600,000 client accounts; the personal trust system, affecting 23,000 clients; the mutual fund platform, involving 22 funds and $7.5 billion in assets from the former Wachovia; and 90 percent of investment banking systems, affecting 16,000 customer accounts and more than 50,000 transactions.

- Nearly 675,000 hours out of 1.5 million hours of planned product and system training was conducted.

- More than 60 new series 6 representatives were licensed in the legacy Wachovia branch system, for a year-to-date total of 300 new registered representatives.

- Customer satisfaction scores reached record levels, and voluntary employee attrition remained a low 13.7 percent year-to-date, compared with 18.4 percent in 2001.

- Expense efficiencies amounting to $167 million across all segments were achieved in the second quarter and, combined with $150 million achieved in the first quarter, represented 36 percent of the annual goal of $890 million in 2004.

         The June 30, 2002, consolidated balance sheet includes the assets and liabilities of the former Wachovia, which were recorded at their respective fair values as of September 1, 2001. Certain fair values that have been recorded are subject to refinement as information relative to the fair values as of September 1, 2001, becomes available and as plans relative to the disposition of certain assets are finalized. Based on the former Wachovia ending tangible assets of $70 billion, liabilities of $64 billion and tangible equity of $5.5 billion, an aggregate purchase price of $13.0 billion and net purchase accounting adjustments of $2.1 billion, the merger resulted in total intangible assets of $9.6 billion. Of the $9.6 billion, $1.9 billion was assigned to deposit base intangible and $340 million was assigned to other intangibles, primarily related to the customer relationships and trade name of the former Wachovia. Under new accounting standards that were effective on July 1, 2001, the $7.3 billion of goodwill recorded in connection with this merger is not subject to amortization. Deposit base and customer relationship intangibles are being amortized using accelerated methods and the trade name intangible, because of its indefinite life, is not subject to amortization. More information is in the Accounting and Regulatory Matters section.

         In the first six months of 2002, additional goodwill associated with the Wachovia merger of $111 million was recorded. We obtained additional information relative to the fair values of certain assets and liabilities of the former Wachovia that resulted in refinements to the initial estimates. Also included in these refinements was an adjustment to reflect the final disposition of the former Wachovia credit card portfolio, completed in the second quarter of 2002. These adjustments resulted in a net increase to goodwill of $46 million. Additionally, we recorded $96 million pre-tax, or $65 million after tax, of exit costs of the former Wachovia including employee termination costs and facilities-related costs net of branch sale gains.

OUTLOOK
--------------------------------------------------------------------------------

         We continue to make excellent progress in meeting our corporate objectives of quality earnings growth, improved customer service, tight expense control and a strengthened balance sheet. This performance is building solid momentum for future growth with merger integration progressing well and customer satisfaction scores continuing to improve. While the pace of economic growth in the rest of 2002 is uncertain, we expect modest revenue growth in our core banking businesses, but remain cautious in our outlook for revenue growth in certain market-sensitive businesses. We also expect flat expenses, some improvement in credit quality trends, stable margins and continued improvement in capital ratios. We continue to target a dividend payout ratio of 30 percent to 35 percent of cash operating earnings.

         In addition, in the third quarter of 2002, we will adopt the method of accounting where stock options are recorded in the income statement as an expense. We believe we are among the industry leaders in adopting this best practice in corporate governance. Because we adopted this new method of accounting for stock options after the second quarter had ended, this expense was not included in the results for the second quarter of 2002. The impact for the full year 2002 is estimated to be approximately $30 million after tax, approximately $10 million of which will be reported in the third quarter of 2002 as a year-to-date adjustment, and approximately $10 million of which will be recorded in each of the third and fourth quarters of 2002. Under our stock option plans, we issue options with a strike price equal to the market value of the underlying stock on the date they are granted and they generally vest over a three-year period. Stock option expense in future years will be higher than 2002 because those years will include amortization related to stock option awards granted in those years as well as continuing amortization related to awards granted subsequent to January 1, 2002.

      We are optimistic about the future due to strategies in place and demographic trends that favor our core businesses of the General Bank, Capital Management, Wealth Management and the Corporate and Investment Bank. The General Bank continued to build momentum with a strong increase in low-cost core deposits, record sales of consumer and small business loans and good investment sale production. Our Corporate and Investment Bank, Capital Management and Wealth Management businesses also performed well relative to trends in their respective industries in light of the challenging financial markets.

         We will continue to evaluate our operations and organizational structures to ensure they are closely aligned with our goal of maximizing performance through increased efficiency and competitiveness in our four core businesses. When consistent with our overall business strategy, we may consider the disposition of certain assets, branches, subsidiaries or lines of business. We continue to routinely explore acquisition opportunities in areas that would complement our core businesses, and frequently conduct due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities could occur.

CORPORATE RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

MERGER-RELATED AND RESTRUCTURING CHARGES We are executing a number of plans to integrate the operations of First Union and the former Wachovia. Certain costs of the merger integration, such as employee termination benefits for employees of First Union and system integration costs, are recorded as merger-related and restructuring charges in the consolidated statements of income. The merger-related and restructuring charges in the consolidated statements of income will continue to be recognized throughout our previously announced three-year integration period. Additionally, in accordance with the purchase method of accounting, certain other costs associated with the integration plans, such as employee termination benefits for employees of the former Wachovia, are treated as adjustments to goodwill. We expect to finalize all integration plans that would affect goodwill before the end of the third quarter of 2002.

         In the first six months of 2002, we recorded $135 million in net merger-related and restructuring charges. These charges consisted of $256 million primarily related to systems conversion, occupancy and equipment, advertising and employee termination costs, which were partially offset by gains of $121 million from the sale of 27 First Union branch offices. Net merger-related and restructuring charges include $7 million of incremental advertising expense specifically related to merger activity such as branch conversions. We expect these advertising charges to increase significantly as branch conversions begin to take place toward the end of 2002.

         In the first six months of 2002, we recorded a net $96 million of purchase accounting adjustments that included employee termination costs and facilities-related costs of $149 million and $53 million in gains on the sale of 10 former Wachovia branch offices.

         Total employee termination costs, including purchase accounting adjustments and merger-related and restructuring charges, were $90 million in the first six months of 2002, and included severance payments and related expenses for 2,505 employees. Of the 2,505 employees, 53 percent were from staff support areas within the Parent segment, 28 percent were from the General Bank segment, 4 percent were from the Corporate and Investment Bank segment, 7 percent were from the Capital Management segment and 8 percent were from the Wealth Management segment.

         Since the consummation of the merger on September 1, 2001, $253 million of employee termination costs have been recorded representing 3,745 employee terminations. Of the $253 million, $102 million was recorded as merger-related and restructuring charges and $151 million was recorded as purchase accounting adjustments. Through June 30, 2002, we have paid $64 million in employee termination costs recorded as restructuring charges and $73 million as purchase accounting adjustments, leaving $38 million and $78 million from the restructuring charges and purchase accounting adjustments, respectively, for future payments.

         In the first six months of 2001, we reported a net charge of $70 million in net merger-related, restructuring and other charges primarily in connection with the completion of the June 2000 strategic repositioning. The more significant items related to the strategic repositioning included $73 million in branch sale gains; $71 million in market value write-downs of certain loans held for sale; $45 million of gains related to loan sales and other recoveries from the held for sale portfolio; $166 million of noninterest expense, principally employee termination costs, professional fees, premises consolidation costs and system deconversion costs; and $73 million of net reversals of previously recorded restructuring charges principally related to finalization of estimates related to employee termination, contract cancellation and occupancy costs. Also included in the $70 million net charge were $20 million in systems integration costs related to other acquisitions, and $14 million in reversals of amounts recorded in the March 1999 restructuring charge based on finalization of employee termination costs.

         For more information related to merger-related and restructuring charges, see the Merger-Related and Restructuring Charges, Goodwill and Other Intangible Assets, and Consolidated Condensed Statement of Income tables.

AVERAGE BALANCE SHEET AND INTEREST RATES

                                                           SIX MONTHS ENDED                Six Months Ended
                                                              JUNE 30, 2002                   June 30, 2001
                                                     ----------------------          ----------------------
                                                      AVERAGE                         Average
(In millions)                                         BALANCE          RATE           Balance          Rate
                                                     --------          ----          --------          ----
Interest-bearing bank balances                       $  3,472          2.05%         $  2,179          5.04%
Federal funds sold                                     11,424          3.15             7,985          4.89
Trading account assets                                 15,480          4.55            13,642          6.00
Securities                                             57,290          6.34            50,173          7.35
Commercial loans, net                                  98,893          6.56            76,821          8.30
Consumer loans, net                                    57,176          7.04            42,708          8.47
                                                     --------          ----          --------          ----
  Total loans, net                                    156,069          6.74           119,529          8.36
                                                     --------          ----          --------          ----
Other earning assets                                   11,218          5.28            10,691          8.35
                                                     --------          ----          --------          ----
  Total earning assets                                254,953          6.23           204,199          7.78
                                                     --------          ----          --------          ----
Interest-bearing deposits                             140,081          2.52           109,917          4.49
Federal funds purchased                                31,917          2.78            26,072          5.68
Commercial paper                                        3,229          1.16             2,487          4.71
Other short-term borrowings                            10,291          2.51             9,695          3.21
Long-term debt                                         40,077          2.86            36,442          5.71
                                                     --------          ----          --------          ----
  Total interest-bearing liabilities                  225,595          2.60           184,613          4.83
                                                     --------          ----          --------          ----
Net interest income and margin                       $  4,992          3.93%         $  3,476          3.42%
                                                     ========          ====          ========          ====

NET INTEREST INCOME AND MARGIN Net interest income on a tax-equivalent basis increased 44 percent from the first six months of 2001 to $5.0 billion in the first six months of 2002. The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the equivalent rate paid to fund those assets, increased to 3.93 percent in the first six months of 2002 from 3.42 percent in the first six months of 2001. The average federal funds rate declined 290 basis points year over year. Our interest rate risk position is such that we generally benefit in a declining rate environment as our liabilities reprice more quickly than assets. The increase in net interest income and in the margin was due to the lower interest rate environment, an increase in the proportion of low-cost core deposits and the addition of earning assets from the former Wachovia. These benefits were offset by the sale and securitization of home equity loans as well as branch divestitures that took place in the first six months of 2002.

         The contribution of hedge-related derivative income to the net interest margin increased from 14 basis points in the first six months of 2001 to 43 basis points in the first six months of 2002. In order to maintain our targeted interest rate risk profile, derivatives are used to hedge the interest rate risk inherent in our assets and liabilities. In a declining rate environment, an increase in the contribution of derivatives, primarily interest rate swaps on fixed rate debt, fixed rate consumer deposits and floating rate loans, offsets declining net interest income from our balance sheet positions. However, it is important to evaluate hedge-related derivative income within the overall context of interest rate risk management. Our derivatives activity is undertaken as part of a program to manage interest rate risk and maintain a stable net interest margin. As one example, we use derivatives to swap our fixed-rate debt issuances to floating rate debt. We do this rather than issue floating rate debt because there is a broader market for fixed rate debt. When interest rates are lower, the benefit is recorded as hedge-related derivative income rather than lowering interest expense. The Risk Governance and Administration section provides additional information on our methodology for interest rate risk management.

         Premiums and discounts that resulted from recording the interest-earning assets and the interest-bearing liabilities of the former Wachovia at their respective fair values at September 1, 2001, are being accreted and amortized using methods that result in a constant effective yield over the terms of the assets and liabilities. This net accretion increased net interest income by $163 million, or 13 basis points, in the first six months of 2002. The projected increase in net interest income resulting from net accretion related to these premiums and discounts for the rest of 2002 is $98 million. When the assets and liabilities subject to purchase accounting mature, they will be replaced by new assets and liabilities with market yields. Therefore, we do not expect this reduction in accretion to have a material effect on net interest income.

         The average rate on earning assets declined 155 basis points from the first six months of 2001 to 6.23 percent in the first six months of 2002 and the average rate on interest-bearing liabilities decreased 223 basis points from the first six months of 2001 to 2.60 percent in the first six months of 2002.

FEE AND OTHER INCOME

                                                         Three Months Ended                Six Months Ended
                                                                   June 30,                        June 30,
                                                     ----------------------           ---------------------
(In millions)                                          2002            2001            2002            2001
                                                     ------           -----           -----           -----
Service charges and fees                             $  661             486           1,322             954
Commissions                                             481             389             945             764
Fiduciary and asset management fees                     466             384             943             765
Advisory, underwriting and other
  investment banking fees                               225             238             465             436
Principal investing                                     (42)            (58)           (132)           (101)
Other income                                            319             191             594             386
                                                     ------           -----           -----           -----
         Total fee and other income                   2,110           1,630           4,137           3,204
Less merger-related, restructuring and other charges     --              (1)             --             (29)
                                                     ------           -----           -----           -----
         Total fee and other income-operating basis  $2,110           1,629           4,137           3,175
                                                     ======           =====           =====           =====

FEE AND OTHER INCOME Fee and other income was $4.1 billion in the first six months of 2002, an increase of 29 percent from the first six months of 2001, largely due to fee and other income from the former Wachovia. Service charges and fees increased 39 percent from the first six months of 2001 to $1.3 billion in the first six months of 2002 due to the addition of the former Wachovia. Commissions, which include brokerage and insurance commissions, increased 24 percent to $945 million, while fiduciary and asset management fees increased 23 percent to

$943 million from the first six months of 2001. Growth in commissions and fiduciary and asset management fees was primarily due to the addition of the former Wachovia and modest organic growth despite a weakened trading environment.

         Advisory, underwriting and other investment banking fees increased 7 percent to $465 million primarily due to our advisory businesses and fixed income trading in the Corporate and Investment Bank. Advisory, underwriting and other investment banking fees for the first six months of 2002 included an incremental $42 million in fees related to the securitization of assets from one of our multi-seller commercial paper conduits. Trading account profits of $137 million included a $42 million loss related to the purchase of $361 million of assets from the conduit pursuant to a credit enhancement agreement we have with the conduit. Trading account profits were $208 million in the first six months of 2001.

         Principal investing, which includes the results of investments in equity and mezzanine securities, experienced net losses of $132 million in the first half of 2002, an increase from $101 million in net losses in the first six months of 2001.

         Other income, including results from portfolio securities transactions and asset sales and securitizations, increased $208 million from the first six months of 2001 to $594 million in the first six months of 2002.

         In the first six months of 2002, other income, on an operating basis, increased $237 million from the first six months of 2001. This increase excludes $29 million in net merger-related, restructuring and other charges recorded in the first six months of 2001. Net portfolio securities gains of $52 million in the first six months of 2002 included $85 million in impairment losses. These securities gains were taken to partially offset the $123 million write-down of Argentine loans. In the first six months of 2001, portfolio securities transactions resulted in a net loss of $16 million, including impairment losses of $94 million. Asset sales and securitization income increased $80 million in the first six months of 2002 compared with the first six months of 2001. Included in this increase was $26 million related to mortgage sales and securitization income and $54 million related to other securitization income. Net gains from market value adjustments or sales of loans held for sale were $49 million in the first six months of 2002 and a net loss of $8 million in the first six months of 2001. Other income in the first six months of 2002 included an increase of $64 million from investments classified as other assets primarily due to additions from the former Wachovia. Other income in the first six months of 2001 included a $75 million gain recorded in connection with the sale of Star Systems, Inc.

NONINTEREST EXPENSE

                                                         Three Months Ended                Six Months Ended
                                                                   June 30,                        June 30,
                                                     ----------------------           ---------------------
(In millions)                                          2002            2001            2002            2001
                                                     ------           -----           -----           -----
Salaries and employee benefits                       $1,646           1,363           3,309           2,692
Occupancy                                               194             155             389             318
Equipment                                               231             198             457             403
Advertising                                              25              11              44              20
Communications and supplies                             132             111             266             221
Professional and consulting fees                         96              69             184             142
Merger-related and restructuring changes                143             (69)            136             (67)
Sundry expense                                          279             185             563             356
                                                     ------           -----           -----           -----
Noninterest expense, excluding goodwill
   and other intangible amortization                  2,748           2,120           5,347           4,261
Goodwill and other intangible amortization              161              77             329             155
                                                     ------           -----           -----           -----
         Total noninterest expense                    2,907           2,197           5,676           4,406
Less merger-related, restructuring and other charges   (143)            (28)           (135)            (99)
                                                     ------           -----           -----           -----
         Total noninterest expense                   $2,764           2,169           5,541           4,307
                                                     ======           =====           =====           =====

NONINTEREST EXPENSE Noninterest expense increased 29 percent from the first six months of 2001 to $5.7 billion in the first six months of 2002, due to the addition of expenses related to the former Wachovia and increased amortization related to intangibles recorded in connection with the merger. The increase in expenses was partially offset by the impact of expense control initiatives, merger efficiencies and the elimination of goodwill amortization. The Accounting and Regulatory Matters-Business Combinations section has further information related to goodwill and other intangible assets.

         On a cash operating basis, the overhead efficiency ratio improved 533 basis points from the first six months of 2001 to 57.1 percent in the first six months of 2002 primarily due to expense control programs and merger efficiencies.

BUSINESS SEGMENTS
--------------------------------------------------------------------------------

         Our segment reporting reflects the results of our four core business segments, the General Bank, Capital Management, Wealth Management, the Corporate and Investment Bank, plus the Parent.

         We use a management reporting model that includes methodologies for funds transfer pricing, allocations of economic capital, expected losses and cost transfers. Under this model, intersegment revenues are paid by a segment to the segment that distributes or services the product. The amount of the referral fee is based on comparable fees paid in the market or negotiated amounts that approximate the value provided by the selling segment. Cost transfers are made for services provided by one segment to another. Activity-based costing studies are continually being refined to better align expenses with products and their revenues.

         We continuously refine assumptions and methodologies to better reflect the true economics of our business segments. None of these refinements had a significant impact on the operating earnings of the business segments.

         However, in 2002 for segment reporting purposes we also changed the way we report tax credits for historic and low-income housing. In past years, the write-downs associated with the business were recorded as fee income and the associated tax credits were in income taxes. We now report the write-downs net of the related tax benefit in fee and other income. This is consistent with the reporting of other tax-preferred items. Results for 2001 were restated to reflect these changes.

         THE FOLLOWING DISCUSSION OF SEGMENT RESULTS IS ON AN OPERATING BASIS, AND ACCORDINGLY, EXCLUDES NET MERGER-RELATED, RESTRUCTURING AND OTHER CHARGES.

GENERAL BANK - OPERATING BASIS
PERFORMANCE SUMMARY

                                                           Three Months Ended                 Six Months Ended
                                                                     June 30,                         June 30,
                                                     ------------------------          -----------------------
(In millions)                                            2002            2001             2002            2001
                                                     --------          ------          -------          ------
INCOME STATEMENT DATA
Net interest income (Tax-equivalent)                 $  1,717           1,138            3,366           2,222
Fee and other income                                      508             379            1,006             712
Intersegment revenue                                       42              33               82              63
                                                     --------          ------          -------          ------
  Total revenue (Tax-equivalent)                        2,267           1,550            4,454           2,997
Provision for loan losses                                  98              98              213             198
Noninterest expense                                     1,231             926            2,437           1,820
Income taxes (Tax-equivalent)                             342             179              658             336
                                                     --------          ------          -------          ------
  Operating earnings                                 $    596             347            1,146             643
                                                     ========          ======          =======          ======

PERFORMANCE AND OTHER DATA
Economic profit                                      $    419             263              812             490
Risk adjusted return on capital (RAROC)                 41.25%          41.35            40.79           40.13
Economic capital, average                            $  5,554           3,590            5,497           3,512
Cash overhead efficiency ratio                          54.31%          58.84            54.72           59.77
Average loans, net                                   $100,832          65,240           99,440          64,179
Average core deposits                                $139,665          98,429          137,890          97,928
                                                     ========          ======          =======          ======

GENERAL BANK Our General Bank provides customized deposit and lending products, comprehensive commercial lending and commercial real estate solutions, and integrated investment products and services through two major lines of business:
(1) Retail and Small Business, and (2) Commercial. Our strategic focus is on providing exceptional customer service combined with leveraging in-depth customer knowledge to retain and acquire customers, and to deepen and enhance relationships through tailored products and services. Our retail strategy is to reduce the number of single-service customers and to increase the proportion of our customers who save, invest and borrow as well as conduct deposit transactions with us. Our wholesale strategy is to provide a comprehensive array of financial solutions, including traditional commercial lending, and to provide access to asset management, global treasury management and capital markets products and services through our partnership with Capital Management, Wealth Management and the Corporate and Investment Bank. Our integrated multiple channels enable customers to have a single view of their accounts and a choice on whether to use our full-service retail financial centers, direct telephone bank, ATMs or the Internet. The General Bank is focused on providing excellent service to customers throughout the merger integration process, growing low-cost core deposits, and improving both loan spreads and efficiency.

         General Bank operating earnings were $1.1 billion in the first six months of 2002, an increase of $503 million from the first six months of 2001 due to the addition of the former Wachovia. Total revenue was $4.5 billion in the first six months of 2002 and $3.0 billion in the first six months of 2001. The year over year increase was due primarily to the addition of revenue from the former Wachovia. Compared with the first quarter of 2002, revenue growth of 4 percent to $2.3 billion in the second quarter of 2002 was driven by strong consumer loan and deposit growth and improved spreads.

         Net interest income was $3.4 billion in the first six months of 2002 and $2.2 billion in the first six months of 2001, reflecting increases in average loans and average core deposits due to the addition of the former Wachovia. Compared with the first quarter of 2002, second quarter 2002 growth in average core deposits was 3 percent and growth in low-cost core deposits was a strong 6 percent; sales of investment products increased 7 percent and originations of prime equity lines, direct loans and small business loans increased 10 percent. Additionally, loan growth from the first quarter of 2002 reflected strength in real estate-secured consumer loans and small business loans. This growth excludes the impact of $195 million of commercial loans and $265 million of consumer loans divested in connection with branch sales in February 2002.

         Fee and other income was $1.0 billion in the first six months of 2002 and $712 million in the first six months of 2001, with the increase reflecting the addition of the former Wachovia. Compared with the first quarter of 2002, fee and other income increased in the second quarter of 2002 from modest growth in service charges.

         Noninterest expense increased to $2.4 billion in the first six months of 2002 from $1.8 billion in the first six months of 2001, reflecting the addition of the former Wachovia. A modest second quarter 2002 increase from the first quarter of 2002 reflected an $8 million charge associated with the consolidation of the First Union Home Equity and mortgage banking origination platforms as well as higher production-based incentive costs and new technology for the financial centers.

         Strong expense management and the realization of merger efficiencies were evident in an improved cash overhead efficiency ratio of 54.7 percent in the first six months of 2002, down from 59.8 percent in the first six months of 2001.

CAPITAL MANAGEMENT - OPERATING BASIS
PERFORMANCE SUMMARY

                                                                   Three Months Ended                 Six Months Ended
                                                                             June 30,                         June 30,
                                                             ------------------------             --------------------
(In millions)                                                    2002            2001              2002           2001
-------------                                                --------           -----             -----          -----
INCOME STATEMENT DATA
Net interest income (Tax-equivalent)                         $     45              38                89             78
Fee and other income                                              783             687             1,561          1,365
Intersegment revenue                                              (19)            (18)              (36)           (34)
                                                             --------           -----             -----          -----
  Total revenue (Tax-equivalent)                                  809             707             1,614          1,409
Provision for loan losses                                           -               -                 -              -
Noninterest expense                                               669             583             1,345          1,158
Income taxes (Tax-equivalent)                                      51              42                98             86
                                                             --------           -----             -----          -----
  Operating earnings                                         $     89              82               171            165
                                                             --------           -----             -----          -----

PERFORMANCE AND OTHER DATA
Economic profit                                              $     70              65               134            130
Risk adjusted return on capital (RAROC)                         52.66%          55.36             50.73          55.50
Economic capital, average                                    $    675             598               679            601
Cash overhead efficiency ratio                                  82.73%          82.33             83.33          82.14
Average loans, net                                           $    186             110               176            119
Average core deposits                                        $  1,269           1,609             1,283          1,717
                                                             --------           -----             -----          -----

CAPITAL MANAGEMENT Our Capital Management Group (CMG) has created a growing and diversified business with a balanced mix of products and multiple channels of distribution. CMG is organized into two major lines of business: Retail Brokerage Services, which includes the retail brokerage and insurance groups; and Asset Management, which includes mutual funds, customized investment advisory services and corporate and institutional trust services. A full line of investment products and services are distributed through multiple channels, including a national retail brokerage branch network, full-service retail financial centers in our East Coast marketplace and online brokerage.

         CMG operating earnings increased $6 million from the first six months of 2001 to $171 million in the first six months of 2002 due primarily to the addition of the former Wachovia. CMG total revenue was $1.6 billion in the first six months of 2002, an increase of $205 million from the first six months of 2001 due mainly to the addition of the former Wachovia. Second quarter 2002 revenue of $809 million was relatively stable compared with first quarter 2002 revenue of $805 million, as record net mutual fund sales of $5.7 billion and total annuity sales of $1.5 billion through CMG's multiple distribution channels offset the effects of a weak market environment.

         Assets under management were $230 billion at June 30, 2002, a 2 percent increase from year-end 2001, as net sales in mutual funds offset the impact of the decline in the equity markets. Mutual fund assets grew to $109 billion at June 30, 2002, from $104 billion at year-end 2001 due primarily to strong money market inflows. Broker client assets declined to $258 billion at June 30, 2002, from $274 billion at year-end 2001, reflecting the decline in the equity markets.

WEALTH MANAGEMENT - OPERATING BASIS
PERFORMANCE SUMMARY

                                                                   Three Months Ended                 Six Months Ended
                                                                             June 30,                         June 30,
                                                             ------------------------             --------------------
(In millions)                                                    2002            2001              2002           2001
-------------                                                ---------------------------------------------------------

INCOME STATEMENT DATA
Net interest income (Tax-equivalent)                         $    100              49               196             96
Fee and other income                                              142              80               282            159
Intersegment revenue                                                2               -                 3              -
                                                             --------           -----             -----          -----
  Total revenue (Tax-equivalent)                                  244             129               481            255
Provision for loan losses                                           7               -                 8              -
Noninterest expense                                               166              86               334            170
Income taxes (Tax-equivalent)                                      26              14                51             29
                                                             --------           -----             -----          -----
  Operating earnings                                         $     45              29                88             56
                                                             --------           -----             -----          -----

PERFORMANCE AND OTHER DATA
Economic profit                                              $     35              22                66             44
Risk adjusted return on capital (RAROC)                         52.91%          73.88             51.02          73.91
Economic capital, average                                    $    338             148               334            145
Cash overhead efficiency ratio                                  68.35%          65.38             69.56          66.02
Average loans, net                                           $  8,632           4,449             8,517          4,409
Average core deposits                                        $  9,879           6,367             9,887          6,272
                                                             --------           -----             -----          -----

WEALTH MANAGEMENT Our Wealth Management Group includes private banking, personal trust, investment advisory services, charitable services, financial planning, insurance brokerage and executive services. Our strategic focus is to provide integrated wealth management services to affluent and ultra-high net worth clients using a team-based approach that promotes continuous and comprehensive client relationships. Wealth Management's strategic partnerships with Capital Management, the General Bank and the Corporate and Investment Bank ensure that a comprehensive array of financial solutions is available to clients across the entire Wachovia franchise. In line with this strategy, on August 2, 2002, we announced an agreement to purchase Cameron M. Harris & Company, a Charlotte-based insurance broker that specializes in commercial and personal risk management and employee benefits. With this transaction, Wachovia
Insurance Services will gain a highly recognized and mature presence in the Carolinas from which to serve the insurance needs of commercial clients. With $27 million in revenues, Cameron M. Harris & Company is the largest privately held insurance broker headquartered in the Carolinas and ranks among the 50 largest brokers in the United States.

         Wealth Management operating earnings were $88 million in the first six months of 2002, an increase of $32 million from the first six months of 2001, reflecting the addition of the former Wachovia. Total revenue of $481 million in the first six months of 2002 represented a $226 million increase from the first six months of 2001, reflecting the addition of revenue from the former Wachovia. The increase in expenses year over year similarly was due to the addition of expenses from the former Wachovia.

         Compared with the first quarter of 2002, operating earnings were up 5 percent in the second quarter of 2002 as a result of increased loan volume and stable spreads as well as increased fee income driven by growth in insurance commissions and estate settlement fees. Lower equity market valuations drove assets under management down 7 percent to $72 billion at June 30, 2002, from year-end 2001. The provision for loan losses of $8 million in the first six months of 2002 was driven by net charge-offs on several credits stressed by the soft economy and weak equity markets.

CORPORATE AND INVESTMENT BANK - OPERATING BASIS
PERFORMANCE SUMMARY

                                                                   Three Months Ended                 Six Months Ended
                                                                             June 30,                         June 30,
                                                             ------------------------            ---------------------
(In millions)                                                    2002            2001              2002           2001
-------------                                                --------          ------            ------         ------
INCOME STATEMENT DATA
Net interest income (Tax-equivalent)                         $    596             482             1,193            935
Fee and other income                                              495             374               993            728
Intersegment revenue                                              (24)            (15)              (42)           (27)
                                                             --------          ------            ------         ------
  Total revenue (Tax-equivalent)                                1,067             841             2,144          1,636
Provision for loan losses                                         293              93               515            163
Noninterest expense                                               521             505             1,042            982
Income taxes (Tax-equivalent)                                      94              81               219            165
                                                             --------          ------            ------         ------
  Operating earnings                                         $    159             162               368            326
                                                             --------          ------            ------         ------

PERFORMANCE AND OTHER DATA
Economic profit                                              $     74              10               141             10
Risk adjusted return on capital (RAROC)                         14.93%          12.65             14.66          12.33
Economic capital, average                                    $  7,569           5,981             7,782          6,081
Cash overhead efficiency ratio                                  48.99%          59.83             48.80          59.86
Average loans, net                                           $ 41,580          41,145            42,456         41,943
Average core deposits                                        $ 12,214          10,200            12,489          9,830
                                                             --------          ------            ------         ------

CORPORATE AND INVESTMENT BANK Our Corporate and Investment Bank offers a range of fixed income and equity products, asset securitization, and strategic advisory and cash management services for large corporate and institutional clients. Our relationship coverage model focuses on ten key industry sectors nationwide: healthcare; technology; media and communications; information technology and outsourcing; financial services; real estate; consumer; industrial growth and services; defense and aerospace; and energy.

The Corporate and Investment Bank includes three major lines of business:
Corporate Banking, Investment Banking and Principal Investing.

- Corporate Banking includes large corporate lending, commercial and rail leasing, treasury services, correspondent banking operations and trade services.

- Investment Banking includes fixed income underwriting, sales, trading and research activities; equity underwriting, sales, trading and research activities; fixed income and equity derivatives; currency risk management; loan syndications; merger and acquisition advisory services; various real estate capital markets products and services; and asset securitization. In April 2002 we sold a small portfolio management platform that did not fit our strategic objectives. The sale of this platform resulted in an insignificant gain and will have no material impact on the future operating results of our Investment Banking business.

- Principal Investing includes direct investments primarily in private equity and mezzanine securities and investments in funds sponsored by selected private equity and venture capital groups.

         Corporate and Investment Bank operating earnings were $368 million in the first six months of 2002, an increase of $42 million from the first six months of 2001 primarily due to the addition of the former Wachovia. Total revenue of $2.1 billion in the first six months of 2002 represented a $508 million increase from the first six months of 2001 primarily due to the addition of revenue from the former Wachovia. The net loss in principal investing in the first six months of 2002 of $132 million was up from a $101 million net loss in the first six months of 2001. On a quarterly basis, net principal investing losses declined to $42 million in the second quarter of 2002, compared with $90 million in the first quarter of 2002 and $58 million in the second quarter of 2001. Our Principal Investing business has been negatively affected by the significant decline in equity market valuations, particularly in the telecommunications and technology sectors, and the related change in debt and private equity capital availability afforded to venture capital-backed companies. Fixed income trading results were lower by $68 million in the second quarter of 2002 compared with the first quarter of 2002 due to weaker market conditions.

         In addition, average loans in the second quarter of 2002 declined from the first quarter of 2002 due to continued portfolio management actions and weak loan demand. Compared with the first quarter of 2002, the $10 million decline in second quarter 2002 revenue resulted from weak market conditions and lower trading revenue, partially offset by higher loan syndication results and lower net principal investing losses.

         The provision for loan losses increased from the first six months of 2001 due to the addition of loans from the former Wachovia and due to net charge-offs of $377 million primarily related to the telecommunications sector, Argentina and the energy services sector.

         Noninterest expense increased $60 million from the first six months of 2001 due to the addition of noninterest expense from the former Wachovia and was flat in the second quarter of 2002 compared with the first quarter of 2002, reflecting merger efficiencies and increased emphasis on expense control.

         The revenue from the Principal Investing and Investment Banking businesses is typically more volatile than revenue from more traditional banking businesses and can vary significantly from period to period with market conditions. In addition Corporate Banking results may vary significantly from period to period as the credit quality of the loan portfolio changes.

PARENT Parent includes all of our asset and liability management functions, as well as:

- The goodwill asset, funding cost and in 2001 the associated amortization expense;

- Certain revenue items not recorded in the business segments discussed in the Fee and Other Income section;

-        Certain expenses that are not allocated to the business segments;

- The results of First Union's Money Store, mortgage servicing, indirect auto leasing and credit card businesses that have been divested or are being wound down; and

- The results of our HomEq Servicing business, which is responsible for loan servicing for the former Money Store and home equity loans generated by our mortgage company. It should be noted that we are actively seeking to expand this business with new, third party loan servicing.

         Operating earnings in the Parent amounted to $92 million in the first six months of 2002, an increase of $23 million from the first six months of 2001. Total revenue in the Parent increased $82 million from the first six months of 2001 to $436 million in the first six months of 2002. This increase was primarily the result of net securities gains taken to offset the impact of credit actions in the second quarter of 2002 and the addition of revenue from former Wachovia corporate investments. Net securities gains in the first six months of 2002 were $52 million, compared with $16 million net securities losses in the first six months of 2001. As discussed in the Corporate Results of Operations section, fee and other income in the first six months of 2002 included an incremental $42 million related to the securitization of assets from one of our multi-seller commercial paper conduits. Also included was a $42 million loss related to the purchase of $361 million of assets from the conduit pursuant to a credit enhancement agreement we had with the conduit. Fee and other income in the first six months of 2001 included a $75 million gain recorded in connection with the sale of Star Systems, Inc.

         Noninterest expense increased $206 million from the first six months of 2001 largely due to incremental deposit base intangible amortization expense as a result of the merger. The $29 million decline in the second quarter of 2002 from the first quarter of 2002 represented $22 million in merger savings and $7 million in lower intangible amortization.

         The Funding Sources and Risk Governance and Administration sections provide information about our funding sources and asset and liability management functions.

BALANCE SHEET ANALYSIS
--------------------------------------------------------------------------------

SECURITIES The securities portfolio, all of which is classified as available for sale, consists primarily of U.S. Government agency and asset-backed securities. Activity in this portfolio is undertaken primarily to manage liquidity and interest rate risk and to take advantage of market conditions that create more economically attractive returns on these investments. We had securities available for sale with a market value of $61 billion at June 30, 2002, and $58 billion at December 31, 2001.

         Included in securities available for sale at June 30, 2002, were residual interests with a market value of $806 million, which included an unrealized gain of $154 million. Other assets at June 30, 2002, included residual interests with a market value of $25 million. At December 31, 2001, securities available for sale included residual interests with a market value of $792 million, which included a net unrealized gain of $94 million and other assets included residual interests of $112 million. These residual interests resulted from the securitization of SBA, student, auto and home equity loans and prime equity lines.

         In the first half of 2002, we securitized certain residential mortgage loans to reduce funding costs, diversify funding sources and achieve more efficient capital levels. Residential mortgage loans of $2.0 billion were swapped for mortgage-backed securities, substantially all of which we retained as securities available for sale. In addition we securitized and sold $1.1 billion of prime equity lines. Of this amount, $29 million of interest-only residuals were retained.

LOANS - ON-BALANCE SHEET

                                                                   2002                                              2001
                                             --------------------------          -----------------------------------------
                                                SECOND            First           Fourth            Third           Second
(In millions)                                  QUARTER          Quarter          Quarter          Quarter          Quarter
-------------                                ---------          -------          -------          -------          -------
COMMERCIAL
Commercial, financial and agricultural       $  57,984           60,385           61,258           63,616           52,516
Real estate - construction and other             8,035            8,137            7,969            7,457            3,060
Real estate - mortgage                          17,349           17,186           17,234           17,156            7,964
Lease financing                                 22,044           22,223           21,958           21,625           16,903
Foreign                                          7,241            6,920            7,653            7,572            5,920
                                             ---------          -------          -------          -------          -------
  Total commercial                             112,653          114,851          116,072          117,426           86,363
                                             ---------          -------          -------          -------          -------
CONSUMER
Real estate - mortgage                          19,803           20,901           22,139           25,466           17,277
Installment loans                               35,940           36,073           34,666           35,577           24,597
Vehicle leasing                                    168              345              618              941            1,231
                                             ---------          -------          -------          -------          -------
  Total consumer                                55,911           57,319           57,423           61,984           43,105
                                             ---------          -------          -------          -------          -------
Total loans                                    168,564          172,170          173,495          179,410          129,468
Unearned income                                  9,764            9,876            9,694            9,730            6,976
                                             ---------          -------          -------          -------          -------
  Loans, net (on-balance sheet)              $ 158,800          162,294          163,801          169,680          122,492
                                             ---------          -------          -------          -------          -------

LOANS - MANAGED PORTFOLIO
(Including on-balance sheet)

                                                                   2002                                               2001
                                              -------------------------          ------------------------------------------
                                                SECOND            First           Fourth            Third           Second
(In millions)                                  QUARTER          Quarter          Quarter          Quarter          Quarter
-------------                                ---------          -------          -------          -------          --------
Commercial                                   $ 115,750          121,629          123,377          125,687           93,016
Real estate - mortgage                          26,058           26,636           29,903           29,659           22,196
Installment loans                               64,469           63,907           62,402           61,285           50,561
Vehicle leasing                                    168              345              618              941            1,231
                                             ---------          -------          -------          -------          --------
  Total managed portfolio                    $ 206,445          212,517          216,300          217,572          167,004
                                             ---------          -------          -------          -------          --------

LOANS Net loans were $159 billion at June 30, 2002, down $5 billion from December 31, 2001, due to planned reductions related to commercial portfolio management actions, weak commercial loan demand, and consumer loan sales and securitization of $2.4 billion, including $2.0 billion of loans swapped for mortgage-backed securities. In addition branch sales and runoff of the discontinued indirect auto lending and leasing portfolios reduced loans by $887 million from December 31, 2001. Commercial loans represented 67 percent and consumer loans 33 percent of the loan portfolio at June 30, 2002. Managed loans were $206 billion at June 30, 2002, and $216 billion at December 31, 2001. The $10 billion decline was primarily driven by planned reductions from commercial portfolio management actions and weak commercial loan demand as discussed above, coupled with the sale of a portfolio management platform. The average rate earned on loans decreased 162 basis points from the first six months of 2001 to 6.74 percent in the first six months of 2002, which was in line with reductions in interest rates.

ASSET QUALITY

                                                                             2002                                              2001
                                                         ------------------------           ---------------------------------------
                                                          SECOND            First            Fourth           Third          Second
(In millions)                                            QUARTER          Quarter           Quarter         Quarter         Quarter
-------------                                           ----------        -------           -------        --------        -------
NONPERFORMING ASSETS
Nonaccrual loans                                        $  1,805            1,685             1,534           1,506           1,223
Foreclosed properties                                        156              159               179             126             104
                                                        --------            -----             -----           -----           -----
  Total nonperforming assets                            $  1,961            1,844             1,713           1,632           1,327
                                                        --------            -----             -----           -----           -----
as % of loans, net and foreclosed properties                1.23 %           1.14              1.04            0.96            1.08
                                                        --------            -----             -----           -----           -----
Nonperforming loans in loans held for sale              $    108              213               228             273             250
                                                        --------            -----             -----           -----           -----
  Total nonperforming assets in loans
     and in loans held for sale                         $  2,069            2,057             1,941           1,905           1,577
                                                        --------            -----             -----           -----           -----
as % of loans, net, foreclosed properties and
  loans in other assets as held for sale                    1.24 %           1.21              1.13            1.08            1.23
                                                        --------            -----             -----           -----           -----
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of period                            $  2,986            2,995             3,039           1,760           1,759
Former Wachovia balance, September 1, 2001                     -                -                 -             766               -
Loan losses, net                                            (374)            (325)             (378)           (243)           (157)
Allowance relating to loans transferred or sold              (58)             (23)              (47)           (368)            (65)
Provision for loan losses related to loans
  transferred or sold                                         23               14                 3             230              36
Provision for loan losses                                    374              325               378             894             187
                                                        --------            -----             -----           -----           -----
Balance, end of period                                  $  2,951            2,986             2,995           3,039           1,760
                                                        --------            -----             -----           -----           -----
as % of loans, net                                          1.86 %           1.84              1.83            1.79            1.44
as % of nonaccrual and restructured loans (a)                163              177               195             202             144
as % of nonperforming assets (a)                             150 %            162               175             186             133
                                                        --------            -----             -----           -----           -----
LOAN LOSSES, NET                                        $    374              325               378             243             157
Commercial, as % of average commercial loans                1.24 %           0.97              1.19            0.85            0.55
Consumer, as % of average consumer loans                    0.48             0.59              0.48            0.53            0.48
Total, as % of average loans, net                           0.97 %           0.83              0.93            0.73            0.52
                                                        --------            -----             -----           -----           -----
PAST DUE LOANS, 90 DAYS AND OVER
Commercial, as a % of loans, net                            1.62 %           1.49              1.38            1.30            1.41
Consumer, as a % of loans, net                              0.69 %           0.70              0.62            0.68            0.73
                                                        --------            -----             -----           -----           -----

(a) These ratios do not include nonperforming loans included in other assets as held for sale.

NONPERFORMING ASSETS At June 30, 2002, nonperforming assets, including nonperforming loans classified as loans held for sale, were $2.1 billion and at December 31, 2001, $1.9 billion. The increase since year-end 2001 was primarily due to continued deterioration in the telecommunications sector. Nonperforming loans classified as loans held for sale amounted to $108 million at June 30, 2002, and $228 million at December 31, 2001. As a percentage of net loans, foreclosed properties and loans held for sale, nonperforming assets were 1.24 percent at June 30, 2002, and 1.13 percent at December 31, 2001.

IMPAIRED LOANS Impaired loans, which are included in nonperforming loans, amounted to $1.7 billion at June 30, 2002, and $1.5 billion at December 31, 2001. Included in the allowance for loan losses at June 30, 2002, was $243 million related to $1.0 billion of impaired loans. The remaining impaired loans were recorded at or below either the fair value of collateral or the present value of expected future cash flows. In the first six months of 2002, the average recorded investment in impaired loans was $1.5 billion, and $11 million of interest income was recognized on impaired loans. This income was recognized using the cash-basis method of accounting.

PAST DUE LOANS Accruing loans 90 days or more past due, excluding loans that are classified as held for sale, amounted to $250 million at June 30, 2002, and $288 million at December 31, 2001. Of these past due loans at June 30, 2002, $67 million were commercial loans or commercial real estate loans and $183 million were consumer loans.

NET CHARGE-OFFS Net charge-offs increased $383 million from the first six months of 2001 to $699 million, or 0.90 percent of average net loans, in the first six months of 2002 due to net charge-offs of $197 million in the telecommunications sector, $123 million related to Argentina, $57 million related to an energy services company, and net charge-offs related to the addition of the former Wachovia portfolio. The $123 million write-down of nonperforming Argentine loans reduced the portfolio balance to approximately 15 percent of face value.

PROVISION AND ALLOWANCE FOR LOAN LOSSES The provision for loan losses was $736 million in the first six months of 2002 and $442 million in the first six months of 2001. The provision in the first six months of 2002 included $37 million recorded in connection with loans sold or transferred to held for sale, compared with $51 million in the first six months of 2001. The provision related to the transfer of loans to held for sale was recorded to reduce the carrying value of these loans to their respective fair values.

         Loans transferred to held for sale are carried at the lower of cost or market value, and accordingly, they are not included in the evaluation of the adequacy of the allowance for loan losses subsequent to the transfer.

         The allowance for loan losses was $3.0 billion at both June 30, 2002, and at December 31, 2001. The allowance was 1.86 percent of net loans at June 30, 2002, and 1.83 percent of net loans at December 31, 2001. As a percentage of nonperforming loans, the allowance was 163 percent at June 30, 2002, and 195 percent at December 31, 2001.

         The allowance for loan losses is maintained at a level that we believe is adequate to absorb probable losses inherent in the loan portfolio as of the date of the consolidated financial statements. We employ a variety of tools as well as seasoned judgment in assessing the adequacy of the allowance.

         Our methodology for assessing the adequacy of the allowance establishes both an allocated and an unallocated component. The allocated component of the allowance for commercial loans is based principally on current loan grades and historical loss rates. For consumer loans, it is based on loan payment status and historical loss rates.

         The unallocated component of the allowance represents the results of analyses that estimate probable losses inherent in the portfolio that are not fully captured in the allocated allowance. These analyses include industry concentrations, model imprecision and the estimated impact of current economic conditions on historical loss rates. We continuously monitor trends in loan portfolio qualitative and quantitative factors, including trends in the levels of past due, criticized and nonperforming loans. The trends in these factors are used to evaluate the reasonableness of the unallocated component.

         The distribution of the allowance into an allocated and unallocated component does not diminish the fact that the entire allowance is available to absorb credit losses in the loan portfolio. Our principal focus is, therefore, on the adequacy of the total allowance for loan losses. As a result, future material shifts between the allocated and unallocated components of the allowance are possible.

         A management committee headed by our chief risk management officer and composed of the risk management officers of our major business units, our principal accounting officer, the senior officer from our independent credit risk review unit and other experienced credit risk professionals is responsible for a comprehensive review and formal approval of the allowance for loan losses at the end of each quarter.

LOANS HELD FOR SALE At June 30, 2002, loans held for sale amounted to $8.4 billion and $7.8 billion at December 31, 2001. We have made significant progress in reducing the $1.5 billion portfolio of post-merger overlapping loans and loans representing areas of perceived higher risk, primarily in the textile, technology and telecommunications, commercial real estate and asbestos-related sectors, which we transferred to held for sale in the third quarter of 2001. Remaining loans related to this transfer had a net carrying value of $116 million at June 30, 2002.

         In the first six months of 2002, we sold $9.9 billion in loans out of the held for sale portfolio. Of this total, $1.0 billion were commercial loans and $8.9 billion were consumer loans, primarily mortgages sold to agencies and prime equity lines. Substantially all of the consumer loan sales represented normal flow business, which is originated directly into the held for sale portfolio. Of the loans sold, $32 million were nonperforming.

         In addition to the above activity, in the first half of 2002, we sold $849 million of loans directly out of the portfolio. Of these nonflow loans, $618 million were performing and $231 million were nonperforming at the time of the sale. Loan sales are recorded as sales directly out of the loan portfolio in situations where the sale is closed in the same period in which the decision to sell was made. We will continue to look for market opportunities to reduce risk in the loan portfolio by either selling loans directly out of the loan portfolio or by designating loans as held for sale.

FUNDING SOURCES
--------------------------------------------------------------------------------

CORE DEPOSITS Core deposits were $168 billion at June 30, 2002, and $170 billion at December 31, 2001. The decrease reflects runoff in higher cost consumer certificate of deposit balances as we focus on increasing the proportion of low-cost core deposits, which grew to $119 billion at June 30, 2002, from $117 billion at December 31, 2001.

         In both the first six months of 2002 and the first six months of 2001, average noninterest-bearing deposits were 23 percent of average core deposits.

         The portion of core deposits in higher-rate, other consumer time deposits was 22 percent at June 30, 2002, and 23 percent at December 31, 2001. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal. They are also less expensive to service.

PURCHASED FUNDS Average purchased funds, which include wholesale borrowings with maturities of 12 months or less, were $59 billion in the first six months of 2002 and $57 billion in the first six months of 2001. Our current trading strategy resulted in growth in securities sold under repurchase agreements to fund trading positions. Purchased funds were $59 billion at June 30, 2002, and $61 billion at December 31, 2001.

LONG-TERM DEBT Long-term debt was $38 billion at June 30, 2002, and $42 billion at December 31, 2001. This decline was due to scheduled maturities. In the rest of 2002, scheduled maturities of long-term debt amount to $4.5 billion. We anticipate either extending the maturities of these obligations or replacing the maturing obligations.

         Long-term debt included $3 billion of trust capital securities at both June 30, 2002, and December 31, 2001. Subsidiary trusts issued these capital securities and used the proceeds to purchase junior subordinated debentures from the parent company. These capital securities are considered tier 1 capital for regulatory purposes.

         Wachovia Bank, National Association, has available a global note program for the issuance of up to $45 billion of senior or subordinated notes. Under prior global bank note programs, $9 billion of long-term debt was outstanding at June 30, 2002. The sale of any additional notes will depend on future market conditions, funding needs and other factors.

         Under a current shelf registration statement with the Securities and Exchange Commission, we have $11 billion of senior or subordinated debt securities, common stock or preferred stock available for issuance. In addition we have available for issuance up to $4 billion under a medium-term note program covering senior or subordinated debt securities. The sale of debt or equity securities will depend on future market conditions, funding needs and other factors.

CREDIT LINES We have chosen not to renew a $175 million committed back-up line of credit that expired in July 2002. We believe that our strong and growing capital position, the current strong liquidity position in the parent company and the earnings and dividend capacity of our banking subsidiary, Wachovia Bank, National Association, make such back-up credit facilities unnecessary. Our policy is to have liquid cash positions at the holding company in excess of outstanding commercial paper.

STOCKHOLDERS' EQUITY The management of capital in a regulated banking environment requires a balance between maximizing leverage and return on equity while maintaining sufficient capital levels and related ratios to satisfy regulatory requirements. Our goal is to generate attractive returns on equity to our stockholders while maintaining sufficient regulatory capital ratios.

         Stockholders' equity was $30 billion at June 30, 2002, and $28 billion at December 31, 2001. Common shares outstanding amounted to 1.4 billion at both June 30, 2002, and December 31, 2001. At June 30, 2002, we had authority to repurchase up to 99 million shares of our common stock.

         At June 30, 2002, we had an equity forward contract outstanding involving 3 million shares at an aggregate cost of $100 million and forward purchase contracts outstanding involving 33 million shares at an aggregate cost of $1.2 billion. In the fourth quarter of 2002, we anticipate settling the equity forward contract and one forward purchase contract. The aggregate number of shares settled is estimated to be 12 million, at an estimated aggregate cost of $530 million to $550 million. After settlement of those contracts, we will have one outstanding forward purchase contract involving 24 million shares at an aggregate cost of $753 million.

         In calculating diluted earnings per share, the premium component of the forward price on equity forward contracts is subtracted in calculating income available to common stockholders. For forward purchase contracts, diluted shares include the share equivalent of the excess of the forward price over the current market price of the shares. In the second quarter of 2002, the premium component of the equity forward contract was anti-dilutive, and accordingly, was not included in the earnings per share calculation.

         Between the end of the second quarter of 2002 and August 13, 2002, we entered into transactions involving the simultaneous sale of put options and the purchase of call options on 4.5 million shares of our common stock with expiration dates from late October 2003 to mid-November 2003. We entered into these collar transactions to manage the potential dilution associated with employee stock options. The put options were sold to offset the cost of purchasing the call options.

         We paid $656 million in dividends to common stockholders in the first six months of 2002 and $471 million in the first six months of 2001. This represented a dividend payout ratio on cash operating earnings of 31.79 percent in the first six months of 2002 and 33.57 percent in the first six months of 2001.

         In connection with the Wachovia merger, we issued 97 million shares of Dividend Equalization Preferred shares (DEPs), which were recorded at their fair value as of September 1, 2001, of 24 cents per share or $23 million for shares issued through December 31, 2001. A dividend of six cents per DEP share, or $6 million, was paid to holders of the DEPs in the second quarter of 2002 representing the difference between the Wachovia dividend paid to common stockholders in the second quarter of 2002 of 24 cents and the last common stock dividend paid by the former Wachovia of 30 cents per share. The DEP dividends are recorded as a reduction in the carrying value of the DEPs. Since September 1, 2001, DEP dividends of $18 million, or 18 cents per DEP share, have been paid.

SUBSIDIARY DIVIDENDS First Union National Bank, which was merged with Wachovia Bank, National Association, and renamed "Wachovia Bank, National Association" on April 1, 2002, is the largest source of parent company dividends. Capital requirements established by regulators limit dividends that this subsidiary and certain other of our subsidiaries can pay. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well-capitalized level, at June 30, 2002, our subsidiaries had $922 million available for dividends that could be paid without prior regulatory approval. Our subsidiaries paid $693 million in dividends to the parent company in the first six months of 2002.

REGULATORY CAPITAL Our tier 1 and total capital ratios were 7.83 percent and
11.89 percent, respectively, at June 30, 2002, and 7.04 percent and 11.08 percent, respectively, at December 31, 2001. Our leverage ratio at June 30, 2002, was 6.75 percent and at December 31, 2001, 6.19 percent. At June 30, 2002, our deposit-taking bank subsidiaries met the capital and leverage ratio requirements for well capitalized banks. The 79 basis point improvement in our tier 1 capital ratio is in line with our goal of achieving an 8.00 percent tier 1 capital ratio by year-end 2002.

OFF-BALANCE SHEET PROFILE
--------------------------------------------------------------------------------

         In the normal course of business, we engage in a variety of financial transactions that, under generally accepted accounting principles, either are not recorded on the balance sheet or are recorded on the balance sheet in amounts that differ from the full contract or notional amounts. These transactions involve varying elements of market, credit and liquidity risk. These transactions fall under two broad categories: corporate transactions and customer transactions. Corporate transactions are designed to diversify our funding sources; reduce our credit, market or liquidity risk; and optimize capital. Customer transactions are executed to facilitate customers' funding needs or risk management objectives. Within these two categories, there are many types of transactions, which for purposes of the table below, we have grouped into lending commitments, liquidity and credit facilities, asset securitizations, derivatives and other transactions. Refer to our 2001 Annual Report on Form 10-K for a detailed description of each of these types of transactions.

SUMMARY OF OFF-BALANCE SHEET EXPOSURES

                                                                                        JUNE 30,          December 31,
(In millions)                                                                               2002                  2001
-------------                                                                         ----------          ------------
Lending commitments                                                                   $  150,300               150,800
Liquidity and credit facilities                                                           39,900                45,000
Asset securitizations                                                                     11,900                10,000
Derivatives                                                                               14,800                11,400
Other transactions
  Leasing transactions                                                                     9,600                 9,000
  Share repurchase agreements                                                              1,300                 1,300
  Principal investing commitments                                                          1,100                 1,200
                                                                                      ----------               -------
        Total                                                                         $  228,900               228,700
                                                                                      ==========               =======

         Lending commitments at June 30, 2002, decreased $500 million from December 31, 2001, as a result of a $4.1 billion decrease in commercial loan commitments partially offset by a $3.6 billion increase in consumer loan commitments. The decrease in commercial loan commitments was primarily driven by weak commercial loan demand as a result of uncertain economic conditions. In addition portfolio management actions have reduced exposure to accounts that do not provide adequate returns.

         We guarantee the liquidity on substantially all of the commercial paper issued by the conduits that we administer. In addition we provide liquidity guarantees of commercial paper issued by certain large corporate clients. Liquidity and credit facilities decreased $5.1 billion from December 31, 2001, to $39.9 billion at June 30, 2002, primarily due to the lower balances in the commercial paper conduits as a result of initiatives to exit relationships that do not provide adequate returns.

         In certain cases, we provide purchasers of beneficial interests in our asset securitization transactions with liquidity guarantees. Asset securitizations increased $1.9 billion from December 31, 2001, to $11.9 billion at June 30, 2002, as a result of liquidity provided on 2002 securitizations.

         The derivatives amount included in the above table is the total derivative-related credit risk, as represented by the fair value of all derivatives in a gain position and this amount is recorded on the balance sheet. Derivatives increased $3.4 billion from December 31, 2001, to $14.8 billion at June 30, 2002, the majority of which are customer transactions and are the result of changes in the long-term rate environment. At June 30, 2002, the total market value-related credit risk for derivative transactions in excess of counterparty thresholds was $1.2 billion. The fair value of collateral held exceeded the total market value-related credit risk in excess of counterparty thresholds as of that date.

RISK GOVERNANCE AND ADMINISTRATION
--------------------------------------------------------------------------------

         Our chief risk management officer reports directly to the chief executive officer and is responsible for credit, market and operational risk governance.

         The chief risk management officer provides loan portfolio, market risk and other information to appropriate management and board of directors oversight committees on a regular basis. These management committees include the Credit Policy Committee and the Asset and Liability Committee, both of which meet monthly and are headed by the chief executive officer. The Market Risk Committee, headed by the chief risk management officer, and the Credit & Finance Committee of the board of directors, composed of outside directors, meets bi-monthly.

         Our risk management practices include key elements such as independent checks and balances, formal authority limits, well-defined policies and procedures, quantitative modeling, diversification, active portfolio management and experienced risk management personnel. The policies, strategies and methodologies underlying our management of credit, market, operational, liquidity and interest rate risk are discussed in more detail in our 2001 Annual Report on Form 10-K.

MARKET RISK MANAGEMENT We trade a variety of debt securities, foreign exchange instruments and derivatives in order to provide customized solutions for the risk management needs of our customers and for proprietary trading. Risk is controlled through the use of value at risk (VAR) methodology with limits approved by the Asset and Liability Management Committee and an active, independent monitoring process. Our 1-day VAR limit for the first half of 2002 was $30 million.

         The VAR methodology uses recent market volatility to estimate within a given level of confidence the maximum trading loss over a period of time that we would expect to incur from an adverse movement in market rates and prices over the period. We calculate 1-day VAR at the 97.5 percent confidence level. The VAR model uses historical data from the most recent 252 trading days. The VAR model is supplemented by stress testing on a daily basis. The analysis captures all financial instruments that are considered trading positions. The total 1-day VAR was $13 million at June 28, 2002, and $11 million at December 31, 2001, and primarily related to interest rate risk and equity risk. The high, low and average VARs in the first six months of 2002 were $16 million, $9 million and $13 million, respectively.

INTEREST RATE RISK MANAGEMENT Managing interest rate risk is fundamental to banking. The inherent maturity and repricing characteristics of our day-to-day lending and deposit activities create a naturally asset-sensitive structure. By using a combination of financial instruments, we manage the sensitivity of earnings to changes in interest rates within our established policy guidelines. The Asset and Liability Management Committee oversees the interest rate risk management process and approves policy guidelines. Balance sheet management and finance personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows. They make adjustments within established policy guidelines.

         In analyzing interest rate sensitivity for policy measurement, we compare our forecasted earnings per share in both a "high rate" and "low rate" scenario to base-line scenarios. Our base-line scenario is our estimated most likely path for future short-term interest rates over the next 24 months. The second base-line scenario holds short-term rates flat at their current level over our forecast horizon. The "high rate" and "low rate" scenarios assume gradual 200 basis point increases or decreases in the federal funds rate from the beginning point of each base-line scenario over the next 12-month period. Our policy limit for the maximum negative impact on earnings per share resulting from "high rate" or "low rate" scenarios is 5 percent. The policy limit applies to the "most likely rate" and the "flat rate" base-line scenarios. The policy measurement period is 12 months in length, beginning with the first month of the forecast.

EARNINGS SENSITIVITY Our "flat rate" scenario holds the federal funds rate constant at 1.75 percent through May 2003. Based on our June 2002 outlook, if interest rates were to follow our "high rate" scenario (i.e., a 200 basis point increase in short-term rates from our "flat rate" scenario), our earnings sensitivity model indicates earnings during the policy measurement period would benefit by 0.5 percent. Typically we analyze a 200 basis point decline for our "low rate" scenario. However, because of the current federal funds rate level, we believe a 50 basis point decline in rates is more appropriate.

         For our "most likely rate" scenario, we believe the market forward implied rate ("market rate") is the most appropriate. This scenario assumes the federal funds rate remains flat at 1.75 percent until October 2002 and gradually rises to 4.00 percent by December 2003. Sensitivity to the "market rate" scenario is measured using a gradual 200 basis point increase over a 12-month period. Our model indicates that earnings would be negatively affected by 1.1 percent in a "high rate" scenario relative to the market rate over the policy period.

         In addition to the standard scenarios used to analyze rate sensitivity over the policy measurement period, we regularly analyze the potential impact of other more extreme interest rate scenarios. These alternate "what if" scenarios may include interest rate paths that are higher, lower and more volatile than those used for policy measurement. We also perform our analysis for time periods that reach beyond the 12-month policy period. For example, based on our June 2002 outlook, if interest rates remain consistent with our "market rate" scenario until December 31, 2002, and then increase by 300 basis points over the course of 2003, earnings in 2003 would decline by 1.6 percent.

         While our interest rate sensitivity modeling assumes that management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings and we implement such strategies when we believe those actions are prudent. As new monthly outlooks become available, we formulate strategies aimed at protecting earnings from the potential negative effects of changes in interest rates.

ACCOUNTING AND REGULATORY MATTERS
--------------------------------------------------------------------------------

         The following information addresses new or proposed accounting pronouncements related to our industry as well as legislation that has had a significant impact on our industry.

EXIT COSTS In June 2002 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 146, Accounting for Costs Associated with Exit or Disposal Activities. Under the provisions of SFAS 146, a liability for costs associated with exit or disposal activities is recognized only when a liability has been incurred. Currently, a liability is recognized when management commits to a plan of disposal and the plan meets certain criteria, even though commitment to a plan does not, by itself, necessarily result in a liability.

         Specifically, under SFAS 146, involuntary employee termination costs are recorded on the date that employees are notified, if the period between notification and termination is the lesser of 60 days or the legally required notification period. Otherwise these costs are recognized evenly over the period from notification to termination, if the legal notification period is greater than 60 days. Costs associated with terminating a contract, including leases, are recognized when the contract is legally terminated or the benefits of the contract are no longer being realized.

         The standard is effective for plans initiated on or after January 1, 2003, with early adoption encouraged. The impact that this standard will have on the company is dependent on the number and size of any exit or disposal activities that we undertake, and the effect will be largely on the timing of expense recognition.

ACCOUNTING FOR STOCK OPTIONS In the third quarter of 2002, we adopted the fair value method of accounting for stock options where expense for stock options is recognized in the consolidated statements of income. The adoption of the fair value method will be made retroactive to January 1, 2002.

         Under the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, companies had a choice upon adoption of SFAS 123 between two methods of accounting for stock options. One alternative was to measure the fair value of options on the date of grant using an option pricing model (the fair value method or expense recognition method), and amortize the expense over the vesting period. The other alternative, and the one we elected upon the adoption of SFAS 123 in 1995, was to continue to account for stock options under the method in effect before SFAS 123 (the intrinsic value method) where no expense is recognized for options that vest with only the passage of time and are issued with a strike price equal to the market value of the underlying stock on the date of grant. Companies using this method are required to provide pro forma disclosure in the notes to the consolidated financial statements of the impact as if stock options were accounted for under the fair value method.

         Because we adopted the fair value method of accounting subsequent to the end of the second quarter of 2002, no stock option expense is included in the results of operations for the six months ended June 30, 2002. The full-year impact of adopting the fair value method of accounting is estimated to be approximately $30 million after tax. A charge of approximately $10 million after tax will be recorded in each of the third and fourth quarters of 2002. In addition, the year-to-date results of operations for the nine months ended September 30, 2002, will reflect an additional $10 million after tax for the second quarter 2002 impact. The charges for 2002 are related to the company's stock awards in April 2002. Under the company's stock option plans, options are issued with a strike price equal to the market value of the underlying stock on the date of grant and they generally vest over a three-year period. Grants made in years prior to 2002 will continue to be accounted for under the intrinsic value method. Stock option expense in future years is anticipated to be higher than 2002 because those expenses will include amortization related to stock option awards granted in the applicable year as well as continuing amortization related to awards granted subsequent to January 1, 2002. In August 2002, the FASB began considering possible changes to SFAS 123 transition provisions, which could affect expense recognition for grants made prior to 2002.

ASSET IMPAIRMENT In August 2001 the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supercedes both SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. SFAS 144 retains the fundamental provisions in SFAS 121 for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale and resolves significant implementation issues associated with SFAS 121. Unlike SFAS 121, an impairment assessment under SFAS 144 will not result in a write-down of goodwill. Rather, goodwill is evaluated for impairment under SFAS 142, as described below.

         We adopted SFAS 144 on January 1, 2002. The adoption of SFAS 144 for long-lived assets held for use had no material impact on our consolidated financial statements. The provisions of SFAS 144 for assets held for sale or other disposal generally are required to be applied prospectively after the adoption date to newly initiated disposal activities.

BUSINESS COMBINATIONS In July 2001 the FASB issued SFAS 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 requires that all business combinations initiated after June 30, 2001, be accounted for using the purchase method. Also under SFAS 141, identified intangible assets acquired in a purchase business combination must be separately valued and recognized on the balance sheet if they meet certain requirements.

         Under the provisions of SFAS 142, goodwill and identified intangible assets with indefinite useful lives are not subject to amortization. Rather they are subject to impairment testing on an annual basis, or more often if events or circumstances indicate that there may be impairment. Identified intangible assets that have a finite useful life are amortized over that life in a manner that reflects the estimated decline in the economic value of the intangible asset and reviewed for impairment when events or circumstances indicate that there may be impairment.

         We adopted the provisions of SFAS 141 for business combinations initiated after June 30, 2001, and we adopted the provisions of SFAS 142 on January 1, 2002. Any goodwill and any identified intangible assets determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30, 2001, are not subject to amortization. Goodwill and intangible assets acquired in purchase business combinations completed before July 1, 2001, were amortized through December 31, 2001. Upon adoption of SFAS 142 on January 1, 2002, all amortization of goodwill and identified intangible assets with indefinite useful lives ceased. The merger of First Union and the former Wachovia was accounted for using the purchase method, and in accordance with the provisions of SFAS 141, the goodwill recorded in connection with the merger was never subject to amortization.

         Under the provisions of SFAS 142, all goodwill and identified intangible assets with an indefinite useful life must be tested for impairment as of January 1, 2002, and annually thereafter. This test involves assigning tangible and intangible assets, liabilities, identified intangible assets and goodwill to reporting units and comparing the fair value of each reporting unit to its carrying value. If the fair value is less than the carrying value, a further test is required to measure the amount of goodwill impairment. The company's impairment evaluation as of January 1, 2002, indicated that none of the company's goodwill was impaired.

CONSOLIDATIONS In June 2002 the FASB issued a Proposed Interpretation, Consolidation of Certain Special-Purpose Entities. The Proposed Interpretation would require a company to consolidate special-purpose entities (SPEs) that do not have sufficient independent economic substance and for which the company is determined to be the primary beneficiary. We are assessing the potential impact of the Proposed Interpretation on the company, which may result in consolidation of certain SPEs that are currently not included in our consolidated financial statements. We will not know the actual impact until the FASB finalizes the Proposed Interpretation, which is currently expected to be in December 2002.

REGULATORY MATTERS On October 26, 2001, the President signed the USA Patriot Act of 2001 into law. This act contains the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 (the IMLAFA). The IMLAFA contains anti-money laundering measures affecting insured depository institutions, broker-dealers and certain other financial institutions. The IMLAFA requires U.S. financial institutions to adopt new policies and procedures to combat money laundering and grants the Secretary of the Treasury broad authority to establish regulations and to impose requirements and restrictions on financial institutions' operations. As of the date of this filing, the impact of the IMLAFA on our operations is not expected to be material. We are establishing policies and procedures to ensure compliance with the IMLAFA.

         In 1999 the Gramm-Leach-Bliley Financial Modernization Act of 1999 (Modernization Act) became law. The Modernization Act allows bank holding companies meeting management, capital and Community Reinvestment Act standards to engage in a substantially broader range of nonbanking activities than was permissible before enactment, including underwriting insurance and making merchant banking investments in commercial and financial companies. It also allows insurers and other financial services companies to acquire banks; removes various restrictions that applied to bank holding company ownership of securities firms and mutual fund advisory companies; and establishes the overall regulatory structure applicable to bank holding companies that also engage in insurance and securities activities. This part of the Modernization Act became effective in March 2000. In 2000 we became a financial holding company pursuant to the Modernization Act and are thereby permitted to engage in the broader range of activities that the Modernization Act permits.

         The Modernization Act also modifies current law related to financial privacy and community reinvestment. The new privacy provisions generally prohibit financial institutions, including Wachovia, from disclosing nonpublic personal financial information to non-affiliated third parties unless customers have the opportunity to "opt out" of the disclosure.

         On July 30, 2002, President Bush signed the Sarbanes-Oxley Act of 2002 into law. The intent of this law is to reform specific matters pertaining to public accounting oversight, auditor independence and corporate responsibility. Requirements in the act will affect certain of Wachovia's corporate governance policies and certain of our business lines, such as securities analysis. We do not believe we will need to make material modifications to our corporate governance policies in response to the act nor do we believe the act will negatively affect our financial condition or results of operations.

         Various legislative and regulatory proposals concerning the financial services industry are pending in Congress, the legislatures in states in which we conduct operations and before various regulatory agencies that supervise our operations. Given the uncertainty of the legislative and regulatory process, we cannot assess the impact of any such legislation or regulations on our financial condition or results of operations.

TABLE 1
SELECTED STATISTICAL DATA

                                                                             2002                                             2001
                                                       --------------------------      -------------------------------------------

                                                           SECOND           First          Fourth           Third           Second
(Dollars in millions)                                     QUARTER         Quarter         Quarter         Quarter          Quarter
                                                       ----------      ----------      ----------      ----------       ----------
PROFITABILITY(a)
Return on average common stockholders' equity               12.89%          12.68           10.77            5.77            16.19
Return on average tangible common
  stockholders' equity - cash earnings                      24.96           25.30           23.56           11.36            23.35
Net interest margin(b)                                       3.96            3.90            3.81            3.58             3.41
Fee and other income as % of total revenue                  45.63           45.00           45.33           34.42            48.32
Overhead efficiency ratio - cash earnings                   56.30%          57.93           59.22           72.86            62.06
Operating leverage - cash earnings(c)                  $      125              42           1,036            (462)              59
Effective income tax rate                                   32.10%          32.09           31.65           27.67            31.54
                                                       ----------      ----------      ----------      ----------       ----------
CAPITAL ADEQUACY
Tier 1 capital ratio                                         7.83%           7.49            7.04            6.75             7.37
Total capital ratio                                         11.89           11.56           11.08           10.84            11.45
Leverage                                                     6.75%           6.51            6.19            7.22             6.00
                                                       ----------      ----------      ----------      ----------       ----------
ASSET QUALITY
Allowance as % of loans, net                                 1.86%           1.84            1.83            1.79             1.44
Allowance as % of nonperforming assets(d)                     150             162             175             186              133
Net charge-offs as % of average loans, net                   0.97            0.83            0.93            0.73             0.52
Nonperforming assets as % of loans, net,
  foreclosed properties and loans held for sale              1.24%           1.21            1.13            1.08             1.23
                                                       ----------      ----------      ----------      ----------       ----------
OTHER DATA
Employees                                                  82,686          82,809          84,046          85,534           67,420
Financial centers                                           3,347           3,362           3,434           3,461            2,690
ATMs                                                        4,617           4,618           4,675           4,698            3,419
Common shares outstanding (In millions)                     1,371           1,368           1,362           1,361              979
Common stock price                                     $    38.18           37.08           31.36           31.00            34.94
Market capitalization                                  $   52,347          50,716          42,701          42,191           34,213
                                                       ==========      ==========      ==========      ==========       ==========

(a)      Based on operating earnings.
(b)      Tax-equivalent.
(c) Incremental change on a quarter-to-quarter basis in tax-equivalent net interest income and fee and other income, less noninterest expense, excluding goodwill and other intangible amortization.
(d) These ratios do not include nonperforming loans included in loans held for sale.

TABLE 2
SUMMARIES OF INCOME, PER COMMON SHARE AND BALANCE SHEET DATA

                                                                                   2002                                      2001
                                                                 ----------------------      ------------------------------------
                                                                   SECOND         First        Fourth         Third        Second
(In millions, except per share data)                              QUARTER       Quarter       Quarter       Quarter       Quarter
                                                                 --------      --------      --------      --------      --------
SUMMARIES OF INCOME
Interest income                                                  $  3,894         3,903         4,311         3,944         3,820
                                                                 ========      ========      ========      ========      ========
Interest income (a)                                              $  3,948         3,954         4,363         3,988         3,851
Interest expense                                                    1,433         1,477         1,879         2,014         2,109
                                                                 --------      --------      --------      --------      --------
Net interest income (a)                                             2,515         2,477         2,484         1,974         1,742
Provision for loan losses                                             397           339           381         1,124           223
                                                                 --------      --------      --------      --------      --------
Net interest income after provision for loan losses (a)             2,118         2,138         2,103           850         1,519
Securities transactions - portfolio                                    58            (6)          (16)          (35)           --
Fee and other income                                                2,052         2,033         2,076         1,067         1,630
Merger-related and restructuring charges                              143            (8)           88            85           (69)
Other noninterest expense                                           2,764         2,777         2,942         2,310         2,266
                                                                 --------      --------      --------      --------      --------
Income (loss) before income taxes (benefits) (a)                    1,321         1,396         1,133          (513)          952
Income taxes (benefits)                                               399           432           345          (223)          288
Tax-equivalent adjustment                                              54            51            52            44            31
                                                                 --------      --------      --------      --------      --------
        Net income (loss)                                             868           913           736          (334)          633
Dividends on preferred stock                                            6             6             6            --            --
                                                                 --------      --------      --------      --------      --------
        Net income (loss) available to common stockholders       $    862           907           730          (334)          633
                                                                 ========      ========      ========      ========      ========

PER COMMON SHARE DATA
Basic                                                                0.63          0.67          0.54         (0.31)         0.65
Diluted                                                              0.63          0.66          0.54         (0.31)         0.64
Cash dividends                                                   $   0.24          0.24          0.24          0.24          0.24
Average common shares - Basic                                       1,360         1,355         1,352         1,094           969
Average common shares - Diluted                                     1,375         1,366         1,363         1,105           978
Average common stockholders' equity
  Quarter-to-date                                                $ 29,564        28,887        28,528        20,330        16,026
  Year-to-date                                                     29,227        28,887        20,218        17,417        15,937
Book value per common share                                         22.15         21.04         20.88         20.94         16.49
Common stock price
  High                                                              39.50         37.50         31.90         36.38         34.94
  Low                                                               35.98         30.26         27.90         27.95         29.70
  Period-end                                                     $  38.18         37.08         31.36         31.00         34.94
    To earnings ratio (b)                                           25.12X        24.24         21.63         20.39         12.99
    To book value                                                     172%          176           150           148           212
BALANCE SHEET DATA
Assets                                                           $324,673       319,853       330,452       325,897       245,941
Long-term debt                                                   $ 37,931        39,936        41,733        43,233        36,060
                                                                 ========      ========      ========      ========      ========

(a)      Tax-equivalent.
(b)      Based on diluted earnings per common share.

TABLE 3
MERGER-RELATED AND RESTRUCTURING CHARGES

                                                                                 SIX
                                                                              MONTHS
                                                                               ENDED
                                                                            JUNE 30,
(In millions)                                                                   2002
                                                                            --------
MERGER-RELATED AND RESTRUCTURING CHARGES - FIRST UNION/WACHOVIA
Merger-related charges
  Personnel costs                                                              $  11
  Occupancy and equipment                                                         30
  Gain on regulatory-mandated branch sales                                      (121)
  System conversion costs                                                         65
  Advertising                                                                      7
  Other                                                                           27
                                                                               -----
        Total merger-related charges                                              19
Restructuring charges
  Employee termination benefits                                                   33
  Occupancy and equipment                                                         73
  Other                                                                           10
                                                                               -----
        Total restructuring charges                                              116
                                                                               -----
        Net merger-related and restructuring charges                           $ 135
                                                                               =====

                                             First Union/
                                                 Wachovia
(In millions)                                      Merger           Other            Total
                                             ------------           -----            -----
ACTIVITY IN THE RESTRUCTURING ACCRUAL
Balance, December 31, 2001                           $ 63              63              126
Restructuring charge                                   64              --               64
Cash payments                                         (42)             (7)             (49)
                                                     ----             ---             ----
Balance, March 31, 2002                                85              56              141
Restructuring charge                                   52              --               52
Cash payments                                         (35)             (6)             (41)
Noncash write-downs                                    (9)             --               (9)
                                                     ----             ---             ----
Balance, June 30, 2002                               $ 93              50              143
                                                     ====             ===             ====

TABLE 4
BUSINESS SEGMENTS

                                                               2002                                        2001
                                           ------------------------        ------------------------------------
                                             SECOND           First         Fourth          Third         Second
(In millions)                               QUARTER         Quarter        Quarter        Quarter        Quarter
                                           --------         -------        -------        -------        ------
GENERAL BANK COMBINED(a)
Net interest income(b)                     $  1,717           1,649          1,642          1,277         1,138
Fee and other income                            508             498            578            434           379
Intersegment revenue                             42              40             45             35            33
                                           --------         -------        -------        -------        ------
        Total revenue                         2,267           2,187          2,265          1,746         1,550
Provision for loan losses                        98             115            130             97            98
Noninterest expense                           1,231           1,206          1,238          1,016           926
Income taxes                                    332             306            317            212           170
Tax-equivalent adjustment                        10              10             10             10             9
                                           --------         -------        -------        -------        ------
        Operating earnings                 $    596             550            570            411           347
                                           --------         -------        -------        -------        ------
Risk adjusted return on capital               41.25%          40.31          42.66          38.75         41.35
Cash overhead efficiency ratio                54.31%          55.14          54.70          57.62         58.84
Economic profit                            $    419             393            413            290           263
Average loans, net                          100,832          98,033         97,004         76,383        65,240
Average core deposits                       139,665         136,096        133,996        109,656        98,429
Economic capital, average                  $  5,554           5,439          5,344          4,298         3,590
                                           ========         =======        =======        =======        ======
COMMERCIAL
Net interest income(b)                     $    356             337            334            224           181
Fee and other income                             60              71             65             42            30
Intersegment revenue                             20              17             20             14            14
                                           --------         -------        -------        -------        ------
        Total revenue                           436             425            419            280           225
Provision for loan losses                        24              39             38             25            13
Noninterest expense                             150             152            157            116           102
Income taxes                                     87              75             71             40            27
Tax-equivalent adjustment                         9              10             10              9             9
                                           --------         -------        -------        -------        ------
        Operating earnings                 $    166             149            143             90            74
                                           --------         -------        -------        -------        ------
Risk adjusted return on capital               26.34%          26.12          26.61          25.28         26.71
Cash overhead efficiency ratio                34.48%          35.68          37.34          41.23         44.37
Economic profit                            $     82              79             74             45            36
Average loans, net                           40,228          39,945         40,336         28,758        23,139
Average core deposits                        15,134          14,081         13,289         10,794         9,602
Economic capital, average                  $  2,159           2,116          2,012          1,331           981
                                           ========         =======        =======        =======        ======
RETAIL AND SMALL BUSINESS
Net interest income (b)                    $  1,361           1,312          1,308          1,053           957
Fee and other income                            448             427            513            392           349
Intersegment revenue                             22              23             25             21            19
                                           --------         -------        -------        -------        ------
        Total revenue                         1,831           1,762          1,846          1,466         1,325
Provision for loan losses                        74              76             92             72            85
Noninterest expense                           1,081           1,054          1,081            900           824
Income taxes                                    245             231            246            172           143
Tax-equivalent adjustment                         1              --             --              1            --
                                           --------         -------        -------        -------        ------
        Operating earnings                 $    430             401            427            321           273
                                           --------         -------        -------        -------        ------
Risk adjusted return on capital               50.74%          49.34          52.35          44.79         46.86
Cash overhead efficiency ratio                59.03%          59.84          58.65          60.74         61.30
Economic profit                            $    337             314            339            245           227
Average loans, net                           60,604          58,088         56,668         47,625        42,101
Average core deposits                       124,531         122,015        120,707         98,862        88,827
Economic capital, average                  $  3,395           3,323          3,332          2,967         2,609
                                           ========         =======        =======        =======        ======

(a) General Bank Combined represents the consolidation of the General Bank's Commercial and Retail and Small Business lines of business.
(b)      Tax-equivalent.

                                                                     (Continued)

TABLE 4
BUSINESS SEGMENTS

                                                            2002                                             2001
                                      --------------------------        ----------------------------------------
                                         SECOND            First          Fourth           Third          Second
(In millions)                           QUARTER          Quarter         Quarter         Quarter         Quarter
                                      ---------         --------        --------        --------        --------
CAPITAL MANAGEMENT COMBINED(a)
Net interest income(b)                $      45               44              46              42              38
Fee and other income                        783              778             782             652             687
Intersegment revenue                        (19)             (17)            (19)            (17)            (18)
                                      ---------         --------        --------        --------        --------
        Total revenue                       809              805             809             677             707
Provision for loan losses                    --               --              --              --              --
Noninterest expense                         669              676             669             574             583
Income taxes                                 51               47              51              36              42
Tax-equivalent adjustment                    --               --              --              --              --
                                      ---------         --------        --------        --------        --------
        Operating earnings            $      89               82              89              67              82
                                      ---------         --------        --------        --------        --------
Risk adjusted return on capital           52.66%           48.80           52.14           43.56           55.36
Cash overhead efficiency ratio            82.73%           83.94           82.77           84.84           82.33
Economic profit                       $      70               64              68              48              65
Average loans, net                          186              166             337             269             110
Average core deposits                     1,269            1,298           1,505           1,535           1,609
Economic capital, average                   675              683             674             611             598
Assets under management               $ 230,038          230,204         226,470         226,341         172,158
                                      =========         ========        ========        ========        ========
RETAIL BROKERAGE SERVICES
Net interest income(b)                $      43               44              46              44              40
Fee and other income                        564              552             552             460             489
Intersegment revenue                        (20)             (17)            (17)            (19)            (17)
                                      ---------         --------        --------        --------        --------
        Total revenue                       587              579             581             485             512
Provision for loan losses                    --               --              --              --              --
Noninterest expense                         514              523             518             435             450
Income taxes                                 27               20              25              16              21
Tax-equivalent adjustment                    --               --              --              --              --
                                      ---------         --------        --------        --------        --------
        Operating earnings            $      46               36              38              34              41
                                      ---------         --------        --------        --------        --------
Risk adjusted return on capital           33.81%           26.32           28.54           25.82           32.59
Cash overhead efficiency ratio            87.63%           90.30           89.43           89.63           87.64
Economic profit                       $      31               21              23              17              27
Average loans, net                            2                2               2               1              --
Average core deposits                       107               99              75              93              79
Economic capital, average             $     546              550             542             506             515
                                      =========         ========        ========        ========        ========

(a) Capital Management Combined represents the consolidation of Capital Management's Retail Brokerage Services, Asset Management, and Other, which primarily serves to eliminate intersegment revenue.

(b) Tax-equivalent.
                                                                     (Continued)

TABLE 4
BUSINESS SEGMENTS

                                                                  2002                                               2001
                                             -------------------------          -----------------------------------------
                                              SECOND             First           Fourth            Third           Second
(In millions)                                QUARTER           Quarter          Quarter          Quarter          Quarter
                                             -------           -------          -------          -------          -------
ASSET MANAGEMENT
Net interest income(b)                       $     1                (1)              (1)              (3)              (4)
Fee and other income                             230               237              238              206              208
Intersegment revenue                              (1)               --               --               (1)              --
                                             -------            ------           ------           ------           ------
        Total revenue                            230               236              237              202              204
Provision for loan losses                         --                --               --               --               --
Noninterest expense                              166               166              163              151              144
Income taxes                                      23                26               26               18               20
Tax-equivalent adjustment                         --                --               --               --               --
                                             -------            ------           ------           ------           ------
        Operating earnings                   $    41                44               48               33               40
                                             -------            ------           ------           ------           ------
Risk adjusted return on capital               124.43%           130.39           137.67           122.41           185.35
Cash overhead efficiency ratio                 72.05%            70.55            68.64            74.76            70.45
Economic profit                              $    38                40               43               30               37
Average loans, net                               184               164              335              268              110
Average core deposits                          1,162             1,199            1,430            1,442            1,530
Economic capital, average                    $   132               137              136              108               86
                                             =======            ======           ======           ======           ======
OTHER
Net interest income(b)                       $     1                 1                1                1                2
Fee and other income                             (11)              (11)              (8)             (14)             (10)
Intersegment revenue                               2                --               (2)               3               (1)
                                             -------            ------           ------           ------           ------
        Total revenue                             (8)              (10)              (9)             (10)              (9)
Provision for loan losses                         --                --               --               --               --
Noninterest expense                              (11)              (13)             (12)             (12)             (11)
Income taxes                                       1                 1               --                2                1
Tax-equivalent adjustment                         --                --               --               --               --
                                             -------            ------           ------           ------           ------
        Operating earnings                   $     2                 2                3               --                1
                                             -------            ------           ------           ------           ------
Risk adjusted return on capital                   --%               --               --               --               --
Cash overhead efficiency ratio                    --%               --               --               --               --
Economic profit                              $     1                 3                2                1                1
Average loans, net                                --                --               --               --               --
Average core deposits                             --                --               --               --               --
Economic capital, average                    $    (3)               (4)              (4)              (3)              (3)
                                             =======            ======           ======           ======           ======

                                                                     (Continued)

TABLE 4
BUSINESS SEGMENTS

                                                               2002                                         2001
                                            -----------------------        -------------------------------------
                                             SECOND          First          Fourth          Third         Second
(In millions)                               QUARTER         Quarter        Quarter        Quarter        Quarter
                                            -------         -------        -------        -------        -------
WEALTH MANAGEMENT
Net interest income(a)                       $  100              96             93             63             49
Fee and other income                            142             140            136             99             80
Intersegment revenue                              2               1              1             --             --
                                             ------           -----          -----          -----          -----
        Total revenue                           244             237            230            162            129
Provision for loan losses                         7               1              4              2             --
Noninterest expense                             166             168            161            114             86
Income taxes                                     26              25             22             17             14
Tax-equivalent adjustment                        --              --             --             --             --
                                             ------           -----          -----          -----          -----
        Operating earnings                   $   45              43             43             29             29
                                             ------           -----          -----          -----          -----
Risk adjusted return on capital               52.91%          49.06          50.83          52.99          73.88
Cash overhead efficiency ratio                68.35%          70.80          69.51          70.62          65.38
Economic profit                              $   35              31             31             22             22
Average loans, net                            8,632           8,400          8,148          5,680          4,449
Average core deposits                         9,879           9,896          9,431          7,313          6,367
Economic capital, average                    $  338             330            318            212            148
                                             ======           =====          =====          =====          =====

(a) Tax-equivalent.

                                                                     (Continued)

TABLE 4
BUSINESS SEGMENTS

                                                                      2002                                                  2001
                                               ---------------------------           -------------------------------------------
                                                 SECOND              First            Fourth             Third            Second
(In millions)                                   QUARTER            Quarter           Quarter           Quarter           Quarter
                                               --------            -------           -------           -------           -------
CORPORATE AND INVESTMENT
BANK COMBINED(a)
Net interest income(b)                         $    596                597               691               506               482
Fee and other income                                495                498               419              (218)              374
Intersegment revenue                                (24)               (18)              (19)              (16)              (15)
                                               --------            -------           -------           -------           -------
        Total revenue                             1,067              1,077             1,091               272               841
Provision for loan losses                           293                222               254               126                93
Noninterest expense                                 521                521               550               485               505
Income taxes (benefits)                              67                100                87              (149)               68
Tax-equivalent adjustment                            27                 25                22                17                13
                                               --------            -------           -------           -------           -------
        Operating earnings (loss)              $    159                209               178              (207)              162
                                               --------            -------           -------           -------           -------
Risk adjusted return on capital                   14.93%             14.40             13.46            (10.53)            12.65
Cash overhead efficiency ratio                    48.99%             48.61             50.68               n/m             59.83
Economic profit                                $     74                 67                30              (355)               10
Average loans, net                               41,580             43,342            46,235            42,070            41,145
Average core deposits                            12,214             12,766            12,633            10,490            10,200
Economic capital, average                      $  7,569              7,997             8,263             6,252             5,981
                                               ========            =======           =======           =======           =======
CORPORATE BANKING
Net interest income(b)                         $    427                446               495               365               357
Fee and other income                                280                271               208               186               181
Intersegment revenue                                (16)               (13)              (14)              (10)               (8)
                                               --------            -------           -------           -------           -------
        Total revenue                               691                704               689               541               530
Provision for loan losses                           293                222               248               125                95
Noninterest expense                                 266                267               295               248               239
Income taxes                                         49                 81                56                58                67
Tax-equivalent adjustment                             1                  1                 1                --                --
                                               --------            -------           -------           -------           -------
        Operating earnings                     $     82                133                89               110               129
                                               --------            -------           -------           -------           -------
Risk adjusted return on capital                   15.59%             15.20             12.99             15.40             18.13
Cash overhead efficiency ratio                    38.77%             38.16             43.25             45.63             44.93
Economic profit                                $     60                 58                14                34                54
Average loans, net                               38,205             39,689            42,307            38,083            36,809
Average core deposits                             9,641              9,878             9,784             7,925             7,658
Economic capital, average                      $  5,236              5,564             5,709             3,900             3,531
                                               ========            =======           =======           =======           =======

(a) Corporate and Investment Bank Combined represents the consolidation of the Corporate and Investment Bank's Corporate Banking, Investment Banking and Principal Investing lines of business.
(b)      Tax-equivalent.

                                                                     (Continued)

TABLE 4
BUSINESS SEGMENTS

                                                                  2002                                               2001
                                             -------------------------          -----------------------------------------
                                              SECOND             First           Fourth            Third           Second
(In millions)                                QUARTER           Quarter          Quarter          Quarter          Quarter
                                             -------           -------          -------          -------          -------
INVESTMENT BANKING
Net interest income(b)                       $   168               151              193              150              134
Fee and other income                             257               317              232              181              251
Intersegment revenue                              (8)               (5)              (5)              (6)              (7)
                                             -------            ------           ------          -------           ------
        Total revenue                            417               463              420              325              378
Provision for loan losses                         --                --                6                1               (2)
Noninterest expense                              249               248              248              228              258
Income taxes                                      36                54               40               13               26
Tax-equivalent adjustment                         26                24               21               17               13
                                             -------            ------           ------          -------           ------
        Operating earnings                   $   106               137              105               66               83
                                             -------            ------           ------          -------           ------
Risk adjusted return on capital                32.54%            40.66            30.53            25.98            28.54
Cash overhead efficiency ratio                 59.76%            53.65            58.97            69.96            67.78
Economic profit                              $    71                99               66               35               47
Average loans, net                             3,375             3,653            3,887            3,969            4,335
Average core deposits                          2,573             2,888            2,849            2,565            2,542
Economic capital, average                    $ 1,326             1,360            1,417            1,011            1,111
                                             =======            ======           ======          =======           ======
PRINCIPAL INVESTING
Net interest income(b)                       $     1                --                3               (9)              (9)
Fee and other income                             (42)              (90)             (21)            (585)             (58)
Intersegment revenue                              --                --               --               --               --
                                             -------            ------           ------          -------           ------
        Total revenue                            (41)              (90)             (18)            (594)             (67)
Provision for loan losses                         --                --               --               --               --
Noninterest expense                                6                 6                7                9                8
Income tax benefits                              (18)              (35)              (9)            (220)             (25)
Tax-equivalent adjustment                         --                --               --               --               --
                                             -------            ------           ------          -------           ------
        Operating loss                       $   (29)              (61)             (16)            (383)             (50)
                                             -------            ------           ------          -------           ------
Risk adjusted return on capital               (11.69)%          (23.02)           (5.43)         (113.43)          (15.02)
Cash overhead efficiency ratio                   N/M%              n/m              n/m              n/m              n/m
Economic profit                              $   (57)              (90)             (50)            (424)             (91)
Average loans, net                                --                --               41               18                1
Average core deposits                             --                --               --               --               --
Economic capital, average                    $ 1,007             1,073            1,137            1,341            1,339
                                             =======            ======           ======          =======           ======

                                                                     (Continued)

TABLE 4
BUSINESS SEGMENTS

                                                                     2002                                               2001
                                              ---------------------------         ------------------------------------------
                                                 SECOND             First           Fourth            Third           Second
(In millions)                                   QUARTER           Quarter          Quarter          Quarter          Quarter
                                              ---------          --------         --------         --------         --------
PARENT
Net interest income(a)                        $      57                91               12               86               35
Fee and other income                                182               113              145               69              109
Intersegment revenue                                 (1)               (6)              (8)              (2)              --
                                              ---------          --------         --------         --------         --------
        Total revenue                               238               198              149              153              144
Provision for loan losses                            (1)                1               (7)              19               32
Noninterest expense                                 177               206              324              121               69
Income taxes (benefits)                             (23)              (49)            (107)              (2)               5
Tax-equivalent adjustment                            17                16               20               17                9
                                              ---------          --------         --------         --------         --------
        Operating earnings (loss)             $      68                24              (81)              (2)              29
                                              ---------          --------         --------         --------         --------
Risk adjusted return on capital                   27.41%            19.56            13.88            17.58            22.14
Cash overhead efficiency ratio                     6.41%            19.46            46.06             9.71             7.21
Economic profit                               $     100                54               13               29               46
Average loans, net                                3,855             7,123           11,115            8,624            8,268
Average core deposits                             2,582             3,634            4,261            3,209            2,430
Economic capital, average                     $   2,429             2,571            2,499            2,037            1,859
                                              =========          ========         ========         ========         ========
CONSOLIDATED
Net interest income(a)                        $   2,515             2,477            2,484            1,974            1,742
Fee and other income                              2,110             2,027            2,060            1,036            1,629
Intersegment revenue                                 --                --               --               --               --
                                              ---------          --------         --------         --------         --------
        Total revenue                             4,625             4,504            4,544            3,010            3,371
Provision for loan losses                           397               339              381              244              223
Noninterest expense                               2,764             2,777            2,942            2,310            2,169
Income taxes                                        453               429              370              114              299
Tax-equivalent adjustment                            54                51               52               44               31
                                              ---------          --------         --------         --------         --------
        Operating earnings                          957               908              799              298              649
                                              ---------          --------         --------         --------         --------
Adjustments from operating
  earnings to net income (loss)
    Merger-related, restructuring
      and other charges
        Provision for loan losses                    --                --               --             (880)              --
        Fee and other income                         --                --               --               (4)               1
        Noninterest expense                        (143)                8              (88)             (85)             (28)
        Income tax (expense) benefits                54                (3)              25              337               11
                                              ---------          --------         --------         --------         --------
  After-tax net merger-related,
    restructuring and other charges                 (89)                5              (63)            (632)             (16)
                                              ---------          --------         --------         --------         --------
        Net income (loss)                           868               913              736             (334)             633
  Dividends on preferred stock                        6                 6                6               --               --
                                              ---------          --------         --------         --------         --------
        Net income (loss) available to
          common stockholders                 $     862               907              730             (334)             633
                                              ---------          --------         --------         --------         --------
Risk adjusted return on capital                   27.90%            25.51            24.86            13.00            25.40
Cash overhead efficiency ratio                    56.30%            57.93            59.22            72.86            62.06
Economic profit                               $     698               609              555               34              406
Average loans, net                              155,085           157,064          162,839          133,026          119,212
Average core deposits                           165,609           163,690          161,826          132,203          119,035
Economic capital, average                     $  16,565            17,020           17,098           13,410           12,176
                                              =========          ========         ========         ========         ========

(a)      Tax-equivalent.

                                                                     (Continued)

TABLE 4
BUSINESS SEGMENTS

                                                                                     SIX MONTHS ENDED
                                                                                             JUNE 30,
                                                                          ---------------------------
(In millions)                                                                 2002               2001
                                                                          --------             ------
GENERAL BANK COMBINED(a)
Net interest income(b)                                                    $  3,366              2,222
Fee and other income                                                         1,006                712
Intersegment revenue                                                            82                 63
                                                                          --------             ------
        Total revenue                                                        4,454              2,997
Provision for loan losses                                                      213                198
Noninterest expense                                                          2,437              1,820
Income taxes                                                                   638                321
Tax-equivalent adjustment                                                       20                 15
                                                                          --------             ------
        Operating earnings                                                $  1,146                643
                                                                          --------             ------
Risk adjusted return on capital                                              40.79%             40.13
Cash overhead efficiency ratio                                               54.72%             59.77
Economic profit                                                           $    812                490
Average loans, net                                                          99,440             64,179
Average core deposits                                                      137,890             97,928
Economic capital, average                                                 $  5,497              3,512
                                                                          ========             ======
COMMERCIAL
Net interest income(b)                                                    $    693                350
Fee and other income                                                           131                 58
Intersegment revenue                                                            37                 26
                                                                          --------             ------
        Total revenue                                                          861                434
Provision for loan losses                                                       63                 32
Noninterest expense                                                            302                197
Income taxes                                                                   162                 55
Tax-equivalent adjustment                                                       19                 15
                                                                          --------             ------
        Operating earnings                                                $    315                135
                                                                          --------             ------
Risk adjusted return on capital                                              26.23%             25.22
Cash overhead efficiency ratio                                               35.07%             44.80
Economic profit                                                           $    161                 64
Average loans, net                                                          40,087             22,812
Average core deposits                                                       14,611              9,367
Economic capital, average                                                 $  2,138                977
                                                                          ========             ======
RETAIL AND SMALL BUSINESS
Net interest income(b)                                                    $  2,673              1,872
Fee and other income                                                           875                654
Intersegment revenue                                                            45                 37
                                                                          --------             ------
        Total revenue                                                        3,593              2,563
Provision for loan losses                                                      150                166
Noninterest expense                                                          2,135              1,623
Income taxes                                                                   476                266
Tax-equivalent adjustment                                                        1                 --
                                                                          --------             ------
        Operating earnings                                                $    831                508
                                                                          --------             ------
Risk adjusted return on capital                                              50.05%             45.87
Cash overhead efficiency ratio                                               59.42%             62.31
Economic profit                                                           $    651                426
Average loans, net                                                          59,353             41,367
Average core deposits                                                      123,279             88,561
Economic capital, average                                                 $  3,359              2,535
                                                                          ========             ======

(a) General Bank Combined represents the consolidation of the General Bank's Commercial and Retail and Small Business lines of business.
(b)      Tax-equivalent.

                                                                     (Continued)

TABLE 4
BUSINESS SEGMENTS

                                                                                              SIX MONTHS ENDED
                                                                                                      JUNE 30,
                                                                                 -----------------------------
(In millions)                                                                         2002                2001
                                                                                 ---------             -------
CAPITAL MANAGEMENT COMBINED (a)
Net interest income (b)                                                          $      89                  78
Fee and other income                                                                 1,561               1,365
Intersegment revenue                                                                   (36)                (34)
                                                                                 ---------             -------
        Total revenue                                                                1,614               1,409
Provision for loan losses                                                               --                  --
Noninterest expense                                                                  1,345               1,158
Income taxes                                                                            98                  86
Tax-equivalent adjustment                                                               --                  --
                                                                                 ---------             -------
        Operating earnings                                                       $     171                 165
                                                                                 ---------             -------
Risk adjusted return on capital                                                      50.73%              55.50
Cash overhead efficiency ratio                                                       83.33%              82.14
Economic profit                                                                  $     134                 130
Average loans, net                                                                     176                 119
Average core deposits                                                                1,283               1,717
Economic capital, average                                                              679                 601
Assets under management                                                          $ 230,038             172,158
                                                                                 =========             =======
RETAIL BROKERAGE SERVICES
Net interest income (b)                                                          $      87                  82
Fee and other income                                                                 1,116                 972
Intersegment revenue                                                                   (37)                (33)
                                                                                 ---------             -------
        Total revenue                                                                1,166               1,021
Provision for loan losses                                                               --                  --
Noninterest expense                                                                  1,037                 893
Income taxes                                                                            47                  44
Tax-equivalent adjustment                                                               --                  --
                                                                                 ---------             -------
        Operating earnings                                                       $      82                  84
                                                                                 ---------             -------
Risk adjusted return on capital                                                      30.08%              32.84
Cash overhead efficiency ratio                                                       88.96%              87.44
Economic profit                                                                  $      52                  54
Average loans, net                                                                       2                  --
Average core deposits                                                                  103                  91
Economic capital, average                                                        $     549                 518
                                                                                 =========             =======

(a) Capital Management Combined represents the consolidation of Capital Management's Retail Brokerage Services, Asset Management, and Other, which primarily serves to eliminate intersegment revenue.

(b) Tax-equivalent.



                                                                     (Continued)

TABLE 4
BUSINESS SEGMENTS

                                                                                              SIX MONTHS ENDED
                                                                                                      JUNE 30,
                                                                                 -----------------------------
(In millions)                                                                         2002                2001
                                                                                 ---------             -------
ASSET MANAGEMENT
Net interest income (b)                                                          $      --                  (7)
Fee and other income                                                                   467                 414
Intersegment revenue                                                                    (1)                 --
                                                                                 ---------             -------
        Total revenue                                                                  466                 407
Provision for loan losses                                                               --                  --
Noninterest expense                                                                    332                 285
Income taxes                                                                            49                  42
Tax-equivalent adjustment                                                               --                  --
                                                                                 ---------             -------
        Operating earnings                                                       $      85                  80
                                                                                 ---------             -------
Risk adjusted return on capital                                                     127.45%             188.87
Cash overhead efficiency ratio                                                       71.29%              69.92
Economic profit                                                                  $      78                  75
Average loans, net                                                                     174                 119
Average core deposits                                                                1,180               1,626
Economic capital, average                                                        $     134                  86
                                                                                 =========             =======
OTHER
Net interest income (b)                                                          $       2                   3
Fee and other income                                                                   (22)                (21)
Intersegment revenue                                                                     2                  (1)
                                                                                 ---------             -------
        Total revenue                                                                  (18)                (19)
Provision for loan losses                                                               --                  --
Noninterest expense                                                                    (24)                (20)
Income taxes                                                                             2                  --
Tax-equivalent adjustment                                                               --                  --
                                                                                 ---------             -------
        Operating earnings                                                       $       4                   1
                                                                                 ---------             -------
Risk adjusted return on capital                                                         --%                 --
Cash overhead efficiency ratio                                                          --%                 --
Economic profit                                                                  $       4                   1
Average loans, net                                                                      --                  --
Average core deposits                                                                   --                  --
Economic capital, average                                                        $      (4)                 (3)
                                                                                 =========             =======



                                                                     (Continued)

TABLE 4
BUSINESS SEGMENTS

                                                                                              SIX MONTHS ENDED
                                                                                                      JUNE 30,
                                                                                 -----------------------------
(In millions)                                                                         2002                2001
                                                                                 ---------             -------
WEALTH MANAGEMENT
Net interest income (a)                                                          $     196                  96
Fee and other income                                                                   282                 159
Intersegment revenue                                                                     3                  --
                                                                                 ---------             -------
        Total revenue                                                                  481                 255
Provision for loan losses                                                                8                  --
Noninterest expense                                                                    334                 170
Income taxes                                                                            51                  29
Tax-equivalent adjustment                                                               --                  --
                                                                                 ---------             -------
        Operating earnings                                                       $      88                  56
                                                                                 ---------             -------
Risk adjusted return on capital                                                      51.02%              73.91
Cash overhead efficiency ratio                                                       69.56%              66.02
Economic profit                                                                  $      66                  44
Average loans, net                                                                   8,517               4,409
Average core deposits                                                                9,887               6,272
Economic capital, average                                                        $     334                 145
                                                                                 =========             =======

(a)  Tax-equivalent.



                                                                     (Continued)

TABLE 4
BUSINESS SEGMENTS


                                                                                              SIX MONTHS ENDED
                                                                                                      JUNE 30,
                                                                                 -----------------------------
(In millions)                                                                         2002                2001
                                                                                 ---------             -------
CORPORATE AND INVESTMENT
BANKING COMBINED (a)
Net interest income (b)                                                          $   1,193                 935
Fee and other income                                                                   993                 728
Intersegment revenue                                                                   (42)                (27)
                                                                                 ---------             -------
        Total revenue                                                                2,144               1,636
Provision for loan losses                                                              515                 163
Noninterest expense                                                                  1,042                 982
Income taxes                                                                           167                 141
Tax-equivalent adjustment                                                               52                  24
                                                                                 ---------             -------
        Operating earnings                                                       $     368                 326
                                                                                 ---------             -------
Risk adjusted return on capital                                                      14.66%              12.33
Cash overhead efficiency ratio                                                       48.80%              59.86
Economic profit                                                                  $     141                  10
Average loans, net                                                                  42,456              41,943
Average core deposits                                                               12,489               9,830
Economic capital, average                                                        $   7,782               6,081
                                                                                 =========             =======
CORPORATE BANKING
Net interest income (b)                                                          $     873                 713
Fee and other income                                                                   551                 354
Intersegment revenue                                                                   (29)                (16)
                                                                                 ---------             -------
        Total revenue                                                                1,395               1,051
Provision for loan losses                                                              515                 166
Noninterest expense                                                                    533                 488
Income taxes                                                                           130                 136
Tax-equivalent adjustment                                                                2                  --
                                                                                 ---------             -------
        Operating earnings                                                       $     215                 261
                                                                                 ---------             -------
Risk adjusted return on capital                                                      15.39%              17.49
Cash overhead efficiency ratio                                                       38.46%              46.24
Economic profit                                                                  $     118                  97
Average loans, net                                                                  38,943              37,469
Average core deposits                                                                9,759               7,505
Economic capital, average                                                        $   5,399               3,571
                                                                                 =========             =======


(a) Corporate and Investment Bank Combined represents the consolidation of the Corporate and Investment Bank's Corporate Banking, Investment Banking and Principal Investing lines of business.

(b) Tax-equivalent.



                                                                     (Continued)

TABLE 4
BUSINESS SEGMENTS

                                                                                              SIX MONTHS ENDED
                                                                                                      JUNE 30,
                                                                                 -----------------------------
(In millions)                                                                         2002                2001
                                                                                 ---------             -------
INVESTMENT BANKING
Net interest income (b)                                                          $     319                 243
Fee and other income                                                                   574                 475
Intersegment revenue                                                                   (13)                (11)
                                                                                 ---------             -------
        Total revenue                                                                  880                 707
Provision for loan losses                                                               --                  (3)
Noninterest expense                                                                    497                 477
Income taxes                                                                            90                  53
Tax-equivalent adjustment                                                               50                  24
                                                                                 ---------             -------
        Operating earnings                                                       $     243                 156
                                                                                 ---------             -------
Risk adjusted return on capital                                                      36.63%              26.72
Cash overhead efficiency ratio                                                       56.54%              67.38
Economic profit                                                                  $     170                  85
Average loans, net                                                                   3,513               4,474
Average core deposits                                                                2,730               2,325
Economic capital, average                                                        $   1,343               1,156
                                                                                 =========            ========
PRINCIPAL INVESTING
Net interest income (b)                                                          $       1                 (21)
Fee and other income                                                                  (132)               (101)
Intersegment revenue                                                                    --                  --
                                                                                 ---------             -------
        Total revenue                                                                 (131)               (122)
Provision for loan losses                                                               --                  --
Noninterest expense                                                                     12                  17
Income tax benefits                                                                    (53)                (48)
Tax-equivalent adjustment                                                               --                  --
                                                                                 ---------             -------
        Operating loss                                                           $     (90)                (91)
                                                                                 ---------             -------
Risk adjusted return on capital                                                     (17.50)%            (13.55)
Cash overhead efficiency ratio                                                         N/M%                n/m
Economic profit                                                                  $    (147)               (172)
Average loans, net                                                                      --                  --
Average core deposits                                                                   --                  --
Economic capital, average                                                        $   1,040               1,354
                                                                                 =========            ========



                                                                     (Continued)

TABLE 4
BUSINESS SEGMENTS

                                                                                              SIX MONTHS ENDED
                                                                                                      JUNE 30,
                                                                                 -----------------------------
(In millions)                                                                         2002                2001
                                                                                 ---------             -------
PARENT
Net interest income (a)                                                          $     148                 145
Fee and other income                                                                   295                 211
Intersegment revenue                                                                    (7)                 (2)
                                                                                 ---------            --------
        Total revenue                                                                  436                 354
Provision for loan losses                                                               --                  81
Noninterest expense                                                                    383                 177
Income taxes (benefits)                                                                (72)                  3
Tax-equivalent adjustment                                                               33                  24
                                                                                 ---------            --------
        Operating earnings                                                       $      92                  69
                                                                                 ---------            --------
Risk adjusted return on capital                                                      23.39%              22.52
Cash overhead efficiency ratio                                                       12.27%              15.84
Economic profit                                                                  $     154                 104
Average loans, net                                                                   5,480               8,879
Average core deposits                                                                3,106               2,869
Economic capital, average                                                        $   2,499               2,003
                                                                                 =========            ========
CONSOLIDATED
Net interest income (a)                                                          $   4,992               3,476
Fee and other income                                                                 4,137               3,175
Intersegment revenue                                                                    --                  --
                                                                                 ---------            --------
        Total revenue                                                                9,129               6,651
Provision for loan losses                                                              736                 442
Noninterest expense                                                                  5,541               4,307
Income taxes                                                                           882                 580
Tax-equivalent adjustment                                                              105                  63
                                                                                 ---------            --------
        Operating earnings                                                           1,865               1,259
                                                                                 ---------            --------
Adjustments from operating
  earnings to net income
    Merger-related, restructuring
      and other charges
        Provision for loan losses                                                       --                  --
        Fee and other income                                                            --                  29
        Noninterest expense                                                           (135)                (99)
        Income tax benefits                                                             51                  28
                                                                                 ---------            --------
  After-tax net merger-related,
    restructuring and other charges                                                    (84)                (42)
                                                                                 ---------            --------
        Net income                                                                   1,781               1,217
  Dividends on preferred stock                                                          12                  --
                                                                                 ---------            --------
        Net income applicable to
          common stockholders                                                    $   1,769               1,217
                                                                                 ---------            --------
Risk adjusted return on capital                                                      26.70%              24.72
Cash overhead efficiency ratio                                                       57.10%              62.43
Economic profit                                                                  $   1,307                 778
Average loans, net                                                                 156,069             119,529
Average core deposits                                                              164,655             118,616
Economic capital, average                                                        $  16,791              12,342
                                                                                 =========            ========

(a)  Tax-equivalent.



                                                                     (Continued)

TABLE 4
BUSINESS SEGMENTS

                                                                                                THREE MONTHS ENDED JUNE 30, 2002
                                      ------------------------------------------------------------------------------------------
                                                                                                       NET MERGER-
                                                                               CORPORATE                   RELATED
                                                                                     AND                       AND
                                       GENERAL       CAPITAL       WEALTH     INVESTMENT             RESTRUCTURING
(In millions)                             BANK    MANAGEMENT   MANAGEMENT           BANK     PARENT     CHARGES(b)         TOTAL
                                      --------    ----------   ----------     ----------   --------  -------------     ---------
CONSOLIDATED
Net interest income (a)               $  1,717            45          100           596         57            (54)         2,461
Fee and other income                       508           783          142           495        182             --          2,110
Intersegment revenue                        42           (19)           2           (24)        (1)            --             --
                                      --------       -------      -------       -------    -------         ------      ---------
        Total revenue                    2,267           809          244         1,067        238            (54)         4,571
Provision for loan losses                   98            --            7           293         (1)            --            397
Noninterest expense                      1,231           669          166           521        177            143          2,907
Income taxes (benefits)                    332            51           26            67        (23)           (54)           399
Tax-equivalent adjustment                   10            --           --            27         17            (54)            --
                                      --------       -------      -------       -------    -------         ------      ---------
        Net income                         596            89           45           159         68            (89)           868
  Dividends on preferred stock              --            --           --            --          6             --              6
                                      --------       -------      -------       -------    -------         ------      ---------
        Net income available to
          common stockholders         $    596            89           45           159         62            (89)           862
                                      --------       -------      -------       -------    -------         ------      ---------
Risk adjusted return on capital          41.25%        52.66        52.91         14.93      27.41             --          27.90
Cash overhead efficiency ratio           54.31%        82.73        68.35         48.99       6.41             --          56.30
Economic profit                       $    419            70           35            74        100             --            698
Average loans, net                     100,832           186        8,632        41,580      3,855             --        155,085
Average core deposits                  139,665         1,269        9,879        12,214      2,582             --        165,609
Economic capital, average             $  5,554           675          338         7,569      2,429             --         16,565
                                      ========       =======      =======       =======    =======         ======      =========



                                                                                                Three Months Ended June 30, 2001
                                      ------------------------------------------------------------------------------------------
                                                                                                       Net Merger-
                                                                               Corporate                   Related
                                                                                     and                       and
                                       General       Capital       Wealth     Investment             Restructuring
(In millions)                             Bank    Management   Management           Bank     Parent     Charges(b)         Total
                                      --------    ----------   ----------     ----------   --------  -------------     ---------
CONSOLIDATED
Net interest income (a)               $  1,138            38           49           482         35            (31)         1,711
Fee and other income                       379           687           80           374        109              1          1,630
Intersegment revenue                        33           (18)          --           (15)        --             --             --
                                      --------       -------      -------       -------    -------         ------      ---------
        Total revenue                    1,550           707          129           841        144            (30)         3,341
Provision for loan losses                   98            --           --            93         32             --            223
Noninterest expense                        926           583           86           505         69             28          2,197
Income taxes (benefits)                    170            42           14            68          5            (11)           288
Tax-equivalent adjustment                    9            --           --            13          9            (31)            --
                                      --------       -------      -------       -------    -------         ------      ---------
        Net income                    $    347            82           29           162         29            (16)           633
                                      --------       -------      -------       -------    -------         ------      ---------
Risk adjusted return on capital          41.35%        55.36        73.88         12.65      22.14             --          25.40
Cash overhead efficiency ratio           58.84%        82.33        65.38         59.83       7.21             --          62.06
Economic profit                       $    263            65           22            10         46             --            406
Average loans, net                      65,240           110        4,449        41,145      8,268             --        119,212
Average core deposits                   98,429         1,609        6,367        10,200      2,430             --        119,035
Economic capital, average             $  3,590           598          148         5,981      1,859             --         12,176
                                      ========       =======      =======       =======    =======         ======      =========


(a)  Tax-equivalent.

(b) See "Merger-Related and Restructuring Charges" in Management's Analysis of Operations and the Consolidated Condensed Statements of Income for more information on merger-related and restructuring charges. Additionally, the tax-equivalent amounts are eliminated herein in order for "Total" amounts to agree with amounts appearing in the Consolidated Statements of Income.



                                                                     (Continued)

TABLE 4
BUSINESS SEGMENTS


                                                                                                  SIX MONTHS ENDED JUNE 30, 2002
                                      ------------------------------------------------------------------------------------------
                                                                                                       NET MERGER-
                                                                               CORPORATE                   RELATED
                                                                                     AND                       AND
                                       GENERAL       CAPITAL       WEALTH     INVESTMENT             RESTRUCTURING
(In millions)                             BANK    MANAGEMENT   MANAGEMENT           BANK     PARENT     CHARGES(b)         TOTAL
                                      --------    ----------   ----------     ----------   --------  -------------     ---------
CONSOLIDATED
Net interest income (a)               $  3,366            89          196         1,193        148           (105)         4,887
Fee and other income                     1,006         1,561          282           993        295             --          4,137
Intersegment revenue                        82           (36)           3           (42)        (7)            --             --
                                      --------       -------      -------       -------    -------         ------      ---------
        Total revenue                    4,454         1,614          481         2,144        436           (105)         9,024
Provision for loan losses                  213            --            8           515         --             --            736
Noninterest expense                      2,437         1,345          334         1,042        383            135          5,676
Income taxes (benefits)                    638            98           51           167        (72)           (51)           831
Tax-equivalent adjustment                   20            --           --            52         33           (105)            --
                                      --------       -------      -------       -------    -------         ------      ---------
        Net income                       1,146           171           88           368         92            (84)         1,781
  Dividends on preferred stock              --            --           --            --         12             --             12
                                      --------       -------      -------       -------    -------         ------      ---------
        Net income applicable to
          common stockholders         $  1,146           171           88           368         80            (84)         1,769
                                      --------       -------      -------       -------    -------         ------      ---------
Risk adjusted return on capital          40.79%        50.73        51.02         14.66      23.39             --          26.70
Cash overhead efficiency ratio           54.72%        83.33        69.56         48.80      12.27             --          57.10
Economic profit                       $    812           134           66           141        154             --          1,307
Average loans, net                      99,440           176        8,517        42,456      5,480             --        156,069
Average core deposits                  137,890         1,283        9,887        12,489      3,106             --        164,655
Economic capital, average             $  5,497           679          334         7,782      2,499             --         16,791
                                      ========       =======      =======       =======    =======         ======      =========



                                                                                                 Six  Months Ended June 30, 2001
                                      ------------------------------------------------------------------------------------------
                                                                                                       Net Merger-
                                                                               Corporate                   Related
                                                                                     and                       and
                                       General       Capital       Wealth     Investment             Restructuring
(In millions)                             Bank    Management   Management           Bank     Parent     Charges(b)         Total
                                      --------    ----------   ----------     ----------   --------  -------------     ---------
CONSOLIDATED
Net interest income (a)               $  2,222            78           96           935        145            (63)         3,413
Fee and other income                       712         1,365          159           728        211             29          3,204
Intersegment revenue                        63           (34)          --           (27)        (2)            --             --
                                      --------       -------      -------       -------    -------         ------      ---------
        Total revenue                    2,997         1,409          255         1,636        354            (34)         6,617
Provision for loan losses                  198            --           --           163         81             --            442
Noninterest expense                      1,820         1,158          170           982        177             99          4,406
Income taxes (benefits)                    321            86           29           141          3            (28)           552
Tax-equivalent adjustment                   15            --           --            24         24            (63)            --
                                      --------       -------      -------       -------    -------         ------      ---------
Net income                            $    643           165           56           326         69            (42)         1,217
                                      --------       -------      -------       -------    -------         ------      ---------
Risk adjusted return on capital          40.13%        55.50        73.91         12.33      22.52             --          24.72
Cash overhead efficiency ratio           59.77%        82.14        66.02         59.86      15.84             --          62.43
Economic profit                       $    490           130           44            10        104             --            778
Average loans, net                      64,179           119        4,409        41,943      8,879             --        119,529
Average core deposits                   97,928         1,717        6,272         9,830      2,869             --        118,616
Economic capital, average             $  3,512           601          145         6,081      2,003             --         12,342
                                      ========       =======      =======       =======    =======         ======      =========


(a)  Tax-equivalent.

(b) See "Merger-Related and Restructuring Charges" in Management's Analysis of Operations and the Consolidated Condensed Statements of Income for more information on merger-related and restructuring charges. Additionally, the tax-equivalent amounts are eliminated herein in order for "Total" amounts to agree with amounts appearing in the Consolidated Statements of Income.

TABLE 5

FEE AND OTHER INCOME - CORPORATE AND INVESTMENT BANK (a)

                                                                      2002                                2001
                                                       -------------------     -------------------------------
                                                        SECOND       First      Fourth       Third      Second
(In millions)                                          QUARTER     Quarter     Quarter     Quarter     Quarter
                                                       -------     -------     -------     -------     -------
CORPORATE BANKING
Lending/Treasury services                                 $167         162          93          82          74
Leasing                                                     39          41          45          40          48
International                                               74          68          70          64          59
                                                          ----         ---         ---         ---         ---
        Total                                              280         271         208         186         181
Intersegment revenue                                       (16)        (13)        (14)        (10)         (8)
                                                          ----         ---         ---         ---         ---
        Total Corporate Banking                            264         258         194         176         173
                                                          ----         ---         ---         ---         ---
INVESTMENT BANKING
Agency                                                     149         137         142          57         116
Fixed income                                                95         163          61         113         121
Affordable housing                                          13          17          29          11          14
                                                          ----         ---         ---         ---         ---
        Total                                              257         317         232         181         251
Intersegment revenue                                        (8)         (5)         (5)         (6)         (7)
                                                          ----         ---         ---         ---         ---
        Total Investment Banking                           249         312         227         175         244
                                                          ----         ---         ---         ---         ---
PRINCIPAL INVESTING                                        (42)        (90)        (21)       (585)        (58)
                                                          ----         ---         ---         ---         ---
        Total fee and other income - Corporate
          and Investment Bank                             $471         480         400        (234)        359
                                                          ====         ===         ===         ===         ===

(a) The aggregate amounts of trading account profits included in this table in the second and first quarters of 2002 and in the fourth, third and second quarters of 2001 were $34 million, $121 million, $43 million, $66 million and $110 million, respectively.

TABLE 6

SELECTED RATIOS

                                                  SIX MONTHS ENDED
                                                          JUNE 30,                      2002                                    2001
                                               -------------------      --------------------      ----------------------------------
                                                                         SECOND        First       Fourth        Third        Second
                                                2002          2001      QUARTER      Quarter      Quarter      Quarter       Quarter
                                               -----         -----      -------      -------      -------      -------       -------
PERFORMANCE RATIOS (a)
Assets to stockholders' equity                 10.75X        15.46        10.62        10.89        11.17        13.15         15.43
Return on assets                                1.14%         1.00         1.11         1.18         0.92        (0.50)         1.03
Return on total stockholders' equity           12.28%        15.40        11.76        12.81        10.22        (6.52)        15.84
                                               =====         =====        =====        =====        =====        =====         =====
DIVIDEND PAYOUT RATIOS ON
Operating earnings
  Common shares                                35.56%        37.50        34.78        36.36        41.38        89.45         36.36
  Preferred and common shares                  35.81         37.50        34.93        36.74        41.30        89.45         36.36
Net income (b)
  Common shares                                37.21         39.02        38.10        36.36        44.44           --         37.50
  Preferred and common shares                  37.51%        39.02        38.53        36.54        44.86           --         37.50
                                               =====         =====        =====        =====        =====        =====         =====
OTHER RATIOS
Operating earnings
  Return on assets                              1.20%         1.03         1.22         1.17         0.99         0.44          1.05
  Return on common
    stockholders' equity                       12.79%        15.92        12.89        12.68        10.77         5.77         16.19
                                               =====         =====        =====        =====        =====        =====         =====

(a) Based on average balances and net income.

(b) Dividend payout ratios are not presented for periods in which there is a net loss.

TABLE 7

SECURITIES (a)

                                                                                                                    JUNE 30, 2002
                                        -----------------------------------------------------------------------------------------
                                                                                            GROSS UNREALIZED              AVERAGE
                                        1 YEAR         1-5       5-10  AFTER 10             ----------------  AMORTIZED  MATURITY
(In millions)                          OR LESS       YEARS      YEARS     YEARS      TOTAL     GAINS  LOSSES       COST  IN YEARS
                                       -------      ------     ------  --------     ------  --------  ------  ---------  --------
MARKET VALUE
U.S. Treasury                           $  863           7          2        92        964         1       7        970      2.69
U.S. Government agencies                    95      18,665     13,709        --     32,469       626     158     32,001      4.24
Asset-backed
  Residual interests                       123         545         90        48        806       155       1        652      2.10
  Other                                    197      10,509      5,859        74     16,639       694     148     16,093      3.55
State, county and municipal                 83         273        553     1,556      2,465       191      27      2,301     16.85
Sundry                                     238       1,979      3,683     1,756      7,656       119     123      7,660      6.67
                                        ------      ------     ------     -----     ------     -----     ---     ------
        Total market value              $1,599      31,978     23,896     3,526     60,999     1,786     464     59,677      4.75
                                        ======      ======     ======     =====     ======     =====     ===     ======     =====
MARKET VALUE
Debt securities                         $1,599      31,978     23,896     2,040     59,513     1,764     449     58,198
Equity securities                           --          --         --     1,486      1,486        22      15      1,479
                                        ------      ------     ------     -----     ------     -----     ---     ------
        Total market value              $1,599      31,978     23,896     3,526     60,999     1,786     464     59,677
                                        ======      ======     ======     =====     ======     =====     ===     ======
AMORTIZED COST
Debt securities                         $1,585      31,318     23,302     1,993     58,198
Equity securities                           --          --         --     1,479      1,479
                                        ------      ------     ------     -----     ------
        Total amortized cost            $1,585      31,318     23,302     3,472     59,677
                                        ======      ======     ======     =====     ======
WEIGHTED AVERAGE
  YIELD
U.S. Treasury                             1.74%       8.04       8.04      5.21       2.15
U.S. Government agencies                  6.10        6.22       6.38        --       6.29
Asset-backed
  Residual interests                     11.00       32.20      20.00        --      24.13
  Other                                   2.56        6.04       7.35      4.90       6.43
State, county and municipal               7.93        8.80       9.33      8.10       8.43
Sundry                                    6.79        6.45       7.14      5.09       6.48
Consolidated                              3.87%       6.52       6.84      7.22       6.56
                                        ======      ======     ======     =====     ======

(a) At June 30, 2002, all securities were classified as available for sale.

         Securities with an aggregate amortized cost of $35 billion are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.

         Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Average maturity excludes equity securities and money market funds.

         Yields related to securities exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates.

         At June 30, 2002, there were forward commitments to purchase securities at a cost that approximates a market value of $3.1 billion, and commitments to sell securities at a cost that approximates a market value of $474 million.

         Gross gains and losses realized on the sale of debt securities for the six months ended June 30, 2002, were $150 million and $80 million, respectively, and gross gains and losses realized on equity securities were $9 million and $27 million, respectively.

TABLE 8

LOANS - ON-BALANCE SHEET, AND MANAGED AND SERVICING PORTFOLIOS

                                                                             2002                                   2001
                                                           ----------------------      ---------------------------------

                                                             SECOND         First       Fourth        Third       Second
(In millions)                                               QUARTER       Quarter      Quarter      Quarter      Quarter
                                                           --------       -------      -------      -------      -------
ON-BALANCE SHEET LOAN PORTFOLIO
  COMMERCIAL
  Commercial, financial and agricultural                   $ 57,984        60,385       61,258       63,616       52,516
  Real estate - construction and other                        8,035         8,137        7,969        7,457        3,060
  Real estate - mortgage                                     17,349        17,186       17,234       17,156        7,964
  Lease financing                                            22,044        22,223       21,958       21,625       16,903
  Foreign                                                     7,241         6,920        7,653        7,572        5,920
                                                           --------       -------      -------      -------      -------
        Total commercial                                    112,653       114,851      116,072      117,426       86,363
                                                           --------       -------      -------      -------      -------
  CONSUMER
  Real estate - mortgage                                     19,803        20,901       22,139       25,466       17,277
  Installment loans                                          35,940        36,073       34,666       35,577       24,597
  Vehicle leasing                                               168           345          618          941        1,231
                                                           --------       -------      -------      -------      -------
        Total consumer                                       55,911        57,319       57,423       61,984       43,105
                                                           --------       -------      -------      -------      -------
        Total loans                                         168,564       172,170      173,495      179,410      129,468
  Unearned income                                             9,764         9,876        9,694        9,730        6,976
                                                           --------       -------      -------      -------      -------
        Loans, net (on-balance sheet)                      $158,800       162,294      163,801      169,680      122,492
                                                           ========       =======      =======      =======      =======

MANAGED PORTFOLIO (a)

COMMERCIAL
On-balance sheet loan portfolio                            $112,653       114,851      116,072      117,426       86,363
Securitized loans - off-balance sheet                         2,318         5,816        5,827        6,613        6,284
Loans held for sale included in other assets                    779           962        1,478        1,648          369
                                                           --------       -------      -------      -------      -------
        Total commercial                                    115,750       121,629      123,377      125,687       93,016
                                                           --------       -------      -------      -------      -------
CONSUMER
Real estate - mortgage
  On-balance sheet loan portfolio                            19,803        20,901       22,139       25,466       17,277
  Securitized loans included in securities                    4,868         4,181        5,344        2,506        2,625
  Loans held for sale included in other assets                1,387         1,554        2,420        1,687        2,294
                                                           --------       -------      -------      -------      -------
        Total real estate - mortgage                         26,058        26,636       29,903       29,659       22,196
                                                           --------       -------      -------      -------      -------
Installment loans
  On-balance sheet loan portfolio                            35,940        36,073       34,666       35,577       24,597
  Securitized loans - off-balance sheet                      13,379        13,989       14,095       12,746       12,909
  Securitized loans included in securities                    8,918         9,230        9,776        9,460        9,755
  Loans held for sale included in other assets                6,232         4,615        3,865        3,502        3,300
                                                           --------       -------      -------      -------      -------
        Total installment loans                              64,469        63,907       62,402       61,285       50,561
                                                           --------       -------      -------      -------      -------
Vehicle leasing - on-balance sheet loan portfolio               168           345          618          941        1,231
                                                           --------       -------      -------      -------      -------
        Total consumer                                       90,695        90,888       92,923       91,885       73,988
                                                           --------       -------      -------      -------      -------
        Total managed portfolio                            $206,445       212,517      216,300      217,572      167,004
                                                           ========       =======      =======      =======      =======

SERVICING PORTFOLIO (b)
Commercial                                                 $ 50,001        47,657       42,210       41,394       38,943
Consumer                                                   $  1,773         1,844        2,900        2,807        2,929
                                                           ========       =======      =======      =======      =======

(a) The managed portfolio includes the on-balance sheet loan portfolio, loans securitized for which the assets are classified in securities on-balance sheet, loans held for sale that are classified in other assets on-balance sheet and the off-balance sheet portfolio of securitized loans sold, where we manage the loans.

(b) The servicing portfolio consists of third party commercial and consumer loans for which our sole function is that of servicing the loans for the third parties.

TABLE 9

LOANS HELD FOR SALE

                                                                        2002                                   2001
                                                        --------------------       --------------------------------
                                                         SECOND        First       Fourth        Third       Second
(In millions)                                           QUARTER      Quarter      Quarter      Quarter      Quarter
                                                        -------      -------      -------      -------      -------
BALANCE, BEGINNING OF PERIOD                            $ 7,131        7,763        6,837        5,963        6,790
                                                        -------       ------       ------       ------       ------
CORE BUSINESS ACTIVITY
Core business activity, beginning of period               6,782        6,991        5,613        5,522        5,778
Former Wachovia balance, September 1, 2001                   --           --           --          180           --
Originations/purchases                                    5,540        5,902        7,469        5,068        5,153
Lower of cost or market value adjustments                    --           (3)         (11)         (10)         (13)
Performing loans sold                                    (3,683)      (5,830)      (5,655)      (4,982)      (5,229)
Nonperforming loans sold                                     --          (11)          (2)          --           --
Other, principally payments                                (414)        (267)        (423)        (165)        (167)
                                                        -------       ------       ------       ------       ------
Core business activity, end of period                     8,225        6,782        6,991        5,613        5,522
                                                        -------       ------       ------       ------       ------
PORTFOLIO MANAGEMENT ACTIVITY
Portfolio management activity, beginning of period          349          772        1,224          441        1,012
Former Wachovia balance, September 1, 2001                   --           --           --          117           --
Transfers to (from) loans held for sale, net
  Performing loans                                          (11)          10          (30)       1,154          (99)
  Nonperforming loans                                        --           --           24           79           98
Lower of cost or market value adjustments                    (8)         (11)         (47)          (5)         (22)
Performing loans sold                                       (49)        (349)        (190)        (195)        (306)
Nonperforming loans sold                                    (10)         (11)        (104)         (88)        (131)
Allowance for loan losses related to loans
  transferred to loans held for sale                         --           (4)         (10)        (262)         (40)
Other, principally payments                                 (98)         (58)         (95)         (17)         (71)
                                                        -------       ------       ------       ------       ------
Portfolio management activity, end of period                173          349          772        1,224          441
                                                        -------       ------       ------       ------       ------
BALANCE, END OF PERIOD (a)                              $ 8,398        7,131        7,763        6,837        5,963
                                                        =======       ======       ======       ======       ======

(a) Nonperforming loans included in loans held for sale at June 30, and March 31, 2002, and at December 31, September 30, and June 30, 2001, were $108 million, $213 million, $228 million, $273 million and $250 million, respectively.

TABLE 10

ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS

                                                                                   2002                                   2001
                                                                  ---------------------      ---------------------------------
                                                                   SECOND         First       Fourth        Third       Second
(In millions)                                                     QUARTER       Quarter      Quarter      Quarter      Quarter
                                                                  -------       -------      -------      -------      -------
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of period                                       $2,986         2,995        3,039        1,760        1,759
Provision for loan losses relating to loans
    transferred to other assets or sold                                23            14            3          230           36
Provision for loan losses                                             374           325          378          894          187
Former Wachovia balance, September 1, 2001                             --            --           --          766           --
Allowance relating to loans acquired, transferred
   to other assets or sold                                            (58)          (23)         (47)        (368)         (65)
Loan losses, net                                                     (374)         (325)        (378)        (243)        (157)
                                                                   ------         -----        -----        -----        -----
Balance, end of period                                             $2,951         2,986        2,995        3,039        1,760
                                                                   ======         =====        =====        =====        =====
as a % of loans, net                                                 1.86%         1.84         1.83         1.79         1.44
                                                                   ======         =====        =====        =====        =====
as a % of nonaccrual and restructured loans (a)                       163%          177          195          202          144
                                                                   ======         =====        =====        =====        =====
as a % of nonperforming assets (a)                                    150%          162          175          186          133
                                                                   ======         =====        =====        =====        =====
LOAN LOSSES
Commercial, financial and agricultural                             $  319           275          333          192          122
Real estate - commercial construction and mortgage                      3             2            2            1            3
Real estate - residential mortgage                                      1             4           --            1            2
Installment loans and vehicle leasing                                  86           100           90           80           64
                                                                   ------         -----        -----        -----        -----
        Total loan losses                                             409           381          425          274          191
                                                                   ------         -----        -----        -----        -----
LOAN RECOVERIES
Commercial, financial and agricultural                                 16            36           30           14           15
Real estate - commercial construction and mortgage                      2            --            1            1            5
Real estate - residential mortgage                                     --            --           --            1           --
Installment loans and vehicle leasing                                  17            20           16           15           14
                                                                   ------         -----        -----        -----        -----
        Total loan recoveries                                          35            56           47           31           34
                                                                   ------         -----        -----        -----        -----
        Loan losses, net                                           $  374           325          378          243          157
                                                                   ======         =====        =====        =====        =====
Commercial loan net charge-offs as % of
  average commercial loans, net (b)                                  1.24%         0.97         1.19         0.85         0.55
Consumer loan net charge-offs as % of
  average consumer loans, net (b)                                    0.48          0.59         0.48         0.53         0.48
Total net charge-offs as % of average loans, net (b)                 0.97%         0.83         0.93         0.73         0.52
                                                                   ======         =====        =====        =====        =====
NONPERFORMING ASSETS
Nonaccrual loans
  Commercial, financial and agricultural                           $1,456         1,371        1,294        1,253        1,069
  Real estate - commercial construction and mortgage                  144           128           87           63           19
  Real estate - residential mortgage                                   60            58           60           75           45
  Installment loans and vehicle leasing                               145           128           93          115           90
                                                                   ------         -----        -----        -----        -----
        Total nonaccrual loans                                      1,805         1,685        1,534        1,506        1,223
Foreclosed properties (c)                                             156           159          179          126          104
                                                                   ------         -----        -----        -----        -----
        Total nonperforming assets                                 $1,961         1,844        1,713        1,632        1,327
                                                                   ======         =====        =====        =====        =====
Nonperforming loans included in loans held for sale (d)            $  108           213          228          273          250
Nonperforming assets included in loans and in loans
  held for sale                                                    $2,069         2,057        1,941        1,905        1,577
                                                                   ======         =====        =====        =====        =====
as % of loans, net, and foreclosed properties (a)                    1.23%         1.14         1.04         0.96         1.08
                                                                   ======         =====        =====        =====        =====
as % of loans, net, foreclosed properties and loans in
  other assets as held for sale (d)                                  1.24%         1.21         1.13         1.08         1.23
                                                                   ======         =====        =====        =====        =====
Accruing loans past due 90 days                                    $  250           275          288          310          213
                                                                   ======         =====        =====        =====        =====

(a) These ratios do not include nonperforming loans included in loans held for sale.

(b) Annualized.

(c) Restructured loans are not significant.

(d) These ratios reflect nonperforming loans included in loans held for sale. Loans held for sale, which are included in other assets, are recorded at the lower of cost or market value, and accordingly, the amount shown and included in the ratios is net of the transferred allowance for loan losses and the lower of cost or market value adjustments.

TABLE 11

NONACCRUAL LOAN ACTIVITY (a)

                                                                                   2002                                   2001
                                                                  ---------------------      ---------------------------------
                                                                   SECOND         First       Fourth        Third       Second
(In millions)                                                     QUARTER       Quarter      Quarter      Quarter      Quarter
                                                                  -------       -------      -------      -------      -------
BALANCE, BEGINNING OF PERIOD                                       $1,685         1,534        1,506        1,223        1,231
                                                                   ------         -----        -----        -----        -----
COMMERCIAL NONACCRUAL LOAN ACTIVITY
Commercial nonaccrual loans, beginning of period                    1,499         1,381        1,316        1,088        1,026
Former Wachovia balance, September 1, 2001                             --            --           --          209           --
                                                                   ------         -----        -----        -----        -----
New nonaccrual loans and advances                                     721           541          668          376          361
Charge-offs                                                          (322)         (277)        (335)        (193)        (125)
Transfers to loans held for sale                                       --            --           --          (20)          --
Transfers to other real estate owned                                   --            --          (40)          (5)          --
Sales                                                                (134)          (64)         (64)         (36)         (50)
Other, principally payments                                          (164)          (82)        (164)        (103)        (124)
                                                                   ------         -----        -----        -----        -----
        Net commercial nonaccrual loan activity                       101           118           65           19           62
                                                                   ------         -----        -----        -----        -----
Commercial nonaccrual loans, end of period                          1,600         1,499        1,381        1,316        1,088
                                                                   ------         -----        -----        -----        -----
CONSUMER NONACCRUAL LOAN ACTIVITY
Consumer nonaccrual loans, beginning of period                        186           153          190          135          205
Former Wachovia balance, September 1, 2001                             --            --           --           33           --
                                                                   ------         -----        -----        -----        -----
New nonaccrual loans and advances, net                                 35            50           76           75           53
Transfers to loans held for sale                                       --            --          (22)         (53)        (123)
Sales and securitizations                                             (16)          (17)         (91)          --           --
                                                                   ------         -----        -----        -----        -----
        Net consumer nonaccrual loan activity                          19            33          (37)          22          (70)
                                                                   ------         -----        -----        -----        -----
Consumer nonaccrual loans, end of period                              205           186          153          190          135
                                                                   ------         -----        -----        -----        -----
BALANCE, END OF PERIOD                                             $1,805         1,685        1,534        1,506        1,223
                                                                   ======         =====        =====        =====        =====

(a) Excludes nonaccrual loans included in loans held for sale and foreclosed properties.

TABLE 12

GOODWILL AND OTHER INTANGIBLE ASSETS

                                                                                   2002                                  2001
                                                                  ---------------------      --------------------------------
                                                                   SECOND         First       Fourth        Third      Second
(In millions)                                                     QUARTER       Quarter      Quarter      Quarter     Quarter
                                                                  --------      -------      -------      -------     -------
Goodwill                                                           $10,728       10,728       10,616       10,496       3,476
Deposit base                                                         1,508        1,661        1,822        2,433         140
Customer relationships                                                 229          237          244            8           9
Tradename                                                               90           90           90           --          --
                                                                   -------       ------       ------       ------       -----
        Total goodwill and other intangible assets                 $12,555       12,716       12,772       12,937       3,625
                                                                   =======       ======       ======       ======       =====

GOODWILL AND OTHER INTANGIBLE ASSETS CREATED BY
  THE FIRST UNION/WACHOVIA MERGER

                                                                                                       2002                    2001
                                                                                        -------------------     -------------------
                                                                                         SECOND       First      Fourth       Third
(In millions)                                                                           QUARTER     Quarter     Quarter     Quarter
                                                                                        -------     -------     -------     -------
PURCHASE PRICE LESS FORMER WACHOVIA ENDING TANGIBLE
  STOCKHOLDERS' EQUITY AS OF SEPTEMBER 1, 2001                                          $ 7,466       7,466       7,466       7,466
                                                                                        -------      ------      ------      ------
PRELIMINARY FAIR VALUE PURCHASE ACCOUNTING ADJUSTMENTS (a)
Financial assets                                                                            836         829         829         747
Premises and equipment                                                                      167         164         132         146
Employee benefit plans                                                                      276         276         276         276
Financial liabilities                                                                       (13)        (13)        (13)        (13)
Other, including income taxes                                                              (165)       (152)       (169)       (144)
                                                                                        -------      ------      ------      ------
        Total fair value purchase accounting adjustments                                  1,101       1,104       1,055       1,012
                                                                                        -------      ------      ------      ------
PRELIMINARY EXIT COST PURCHASE ACCOUNTING ADJUSTMENTS
Personnel and employee termination benefits (b)                                             151         142          94          43
Occupancy and equipment                                                                      83          83          --          --
Gain on regulatory-mandated branch sales                                                    (53)        (53)         --          --
Contract cancellations                                                                        3           2           2          --
Other                                                                                        53          51          45          22
                                                                                        -------      ------      ------      ------
        Total pre-tax exit costs                                                            237         225         141          65
Income taxes                                                                                (68)        (67)        (37)         (9)
                                                                                        -------      ------      ------      ------
        Total after-tax exit cost purchase accounting adjustments (One-time costs)          169         158         104          56
                                                                                        -------      ------      ------      ------
        Total purchase intangibles                                                        8,736       8,728       8,625       8,534
Preliminary deposit base intangible (Net of income taxes)                                 1,194       1,194       1,194       1,465
Other identifiable intangibles (Net of income taxes)                                        209         209         209          --
                                                                                        -------      ------      ------      ------
        Preliminary goodwill                                                            $ 7,333       7,325       7,222       7,069
                                                                                        =======      ======      ======      ======

(a) These adjustments represent preliminary fair value adjustments in compliance with business combination accounting standards and adjust assets and liabilities of the former Wachovia to their fair value as of September 1, 2001.

(b) These adjustments represent incremental costs relating to combining the two organizations which are specifically related to the former Wachovia.

TABLE 13

DEPOSITS

                                                                                     2002                                      2001
                                                                   ----------------------       -----------------------------------
                                                                     SECOND         First        Fourth         Third        Second
(In millions)                                                       QUARTER       Quarter       Quarter       Quarter       Quarter
                                                                   --------       -------       -------       -------       -------
CORE DEPOSITS
Noninterest-bearing                                                $ 39,558        39,323        43,464        36,382        29,633
Savings and NOW accounts                                             49,367        47,436        47,175        44,154        37,266
Money market accounts                                                42,567        43,248        40,210        37,020        21,330
Other consumer time                                                  36,730        37,134        39,649        42,231        32,793
                                                                   --------       -------       -------       -------       -------
        Total core deposits                                         168,222       167,141       170,498       159,787       121,022
OTHER DEPOSITS
Foreign                                                               8,262         7,535         9,116        10,181         6,977
Other time                                                            4,179         5,357         7,839        10,581        10,568
                                                                   --------       -------       -------       -------       -------
        Total deposits                                             $180,663       180,033       187,453       180,549       138,567
                                                                   ========       =======       =======       =======       =======

TABLE 14

TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

                                                                   JUNE 30, 2002
(In millions)                                                      -------------
MATURITY OF
3 months or less                                                         $ 2,943
Over 3 months through 6 months                                             2,868
Over 6 months through 12 months                                            1,508
Over 12 months                                                             3,641
                                                                         -------
        Total                                                            $10,960
                                                                         =======

TABLE 15

LONG-TERM DEBT

                                                                                   2002                                     2001
                                                                   --------------------        ---------------------------------
                                                                    SECOND        First        Fourth         Third       Second
(In millions)                                                      QUARTER      Quarter       Quarter       Quarter      Quarter
                                                                   -------       ------        ------        ------       ------
NOTES AND DEBENTURES ISSUED BY
  THE PARENT COMPANY
  Notes
    4.95% to 7.70%, due 2003 to 2006                               $ 6,470        6,468         6,475         4,735        3,084
    Floating rate, due 2002 to 2005                                  1,866        2,214         2,217         2,669        2,368
    Floating rate extendible, due 2005                                  10           10            10            10           10
  Subordinated notes
    5.625% to 8.15%, due 2002 to 2009                                4,439        4,701         4,702         4,703        2,665
    8.00%, due 2009                                                    149          149           149           208          208
    6.605%, due 2025                                                   250          250           250           250           --
    6.30%, Putable/Callable, due 2028                                  200          200           200           200          200
    Floating rate, due 2003                                            150          150           150           150          150
  Subordinated debentures
    6.55% to 7.574%, due 2026 to 2035                                  795          795           794           794          794
Hedge-related basis adjustments                                        597          258           389           606          258
                                                                   -------       ------        ------        ------       ------
        Total notes and debentures issued by the
          Parent Company                                            14,926       15,195        15,336        14,325        9,737
                                                                   -------       ------        ------        ------       ------
NOTES ISSUED BY SUBSIDIARIES
Notes, primarily notes issued under global bank
  note programs, varying rates and terms to 2040                     8,636       10,386        11,630        13,686       14,698
Subordinated notes
  5.875% to 9.375%, due 2002 to 2006                                   925          925           925           925          925
  Bank, 5.80% to 7.875%, due 2006 to 2036                            2,544        2,544         2,544         2,548        2,548
  6.625% to 8.375%, due 2002 to 2007                                   572          574           574           571          570
                                                                   -------       ------        ------        ------       ------
        Total notes issued by subsidiaries                          12,677       14,429        15,673        17,730       18,741
                                                                   -------       ------        ------        ------       ------
OTHER DEBT
Trust preferred securities                                           2,990        2,986         2,989         2,993        2,007
Collateralized notes, floating rate, due 2006                        2,459        2,459         2,489         2,474        2,463
4.556% auto securitization financing, due 2008                         138          164           304           523          698
Advances from the Federal Home Loan Bank                             4,663        4,823         4,933         4,930        2,562
Capitalized leases                                                      22           23            25            26           18
Mortgage notes and other debt of subsidiaries                            6            7            10             9            6
Hedge-related basis adjustments                                         50         (150)          (26)          223         (172)
                                                                   -------       ------        ------        ------       ------
        Total other debt                                            10,328       10,312        10,724        11,178        7,582
                                                                   -------       ------        ------        ------       ------
        Total                                                      $37,931       39,936        41,733        43,233       36,060
                                                                   =======       ======        ======        ======       ======

TABLE 16

CHANGES IN STOCKHOLDERS' EQUITY

                                                                                   2002                                     2001
                                                                   --------------------        ---------------------------------
                                                                    SECOND        First        Fourth         Third       Second
(In millions)                                                      QUARTER      Quarter       Quarter       Quarter      Quarter
                                                                   -------       ------        ------        ------       ------
Balance, beginning of period                                       $28,785       28,455        28,506        16,144       16,081
                                                                   -------       ------        ------        ------       ------
Comprehensive income
  Net income (loss)                                                    868          913           736          (334)         633
  Net unrealized gain (loss) on debt and equity securities             637         (243)         (389)          903         (176)
  Net unrealized gain (loss) on derivative financial instruments       308         (104)         (169)          184         (138)
                                                                   -------       ------        ------        ------       ------
       Total comprehensive income                                    1,813          566           178           753          319
Preferred shares issued                                                 --           --            23            --           --
Purchases of common stock                                               --           --            --        (1,115)         (67)
Common stock issued for
  Stock options and restricted stock                                    96          131             6            13          (17)
  Dividend reinvestment plan                                            --           --            15            14           15
  Acquisitions                                                          --           --            --        12,811           --
Stock options issued in acquisition                                     --           --            --           187           --
Deferred compensation, net                                              12          (33)           57           (64)          49
Cash dividends
   Preferred shares                                                     (6)          (6)           (6)           --           --
   Common shares                                                      (328)        (328)         (324)         (237)        (236)
                                                                   -------       ------        ------        ------       ------
Balance, end of period                                             $30,372       28,785        28,455        28,506       16,144
                                                                   =======       ======        ======        ======       ======

TABLE 17

CAPITAL RATIOS

                                                                                      2002                                      2001
                                                                   -----------------------       -----------------------------------
                                                                     SECOND          First        Fourth         Third        Second
(In millions)                                                       QUARTER        Quarter       Quarter       Quarter       Quarter
                                                                   --------        -------       -------       -------       -------
CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
  Tier 1 capital                                                   $ 20,264         19,706        18,999        18,447        14,631
  Total capital                                                      30,778         30,402        29,878        29,641        22,727
Adjusted risk-weighted assets                                       258,826        262,957       269,726       273,396       198,536
Adjusted leverage ratio assets                                     $300,141        302,835       306,745       255,326       243,660
Ratios
  Tier 1 capital                                                       7.83%          7.49          7.04          6.75          7.37
  Total capital                                                       11.89          11.56         11.08         10.84         11.45
  Leverage                                                             6.75           6.51          6.19          7.22          6.00
STOCKHOLDERS' EQUITY TO ASSETS
  Quarter-end                                                          9.35           9.00          8.61          8.75          6.56
  Average                                                              9.41%          9.18          8.95          7.60          6.48
                                                                   ========        =======       =======       =======       =======
BANK CAPITAL RATIOS
Tier 1 capital
  Wachovia Bank, National Association                                  7.71%          7.86          7.55          7.18          7.62
  Wachovia Bank of Delaware, National Association                     10.29           9.35         12.51         12.32         12.61
  First National Bank of Atlanta                                      35.39          15.98         13.24         18.86            --
Total capital
  Wachovia Bank, National Association                                 11.97          12.09         11.68         11.36         11.61
  Wachovia Bank of Delaware, National Association                     12.30          10.72         13.98         14.53         14.39
  First National Bank of Atlanta                                      35.44          16.00         13.27         18.95            --
Leverage
  Wachovia Bank, National Association                                  6.89           6.60          6.29          6.03          6.12
  Wachovia Bank of Delaware, National Association                      7.16           6.86          7.92          8.38          7.97
  First National Bank of Atlanta                                      18.44%         10.15          9.28          7.20            --
                                                                   ========        =======       =======       =======       =======

(a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 percent to 4.00 percent.

TABLE 18
RISK MANAGEMENT DERIVATIVE FINANCIAL INSTRUMENTS (a)

                                                                                                                     JUNE 30, 2002
                                                         -------------------------------------------------------------------------
                                                                          GROSS UNREALIZED                       IN-       AVERAGE
                                                         NOTIONAL       ------------------                EFFECTIVE-   MATURITY IN
(In millions)                                              AMOUNT       GAINS   LOSSES (f)    EQUITY (g)    NESS (h)     YEARS (i)
                                                         --------       -----   ----------    ----------  ----------   -----------
ASSET HEDGES
Cash flow hedges (b)
  Interest rate swaps                                    $ 46,798       1,905         (231)        1,035           8          6.15
  Interest rate options                                     1,000          19           --            12          --          2.92
  Futures                                                  12,025          42           --            26          --          0.25
Fair value hedges (c)
  Interest rate swaps                                          51          --           (1)           --          --          4.50
  Forward sale commitments                                    716          --           (6)           --           5          0.03
  Futures                                                     117          --          (11)           --          --          0.25
                                                         --------       -----       ------        ------         ---
        Total asset hedges                               $ 60,707       1,966         (249)        1,073          13          4.84
                                                         ========       =====       ======        ======         ===          ====
LIABILITY HEDGES
Cash flow hedges (d)
  Interest rate swaps                                    $ 38,450          32       (1,547)         (935)         (5)         5.30
  Interest rate options                                    17,900          12         (134)          (74)         (3)         2.76
  Put options on Eurodollar futures                        18,000          --          (25)          (16)         --          0.25
  Futures                                                  20,375          --         (122)          (76)         --          0.25
Fair value hedges (e)
  Interest rate swaps                                      16,222         917           (9)           --          --          4.81
  Interest rate options                                       300           3           --            --          --          0.96
                                                         --------       -----       ------        ------         ---
        Total liability hedges                           $111,247         964       (1,837)       (1,101)         (8)         3.07
                                                         ========       =====       ======        ======         ===          ====

(a) Includes only derivative financial instruments related to interest rate risk management activities. All of the company's other derivative financial instruments are classified as trading.

(b) Receive-fixed interest rate swaps with a notional amount of $45.1 billion, of which $6.2 billion are forward-starting, and with pay rates based on one-to-six month LIBOR are primarily designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of one-to-six month LIBOR-indexed loans. Pay-fixed interest rate swaps with a notional amount of $1.7 billion and with receive rates based on one-month LIBOR are designated as cash flow hedges of securities and have a loss, net of income taxes, of $89 million in accumulated other comprehensive income. An interest rate collar that qualifies as a net purchased option with a notional amount of $1.0 billion is designated as a cash flow hedge of the variability in cash flows related to the forecasted interest rate resets of one-month LIBOR-indexed loans, when one-month LIBOR is below the purchased floor or above the sold cap. Eurodollar futures with a notional amount of $12.0 billion are primarily designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of three-month LIBOR-indexed loans.

(c) Forward sale commitments of $716 million are designated as fair value hedges of mortgage loans in the warehouse.

(d) Derivatives with a notional amount of $87.0 billion are designated as cash flow hedges of the variability in cash flows attributable to the forecasted issuance of fixed rate short-term liabilities that are part of a rollover strategy, primarily repurchase agreements and deposit products. Of this amount, $20.4 billion are Eurodollar futures, $35.0 billion are pay-fixed interest rate swaps with receive rates based on one-to-three month LIBOR, of which $16.7 billion are forward-starting, and $10.8 billion are purchased options on pay-fixed swaps with a strike based on three-month LIBOR. Interest rate collars that qualify as net purchased options with a notional amount of $2.8 billion and collars on Eurodollar futures that qualify as net purchased options with a notional amount of $18.0 billion also hedge the forecasted issuance of fixed rate short-term liabilities that are part of a rollover strategy, when three-month LIBOR is below the sold floor or between the purchased and written caps. Derivatives with a notional amount of $7.7 billion are primarily designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of one-to-three month LIBOR-indexed long-term debt. Of this amount, $4.2 billion are purchased options on pay-fixed swaps with a strike based on three-month LIBOR, and $3.5 billion are pay-fixed interest rate swaps with receive rates based on one-to-three month LIBOR.

(e) Receive-fixed interest rate swaps with a notional amount of $16.2 billion and with pay rates based primarily on one-to-six month LIBOR are designated as fair value hedges of fixed rate liabilities, primarily CDs, long-term debt and bank notes.

(f) Represents the fair value of derivative financial instruments less accrued interest receivable or payable.

(g) At June 30, 2002, the net unrealized gain on derivatives included in accumulated other comprehensive income, which is a component of stockholders' equity, was $226 million, net of income taxes. Of this net of tax amount, a $28 million loss represents the effective portion of the net gains (losses) on derivatives that qualify as cash flow hedges, and a $254 million gain relates to terminated and/or redesignated derivatives. As of June 30, 2002, $321 million of net gains, net of income taxes, recorded in accumulated other comprehensive income are expected to be reclassified as interest income or expense during the next twelve months. The maximum length of time over which cash flow hedges are hedging the variability in future cash flows associated with the forecasted transactions is 22.27 years.

(h) In the six months ended June 30, 2002, gains in the amount of $5 million were recognized in other fee income representing the ineffective portion of the net gains (losses) on derivatives that qualify as cash flow and fair value hedges. In addition, net interest income in the six months ended June 30, 2002, was reduced by $3 million representing ineffectiveness of cash flow hedges caused by differences between the critical terms of the derivative and the hedged item, primarily differences in reset dates.

(i)  Estimated maturity approximates average life.

TABLE 19

RISK MANAGEMENT DERIVATIVE FINANCIAL INSTRUMENTS - EXPECTED MATURITIES

                                                                                                                   JUNE 30, 2002
                                                    ----------------------------------------------------------------------------
                                                     1 YEAR          1 -2          2 -5         5 -10     AFTER 10
(In millions)                                       OR LESS         YEARS         YEARS         YEARS        YEARS         TOTAL
                                                    -------         -----        ------        ------        -----        ------
CASH FLOW ASSET HEDGES
Notional amount - swaps                             $ 3,304         1,179        15,991        26,146          178        46,798
Notional amount - other                               8,025         4,000         1,000            --           --        13,025
Weighted average receive rate (a)                      6.76%         5.75          5.54          4.87         5.18          5.11
Weighted average pay rate (a)                          1.92%         1.89          1.93          1.83         2.72          1.80
Unrealized gain (loss)                              $   108            51           732           837            7         1,735
                                                    -------         -----        ------        ------        -----        ------
FAIR VALUE ASSET HEDGES
Notional amount - swaps                             $    --            --            45            --            6            51
Notional amount - other                                 746            --            77            10           --           833
Weighted average receive rate (a)                        --%           --          1.95            --         1.98          1.95
Weighted average pay rate (a)                            --%           --          4.31            --         7.36          4.64
Unrealized gain (loss)                              $    (9)           --            (7)           (1)          (1)          (18)
                                                    -------         -----        ------        ------        -----        ------
CASH FLOW LIABILITY HEDGES
Notional amount - swaps                             $ 8,628         1,500        14,190        11,551        2,581        38,450
Notional amount - other                              32,075         8,800        13,700         1,700           --        56,275
Weighted average receive rate (a)                      1.88%         1.87          1.88          1.87         1.87          1.88
Weighted average pay rate (a)                          3.16%         3.58          5.05          7.29         6.78          5.59
Unrealized gain (loss)                              $  (160)         (114)         (568)         (741)        (201)       (1,784)
                                                    -------         -----        ------        ------        -----        ------
FAIR VALUE LIABILITY HEDGES
Notional amount - swaps                             $   875         1,400         9,150         4,275          522        16,222
Notional amount - other                                 150           150            --            --           --           300
Weighted average receive rate (a)                      6.81%         6.46          6.67          6.26         6.66          6.55
Weighted average pay rate (a)                          1.94%         1.88          2.10          1.97         1.90          2.03
Unrealized gain (loss)                              $    15            52           493           305           46           911
                                                    =======         =====        ======        ======        =====        ======

(a) Weighted average receive and pay rates include the impact of currently effective interest rate swaps and basis swaps only and not the impact of forward-starting interest rate swaps. All of the interest rate swaps have variable pay or receive rates based on one-to-six month LIBOR, and they are the pay or receive rates in effect at June 30, 2002.

TABLE 20

RISK MANAGEMENT DERIVATIVE FINANCIAL INSTRUMENTS ACTIVITY

                                                                         Asset            Liability
(In millions)                                                           Hedges               Hedges                Total
                                                                      --------            ---------             --------
Balance, December 31, 2001                                            $ 45,199               84,129              129,328
Additions                                                               27,241               59,120               86,361
Maturities and amortizations                                            (9,883)             (29,542)             (39,425)
Terminations                                                            (1,850)              (2,435)              (4,285)
Redesignations and transfers to trading account assets                      --                  (25)                 (25)
                                                                      --------             --------             --------
BALANCE, JUNE 30, 2002                                                $ 60,707              111,247              171,954
                                                                      ========             ========             ========

WACHOVIA CORPORATION AND SUBSIDIARIES

NET INTEREST INCOME SUMMARIES

                                                            SECOND QUARTER 2002                FIRST QUARTER 2002
                                                   ----------------------------      ----------------------------
                                                                        AVERAGE                           Average
                                                             INTEREST     RATES                Interest     Rates
                                                    AVERAGE   INCOME/   EARNED/       Average   Income/   Earned/
(In millions)                                      BALANCES   EXPENSE      PAID      Balances   Expense      Paid
                                                   --------  --------   -------      --------  --------   -------
ASSETS
Interest-bearing bank balances                     $  2,613        13      2.02%     $  4,341        22      2.07%
Federal funds sold and securities
  purchased under resale agreements                  10,835        85      3.18        12,020        93      3.13
Trading account assets (a)                           16,248       186      4.57        14,703       165      4.53
Securities (a)                                       58,282       933      6.40        56,287       884      6.29
Loans (a) (b)
  Commercial
    Commercial, financial and agricultural           58,534     1,027      7.03        59,927     1,049      7.10
    Real estate - construction and other              8,115        84      4.19         8,126        86      4.28
    Real estate - mortgage                           17,310       231      5.36        17,163       238      5.61
    Lease financing                                   7,286       193     10.60         7,442       193     10.37
    Foreign                                           7,058        60      3.37         6,831        62      3.71
                                                   --------    ------                --------    ------
        Total commercial                             98,303     1,595      6.50        99,489     1,628      6.62
                                                   --------    ------                --------    ------
  Consumer
    Real estate - mortgage                           20,104       318      6.34        21,444       354      6.60
    Installment loans and vehicle leasing            36,678       664      7.25        36,131       668      7.49
                                                   --------    ------                --------    ------
        Total consumer                               56,782       982      6.93        57,575     1,022      7.16
                                                   --------    ------                --------    ------
        Total loans                                 155,085     2,577      6.66       157,064     2,650      6.82
                                                   --------    ------                --------    ------
Other earning assets                                 11,361       154      5.42        11,073       140      5.13
                                                   --------    ------                --------    ------
        Total earning assets                        254,424     3,948      6.22       255,488     3,954      6.24
                                                               ======      ====                  ======      ====
Cash and due from banks                               9,522                            10,047
Other assets                                         50,179                            49,281
                                                   --------                          --------
        Total assets                               $314,125                          $314,816
                                                   ========                          ========
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Interest-bearing deposits
  Savings and NOW accounts                           49,341       183      1.49        48,931       175      1.45
  Money market accounts                              41,451       230      2.23        38,974       271      2.82
  Other consumer time                                36,973       365      3.96        38,182       399      4.24
  Foreign                                             7,195        33      1.88         7,578        35      1.85
  Other time                                          4,804        25      1.98         6,735        35      2.17
                                                   --------    ------                --------    ------
      Total interest-bearing deposits               139,764       836      2.40       140,400       915      2.64
Federal funds purchased and securities
  sold under repurchase agreements                   31,894       229      2.88        31,940       211      2.68
Commercial paper                                      3,025         8      1.17         3,435        10      1.15
Other short-term borrowings                          10,039        63      2.51        10,550        65      2.51
Long-term debt                                       39,107       297      3.04        41,057       276      2.69
                                                   --------    ------                --------    ------
      Total interest-bearing liabilities            223,829     1,433      2.57       227,382     1,477      2.63
                                                               ======      ====                  ======      ====
  Noninterest-bearing deposits                       37,844                            37,603
  Other liabilities                                  22,877                            20,928
  Stockholders' equity                               29,575                            28,903
                                                   --------                          --------
        Total liabilities and stockholders'
          equity                                   $314,125                          $314,816
                                                   ========                          ========
Interest income and rate earned                                $3,948      6.22%                 $3,954      6.24%
Interest expense and equivalent rate paid                       1,433      2.26                   1,477      2.34
                                                               ------      ----                  ------      ----
Net interest income and margin (c)                             $2,515      3.96%                 $2,477      3.90%
                                                               ======      ====                  ======      ====

(a) Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.

(b) The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.

                FOURTH QUARTER 2001                          THIRD QUARTER 2001                         SECOND QUARTER 2001
-----------------------------------         -----------------------------------         -----------------------------------
                            Average                                     Average                                     Average
              Interest        Rates                       Interest        Rates                       Interest        Rates
 Average       Income/      Earned/          Average       Income/      Earned/         Average       Income/      Earned/
Balances       Expense         Paid         Balances       Expense         Paid         Balances       Expense         Paid
--------      --------      -------         --------      --------      -------         --------      --------      -------
$  3,333            21         2.50%        $  1,740            17         3.86%        $  2,529            29         4.57%

  11,784            99         3.32           10,031           107         4.25            8,923            99         4.41
  14,552           175         4.81           14,572           199         5.43           13,965           202         5.78
  55,708           905         6.49           50,621           877         6.93           49,931           899         7.21

  62,220         1,202         7.67           55,490         1,142         8.17           53,160         1,098         8.29
   7,919           101         5.02            4,512            66         5.88            3,193            52         6.56
  17,139           263         6.10           10,923           184         6.66            8,525           149         7.01
   7,578           199        10.51            6,441           168        10.42            6,075           157        10.29
   7,374            81         4.34            6,267            83         5.26            5,425            83         6.12
--------        ------                      --------        ------                      --------        ------
 102,230         1,846         7.17           83,633         1,643         7.80           76,378         1,539         8.08
--------        ------                      --------        ------                      --------        ------

  24,032           414         6.90           19,816           353         7.12           17,435           318         7.29
  36,577           724         7.87           29,577           637         8.57           25,399           572         9.02
--------        ------                      --------        ------                      --------        ------
  60,609         1,138         7.49           49,393           990         7.99           42,834           890         8.32
--------        ------                      --------        ------                      --------        ------
 162,839         2,984         7.29          133,026         2,633         7.87          119,212         2,429         8.17
--------        ------                      --------        ------                      --------        ------
  11,668           179         6.11            9,682           155         6.35           10,113           193         7.68
--------        ------                      --------        ------                      --------        ------
 259,884         4,363         6.68          219,672         3,988         7.23          204,673         3,851         7.54
                ======        =====                         ======        =====                         ======        =====

   9,814                                       8,357                                       7,568
  49,024                                      39,337                                      35,013
--------                                    --------                                    --------
$318,722                                    $267,366                                    $247,254
========                                    ========                                    ========

  47,527           222         1.85           41,897           259         2.46           39,640           267         2.70
  36,306           289         3.16           24,904           269         4.28           18,746           225         4.81
  40,951           484         4.69           35,484           474         5.30           33,268           477         5.76
   8,603            56         2.58            7,441            71         3.74            6,357            73         4.62
   9,043            65         2.81           10,574           110         4.13           11,587           150         5.20
--------        ------                      --------        ------                      --------        ------
 142,430         1,116         3.11          120,300         1,183         3.90          109,598         1,192         4.36

  33,028           298         3.59           26,982           332         4.87           27,128           356         5.27
   3,709            29         3.07            2,950            25         3.36            2,435            25         4.08
   9,617            45         1.86            9,870            60         2.45            9,809            73         2.98
  42,979           391         3.64           38,220           414         4.34           36,254           463         5.11
--------        ------                      --------        ------                      --------        ------
 231,763         1,879         3.22          198,322         2,014         4.04          185,224         2,109         4.57
                ======        =====                         ======        =====                         ======        =====
  37,042                                      29,918                                      27,381
  21,377                                      18,796                                      18,623
  28,540                                      20,330                                      16,026
--------                                    --------                                    --------
$318,722                                    $267,366                                    $247,254
========                                    ========                                    ========
                $4,363         6.68%                        $3,988         7.23%                        $3,851         7.54%
                 1,879         2.87                          2,014         3.65                          2,109         4.13
                ------        -----                         ------        -----                         ------        -----
                $2,484         3.81%                        $1,974         3.58%                        $1,742         3.41%
                ======        =====                         ======        =====                         ======        =====

(c) The net interest margin includes (in basis points): 39, 47, 27, 18 and 13 in the second and first quarters of 2002, and in the fourth, third and second quarters of 2001, respectively, in net interest income from hedge-related derivative transactions.

WACHOVIA CORPORATION AND SUBSIDIARIES

NET INTEREST INCOME SUMMARIES

                                                                SIX MONTHS ENDED 2002                       SIX MONTHS ENDED 2001
                                                  -----------------------------------         -----------------------------------
                                                                              AVERAGE                                     Average
                                                                INTEREST        RATES                       Interest        Rates
                                                   AVERAGE       INCOME/      EARNED/          Average       Income/      Earned/
(In millions)                                     BALANCES       EXPENSE         PAID         Balances       Expense         Paid
                                                  --------      --------      -------         --------      --------      -------
ASSETS
Interest-bearing bank balances                    $  3,472            35         2.05%        $  2,179            54         5.04%
Federal funds sold and securities
  purchased under resale agreements                 11,424           178         3.15            7,985           194         4.89
Trading account assets(a)                           15,480           351         4.55           13,642           408         6.00
Securities(a)                                       57,290         1,817         6.34           50,173         1,844         7.35
Loans(a)(b)
  Commercial
    Commercial, financial and agricultural          59,227         2,076         7.07           53,286         2,228         8.43
    Real estate - construction and other             8,120           170         4.23            3,212           114         7.16
    Real estate - mortgage                          17,237           469         5.49            8,858           329         7.50
    Lease financing                                  7,364           386        10.48            6,080           318        10.46
    Foreign                                          6,945           122         3.54            5,385           175         6.56
                                                  --------        ------                      --------        ------
        Total commercial                            98,893         3,223         6.56           76,821         3,164         8.30
                                                  --------        ------                      --------        ------
  Consumer
    Real estate - mortgage                          20,771           672         6.47           17,522           649         7.41
    Installment loans and vehicle leasing           36,405         1,332         7.37           25,186         1,152         9.22
                                                  --------        ------                      --------        ------
        Total consumer                              57,176         2,004         7.04           42,708         1,801         8.47
                                                  --------        ------                      --------        ------
        Total loans                                156,069         5,227         6.74          119,529         4,965         8.36
                                                  --------        ------                      --------        ------
Other earning assets                                11,218           294         5.28           10,691           443         8.35
                                                  --------        ------                      --------        ------
        Total earning assets                       254,953         7,902         6.23          204,199         7,908         7.78
                                                                  ======        =====                         ======        =====
Cash and due from banks                              9,783                                       7,658
Other assets                                        49,732                                      34,510
                                                  --------                                    --------
        Total assets                              $314,468                                    $246,367
                                                  ========                                    ========
LIABILITIES AND
  STOCKHOLDERS' EQUITY
  Interest-bearing deposits
    Savings and NOW accounts                        49,137           358         1.47           39,200           531         2.73
    Money market accounts                           40,219           501         2.51           18,346           425         4.67
    Other consumer time                             37,575           764         4.10           33,857           983         5.86
    Foreign                                          7,385            68         1.87            6,603           167         5.12
    Other time                                       5,765            60         2.09           11,911           339         5.75
                                                  --------        ------                      --------        ------
      Total interest-bearing deposits              140,081         1,751         2.52          109,917         2,445         4.49
Federal funds purchased and securities
  sold under repurchase agreements                  31,917           440         2.78           26,072           734         5.68
Commercial paper                                     3,229            18         1.16            2,487            58         4.71
Other short-term borrowings                         10,291           128         2.51            9,695           155         3.21
Long-term debt                                      40,077           573         2.86           36,442         1,040         5.71
                                                  --------        ------                      --------        ------
      Total interest-bearing liabilities           225,595         2,910         2.60          184,613         4,432         4.83
                                                                  ======        =====                         ======        =====
Noninterest-bearing deposits                        37,724                                      27,213
Other liabilities                                   21,908                                      18,604
Stockholders' equity                                29,241                                      15,937
                                                  --------                                    --------
      Total liabilities and stockholders'
        equity                                    $314,468                                    $246,367
                                                  ========                                    ========
Interest income and rate earned                                   $7,902         6.23%                        $7,908         7.78%
Interest expense and equivalent rate paid                          2,910         2.30                          4,432         4.36
                                                                  ------        -----                         ------        -----
Net interest income and margin(c)                                 $4,992         3.93%                        $3,476         3.42%
                                                                  ======        =====                         ======        =====

(a) Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.

(b) The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.

(c) The net interest margin includes (in basis points): 43 and 14 for the six months ended June 30, 2002, and June 30, 2001, respectively, related to net interest income from hedge-related derivative transactions.

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENT OF INCOME

                                                      THREE MONTHS ENDED JUNE 30, 2002               SIX MONTHS ENDED JUNE 30, 2002
                                               ---------------------------------------     ----------------------------------------
                                                            NET MERGER-                                 NET MERGER-
                                                                RELATED                                     RELATED
                                                                    AND                                         AND
                                               OPERATING  RESTRUCTURING             AS     OPERATING  RESTRUCTURING              AS
(In millions)                                   EARNINGS        CHARGES       REPORTED      EARNINGS        CHARGES        REPORTED
                                               ---------  -------------       --------     ---------  -------------        --------
Net interest income                               $2,461             --          2,461         4,887             --           4,887
Provision for loan losses                            397             --            397           736             --             736
                                                  ------           ----          -----         -----           ----          ------
Net interest income after
  provision for loan losses                        2,064             --          2,064         4,151             --           4,151
                                                  ------           ----          -----         -----           ----          ------
Fee and other income
    Asset sales and securitization                    63             --             63           156             --             156
    Other fee and other income                     2,047             --          2,047         3,981             --           3,981
                                                  ------           ----          -----         -----           ----          ------
        Total fee and other income                 2,110             --          2,110         4,137             --           4,137
                                                  ------           ----          -----         -----           ----          ------
Noninterest expense
  Merger-related and
    restructuring charges
      Personnel and employee
        termination benefits                          --              7              7            --             44              44
      Occupancy and equipment                         --             62             62            --            103             103
      Gain on regulatory-mandated
        branch sales                                  --             --             --            --           (121)           (121)
      Contract cancellations and
        system conversions                            --             51             51            --             69              69
      Advertising                                     --              7              7            --              7               7
      Other                                           --             16             16            --             33              33
                                                  ------           ----          -----         -----           ----          ------
        Net merger-related and
          restructuring charges                       --            143            143            --            135             135
  Other noninterest expense                        2,764             --          2,764         5,541             --           5,541
                                                  ------           ----          -----         -----           ----          ------
        Total noninterest expense                  2,764            143          2,907         5,541            135           5,676
                                                  ------           ----          -----         -----           ----          ------
Income before income taxes (benefits)              1,410           (143)         1,267         2,747           (135)          2,612
Income taxes (benefits)                              453            (54)           399           882            (51)            831
                                                  ------           ----          -----         -----           ----          ------
        Net income                                   957            (89)           868         1,865            (84)          1,781
Dividends on preferred stock                           6             --              6            12             --              12
                                                  ------           ----          -----         -----           ----          ------
        Net income available to
          common stockholders                     $  951            (89)           862         1,853            (84)          1,769
                                                  ======           ====          =====         =====           ====          ======

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATING EARNINGS (a)

                                                                              2002                                   2001
                                                              --------------------      ---------------------------------
                                                               SECOND        First       Fourth        Third       Second
(In millions)                                                 QUARTER      Quarter      Quarter      Quarter      Quarter
                                                              -------      -------      -------      -------      -------
INTEREST INCOME
Interest and fees on loans                                    $ 2,563        2,637        2,970        2,621        2,420
Interest and dividends on securities                              906          856          876          852          881
Trading account interest                                          173          155          166          192          198
Other interest income                                             252          255          299          279          321
                                                              -------       ------       ------       ------       ------
        Total interest income                                   3,894        3,903        4,311        3,944        3,820
                                                              -------       ------       ------       ------       ------
INTEREST EXPENSE
Interest on deposits                                              836          915        1,116        1,183        1,192
Interest on short-term borrowings                                 300          286          372          417          454
Interest on long-term debt                                        297          276          391          414          463
                                                              -------       ------       ------       ------       ------
        Total interest expense                                  1,433        1,477        1,879        2,014        2,109
                                                              -------       ------       ------       ------       ------
Net interest income                                             2,461        2,426        2,432        1,930        1,711
Provision for loan losses                                         397          339          381          244          223
                                                              -------       ------       ------       ------       ------
Net interest income after provision for loan losses             2,064        2,087        2,051        1,686        1,488
                                                              -------       ------       ------       ------       ------
FEE AND OTHER INCOME
Service charges and fees                                          661          661          672          541          486
Commissions                                                       481          464          448          356          389
Fiduciary and asset management fees                               466          477          478          400          384
Advisory, underwriting and other investment banking fees          225          240          223          177          238
Principal investing                                               (42)         (90)         (21)        (585)         (58)
Other income                                                      319          275          260          147          190
                                                              -------       ------       ------       ------       ------
        Total fee and other income                              2,110        2,027        2,060        1,036        1,629
                                                              -------       ------       ------       ------       ------
NONINTEREST EXPENSE
Salaries and employee benefits                                  1,646        1,663        1,663        1,374        1,363
Occupancy                                                         194          195          210          176          155
Equipment                                                         231          226          247          214          198
Advertising                                                        25           19           21           15           11
Communications and supplies                                       132          134          142          117          111
Professional and consulting fees                                   96           88          113           79           69
Goodwill and other intangible amortization                        161          168          251          117           77
Sundry expense                                                    279          284          295          218          185
                                                              -------       ------       ------       ------       ------
        Total noninterest expense                               2,764        2,777        2,942        2,310        2,169
                                                              -------       ------       ------       ------       ------
Income before income taxes                                      1,410        1,337        1,169          412          948
Income taxes                                                      453          429          370          114          299
                                                              -------       ------       ------       ------       ------
        Net operating earnings                                $   957          908          799          298          649
                                                              =======       ======       ======       ======       ======

(a) Operating earnings exclude net merger-related, restructuring and other charges.

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATING EARNINGS (a)

                                                                                  SIX MONTHS ENDED
                                                                                          JUNE 30,
                                                                        --------------------------
(In millions)                                                              2002               2001
                                                                        -------             ------
INTEREST INCOME
Interest and fees on loans                                              $ 5,200              4,946
Interest and dividends on securities                                      1,762              1,806
Trading account interest                                                    328                402
Other interest income                                                       507                691
                                                                        -------             ------
        Total interest income                                             7,797              7,845
                                                                        -------             ------
INTEREST EXPENSE
Interest on deposits                                                      1,751              2,445
Interest on short-term borrowings                                           586                947
Interest on long-term debt                                                  573              1,040
                                                                        -------             ------
        Total interest expense                                            2,910              4,432
                                                                        -------             ------
Net interest income                                                       4,887              3,413
Provision for loan losses                                                   736                442
                                                                        -------             ------
Net interest income after provision for loan losses                       4,151              2,971
                                                                        -------             ------
FEE AND OTHER INCOME
Service charges and fees                                                  1,322                954
Commissions                                                                 945                764
Fiduciary and asset management fees                                         943                765
Advisory, underwriting and other investment banking fees                    465                436
Principal investing                                                        (132)              (101)
Other income                                                                594                357
                                                                        -------             ------
        Total fee and other income                                        4,137              3,175
                                                                        -------             ------
NONINTEREST EXPENSE
Salaries and employee benefits                                            3,309              2,692
Occupancy                                                                   389                318
Equipment                                                                   457                403
Advertising                                                                  44                 20
Communications and supplies                                                 266                221
Professional and consulting fees                                            184                142
Goodwill and other intangible amortization                                  329                155
Sundry expense                                                              563                356
                                                                        -------             ------
        Total noninterest expense                                         5,541              4,307
                                                                        -------             ------
Income before income taxes                                                2,747              1,839
Income taxes                                                                882                580
                                                                        -------             ------
        Net operating earnings                                          $ 1,865              1,259
                                                                        =======             ======

(a) Operating earnings exclude net merger-related, restructuring and other charges.

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

                                                                                   2002                                      2001
                                                                -----------------------      ------------------------------------
                                                                   SECOND         First        Fourth         Third        Second
(In millions, except per share data)                              QUARTER       Quarter       Quarter       Quarter       Quarter
                                                                ---------      --------      --------      --------      --------
ASSETS
Cash and due from banks                                         $  10,668        10,038        13,917        10,051         8,665
Interest-bearing bank balances                                      2,269         3,356         6,875         2,128         1,666
Federal funds sold and securities purchased under
  resale agreements (carrying amount of collateral held
  $5,300 at June 30, 2002, $3,571 repledged)                       11,541        13,154        13,919         9,354         9,161
                                                                ---------      --------      --------      --------      --------
        Total cash and cash equivalents                            24,478        26,548        34,711        21,533        19,492
                                                                ---------      --------      --------      --------      --------
Trading account assets                                             34,570        28,227        25,386        26,763        23,181
Securities                                                         60,999        57,382        58,467        56,929        48,055
Loans, net of unearned income                                     158,800       162,294       163,801       169,680       122,492
  Allowance for loan losses                                        (2,951)       (2,986)       (2,995)       (3,039)       (1,760)
                                                                ---------      --------      --------      --------      --------
        Loans, net                                                155,849       159,308       160,806       166,641       120,732
                                                                ---------      --------      --------      --------      --------
Premises and equipment                                              5,494         5,596         5,719         5,775         4,852
Due from customers on acceptances                                   1,105           888           745           796           856
Goodwill                                                           10,728        10,728        10,616        10,496         3,476
Intangible assets                                                   1,827         1,988         2,156         2,441           149
Other assets                                                       29,623        29,188        31,846        34,523        25,148
                                                                ---------      --------      --------      --------      --------
        Total assets                                            $ 324,673       319,853       330,452       325,897       245,941
                                                                =========      ========      ========      ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits                                     39,558        39,323        43,464        36,382        29,633
  Interest-bearing deposits                                       141,105       140,710       143,989       144,167       108,934
                                                                ---------      --------      --------      --------      --------
        Total deposits                                            180,663       180,033       187,453       180,549       138,567
Short-term borrowings                                              46,109        46,559        44,385        44,303        34,754
Bank acceptances outstanding                                        1,110           892           762           798           859
Trading account liabilities                                        14,108        10,261        11,437        10,084         7,907
Other liabilities                                                  14,380        13,387        16,227        18,424        11,650
Long-term debt                                                     37,931        39,936        41,733        43,233        36,060
                                                                ---------      --------      --------      --------      --------
        Total liabilities                                         294,301       291,068       301,997       297,391       229,797
                                                                ---------      --------      --------      --------      --------
STOCKHOLDERS' EQUITY
Dividend Equalization Preferred shares, no par value,
  97 million shares issued and outstanding at June 30, 2002             5            11            17            --            --
Common stock, $3.33-1/3 par value; authorized 3 billion
  shares, outstanding 1.371 billion shares at June 30, 2002         4,570         4,559         4,539         4,537         3,264
Paid-in capital                                                    18,086        17,989        17,911        17,835         6,345
Retained earnings                                                   6,676         6,136         5,551         5,139         6,627
Accumulated other comprehensive income, net                         1,035            90           437           995           (92)
                                                                ---------      --------      --------      --------      --------
        Total stockholders' equity                                 30,372        28,785        28,455        28,506        16,144
                                                                ---------      --------      --------      --------      --------
        Total liabilities and stockholders' equity              $ 324,673       319,853       330,452       325,897       245,941
                                                                =========      ========      ========      ========      ========

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                                                                                2002                                   2001
                                                                --------------------      ---------------------------------
                                                                 SECOND        First       Fourth        Third       Second
(In millions, except per share data)                            QUARTER      Quarter      Quarter      Quarter      Quarter
                                                                -------      -------      -------      -------      -------
INTEREST INCOME
Interest and fees on loans                                      $ 2,563        2,637        2,970        2,621        2,420
Interest and dividends on securities                                906          856          876          852          881
Trading account interest                                            173          155          166          192          198
Other interest income                                               252          255          299          279          321
                                                                -------       ------       ------       ------       ------
        Total interest income                                     3,894        3,903        4,311        3,944        3,820
                                                                -------       ------       ------       ------       ------
INTEREST EXPENSE
Interest on deposits                                                836          915        1,116        1,183        1,192
Interest on short-term borrowings                                   300          286          372          417          454
Interest on long-term debt                                          297          276          391          414          463
                                                                -------       ------       ------       ------       ------
        Total interest expense                                    1,433        1,477        1,879        2,014        2,109
                                                                -------       ------       ------       ------       ------
Net interest income                                               2,461        2,426        2,432        1,930        1,711
Provision for loan losses                                           397          339          381        1,124          223
                                                                -------       ------       ------       ------       ------
Net interest income after provision for loan losses               2,064        2,087        2,051          806        1,488
                                                                -------       ------       ------       ------       ------
FEE AND OTHER INCOME
Service charges and fees                                            661          661          672          541          486
Commissions                                                         481          464          448          356          389
Fiduciary and asset management fees                                 466          477          478          400          384
Advisory, underwriting and other investment banking fees            225          240          223          177          238
Principal investing                                                 (42)         (90)         (21)        (585)         (58)
Other income                                                        319          275          260          143          191
                                                                -------       ------       ------       ------       ------
        Total fee and other income                                2,110        2,027        2,060        1,032        1,630
                                                                -------       ------       ------       ------       ------
NONINTEREST EXPENSE
Salaries and employee benefits                                    1,646        1,663        1,663        1,374        1,400
Occupancy                                                           194          195          210          176          180
Equipment                                                           231          226          247          214          207
Advertising                                                          25           19           21           15           16
Communications and supplies                                         132          134          142          117          111
Professional and consulting fees                                     96           88          113           79           84
Goodwill and other intangible amortization                          161          168          251          117           77
Merger-related and restructuring charges                            143           (8)          88           85          (69)
Sundry expense                                                      279          284          295          218          191
                                                                -------       ------       ------       ------       ------
        Total noninterest expense                                 2,907        2,769        3,030        2,395        2,197
                                                                -------       ------       ------       ------       ------
Income (loss) before income taxes (benefits)                      1,267        1,345        1,081         (557)         921
Income taxes (benefits)                                             399          432          345         (223)         288
                                                                -------       ------       ------       ------       ------
        Net income (loss)                                           868          913          736         (334)         633
Dividends on preferred stock                                          6            6            6           --           --
                                                                -------       ------       ------       ------       ------
        Net income (loss) available to common stockholders      $   862          907          730         (334)         633
                                                                =======       ======       ======       ======       ======
PER COMMON SHARE DATA
Basic earnings                                                  $  0.63         0.67         0.54        (0.31)        0.65
Diluted earnings                                                   0.63         0.66         0.54        (0.31)        0.64
Cash dividends                                                  $  0.24         0.24         0.24         0.24         0.24
AVERAGE COMMON SHARES
Basic                                                             1,360        1,355        1,352        1,094          969
Diluted                                                           1,375        1,366        1,363        1,105          978
                                                                =======       ======       ======       ======       ======

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

                                                                                        SIX MONTHS ENDED
                                                                                                JUNE 30,
                                                                           -----------------------------
(In millions, except per share data)                                          2002                  2001
                                                                           -------                ------
INTEREST INCOME
Interest and fees on loans                                                 $ 5,200                 4,946
Interest and dividends on securities                                         1,762                 1,806
Trading account interest                                                       328                   402
Other interest income                                                          507                   691
                                                                           -------                ------
        Total interest income                                                7,797                 7,845
                                                                           -------                ------
INTEREST EXPENSE
Interest on deposits                                                         1,751                 2,445
Interest on short-term borrowings                                              586                   947
Interest on long-term debt                                                     573                 1,040
                                                                           -------                ------
        Total interest expense                                               2,910                 4,432
                                                                           -------                ------
Net interest income                                                          4,887                 3,413
Provision for loan losses                                                      736                   442
                                                                           -------                ------
Net interest income after provision for loan losses                          4,151                 2,971
                                                                           -------                ------
FEE AND OTHER INCOME
Service charges and fees                                                     1,322                   954
Commissions                                                                    945                   764
Fiduciary and asset management fees                                            943                   765
Advisory, underwriting and other investment banking fees                       465                   436
Principal investing                                                           (132)                 (101)
Other income                                                                   594                   386
                                                                           -------                ------
        Total fee and other income                                           4,137                 3,204
                                                                           -------                ------
NONINTEREST EXPENSE
Salaries and employee benefits                                               3,309                 2,773
Occupancy                                                                      389                   344
Equipment                                                                      457                   418
Advertising                                                                     44                    30
Communications and supplies                                                    266                   221
Professional and consulting fees                                               184                   167
Goodwill and other intangible amortization                                     329                   155
Merger-related and restructuring charges                                       135                   (67)
Sundry expense                                                                 563                   365
                                                                           -------                ------
        Total noninterest expense                                            5,676                 4,406
                                                                           -------                ------
Income before income taxes                                                   2,612                 1,769
Income taxes                                                                   831                   552
                                                                           -------                ------
        Net income                                                           1,781                 1,217
Dividends on preferred stock                                                    12                    --
                                                                           -------                ------
        Net income available to common stockholders                        $ 1,769                 1,217
                                                                           =======                ======
PER COMMON SHARE DATA
Basic earnings                                                             $  1.30                  1.24
Diluted earnings                                                              1.29                  1.23
Cash dividends                                                             $  0.48                  0.48
AVERAGE COMMON SHARES
Basic                                                                        1,357                   969
Diluted                                                                      1,370                   977
                                                                           =======                ======

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                               SIX MONTHS ENDED
                                                                                                                       JUNE 30,
                                                                                                   ----------------------------
(In millions)                                                                                          2002                2001
                                                                                                   --------             -------
OPERATING ACTIVITIES
Net income                                                                                         $  1,781               1,217
Adjustments to reconcile net income to net cash provided (used) by operating activities
  Accretion and amortization of securities discounts and premiums, net                                   (4)                101
  Provision for loan losses                                                                             736                 442
  Securitization gains                                                                                 (156)                (24)
  Gain on sale of mortgage servicing rights                                                             (33)                (28)
  Securities transactions                                                                               (52)                 16
  Depreciation, goodwill and other amortization                                                         810                 560
  Trading account assets, net                                                                        (9,184)             (1,723)
  Mortgage loans held for resale                                                                      1,034              (1,155)
  Loss on sales of premises and equipment                                                                 3                   9
  Other assets, net                                                                                     541               3,430
  Trading account liabilities, net                                                                    2,671                 432
  Other liabilities, net                                                                             (1,110)             (1,126)
                                                                                                   --------             -------
        Net cash provided (used) by operating activities                                             (2,963)              2,151
                                                                                                   --------             -------
INVESTING ACTIVITIES
Increase (decrease) in cash realized from
  Sales of securities                                                                                15,906               4,504
  Maturities of securities                                                                            6,078               3,441
  Purchases of securities                                                                           (21,788)             (5,681)
  Origination of loans, net                                                                           2,337                 211
  Sales of premises and equipment                                                                        85                  47
  Purchases of premises and equipment                                                                  (226)               (222)
  Goodwill and other intangible assets, net                                                            (112)               (114)
  Purchase of bank-owned separate account life insurance                                                (96)                (47)
  Cash equivalents acquired, net of purchases of banking organizations                                   --                 (13)
                                                                                                   --------             -------
        Net cash provided by investing activities                                                     2,184               2,126
                                                                                                   --------             -------
FINANCING ACTIVITIES
Increase (decrease) in cash realized from
  Sales of deposits, net                                                                             (6,790)             (4,101)
  Securities sold under repurchase agreements and other short-term borrowings, net                    1,724              (4,694)
  Issuances of long-term debt                                                                           717               7,511
  Payments of long-term debt                                                                         (4,519)             (7,260)
  Sales of common stock                                                                                  82                  14
  Purchases of common stock                                                                              --                (169)
  Cash dividends paid                                                                                  (668)               (471)
                                                                                                   --------             -------
        Net cash used by financing activities                                                        (9,454)             (9,170)
                                                                                                   --------             -------
        Decrease in cash and cash equivalents                                                       (10,233)             (4,893)
        Cash and cash equivalents, beginning of year                                                 34,711              24,385
                                                                                                   --------             -------
        Cash and cash equivalents, end of period                                                   $ 24,478              19,492
                                                                                                   ========             =======
NONCASH ITEMS
Transfer to securities from loans                                                                  $  2,041                  95
Transfer to securities from other assets                                                                 --                 908
Transfer to other assets from trading account assets                                                     --                 201
Transfer to other assets from loans, net                                                           $     (1)                221
                                                                                                   ========             =======